Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

DATED AS OF DECEMBER 31, 2007

AMONG

ABX HOLDINGS, INC.,

ABX AIR, INC.

AND

CHI ACQUISITION CORP.,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

SUNTRUST BANK,

AS ADMINISTRATIVE AGENT,

REGIONS BANK,

AS SYNDICATION AGENT

AND

FIFTH THIRD BANK,

AND

MERRILL LYNCH COMMERCIAL FINANCE CORP.,

AS CO-DOCUMENTATION AGENTS

SUNTRUST ROBINSON HUMPHREY, INC.

as Joint Lead Arranger and Sole Bookrunner

REGIONS CAPITAL MARKETS, A DIVISION OF REGIONS BANK

as Joint Lead Arranger

ANNEXES:

1.1A	Commitments and Addresses
3.1	Part I – Existing Cargo Letters of Credit
Part II – Existing ABX Letters of Credit
7.3	No Violation
7.11	Taxes
7.13	Subsidiaries
7.15	Environmental Matters
7.16	Real Property
7.20	Insurance
7.22	Material Contracts
9.3(d)	Existing Liens
9.4(d)	Existing Indebtedness
9.5(d)	Existing Investments
9.8	Affiliate Transactions

EXHIBITS:

A	Form of Intercreditor Agreement
B	Form of Subordinated Debt Documents
C	Form of Notice of Borrowing
D-1	Form of Term Note
D-2	Form of Revolving Note
E	Form of Assignment Agreement
F	Form of Letter of Credit Request
G	Form of Exemption Certificate
H-1	Form of Opinion of Vorys, Sater, Seymour and Pease LLP, counsel to Holdings and its Subsidiaries
H-2	Form of Opinion of W. Joseph Payne, Esq., General Counsel of Holdings, ABX and all of the Subsidiaries of ABX
H-3	Form of Opinion of Greenberg Traurig, P.A., local Florida counsel for CHI and its Subsidiaries
H-4	Form of Opinion of Daugherty, Fowler, Peregrin, Haught & Jenson, P.C., special FAA counsel to ABX and its Subsidiaries
H-5	Form of Opinion of George Golder, General Counsel of the Target and its Subsidiaries
H-6	Form of Opinion of McAfee & Taft, special FAA counsel to the Target and its Subsidiaries
H-7	Form of Opinion of Jones Vargas, special counsel to Air Transport International Limited Liability Company
I	Form of Closing Certificate
J	Form of Guarantee and Collateral Agreement
K	Form of Solvency Certificate
L	Form of Compliance Certificate
M	Form of Acknowledgment and Agreement

v

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of December 31, 2007, among ABX AIR, INC., a Delaware corporation (“ABX”), CHI ACQUISITION CORP., a Florida corporation (“CHI”; together with ABX, each a “Borrower” and collectively the “Borrowers”), ABX HOLDINGS, INC., a Delaware corporation (“Holdings”), the lending and other financial institutions listed from time to time on Annex 1.1A hereto (each a “Lender” and, collectively, the “Lenders”) and SUNTRUST BANK, as administrative agent (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, all capitalized terms used herein and defined in Section 1 are used herein as so defined.

W I T N E S S E T H:

WHEREAS, Holdings and CHI have entered into that certain Stock Purchase Agreement dated as of November 1, 2007 (together with all Exhibits, Annexes, ABX Disclosure Schedules and Cargo Disclosure Schedules attached thereto or delivered in connection therewith, the “Purchase Agreement”), among CHI, Holdings, Cargo Holdings International, Inc., a Florida corporation (the “Target”) and the significant shareholders named therein, pursuant to which CHI will acquire all or substantially all of the capital stock (including options and warrants to acquire such capital stock of the Target) (the “Acquisition”);

WHEREAS, in connection with the Acquisition, the Borrowers intend to refinance (a) that certain Credit Agreement, dated as of May 16, 2007, among the Target, the several lenders from time to time parties thereto and SunTrust Bank as administrative agent (the “Existing Cargo Holdings Credit Agreement”), (b) that certain Credit Agreement dated as of March 31, 2004 among ABX, the several lenders from time to time parties thereto and JPMorgan Chase Bank, NA (successor to Bank One, NA) (the “Existing ABX Credit Agreement”), and (c) certain other obligations (collectively, the “Refinancing”);

WHEREAS, in order to facilitate the refinancing of the Existing Cargo Holdings Credit Agreement and to provide for the payment of cash consideration to be paid to the Sellers, CHI will, on the Closing Date, make a loan to the Target in the principal amount of $230,440,659.29 (the “Cargo Holdings Intercompany Loan”), which loan shall be evidenced by a promissory note (the “Cargo Holdings Intercompany Note”) pledged to the Administrative Agent as security for the Obligations;

WHEREAS, the Borrowers have requested that the Lenders make available to the Borrowers (i) the Term Facility in the aggregate principal amount of $270,000,000 and (ii) the Revolving Facility in the aggregate principal amount of $75,000,000, in each case to provide funding for the purposes set forth in Section 8.9;

NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth, the parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS AND RULES OF INTERPRETATION

Section 1.1. Definitions. As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires.

“ABX” shall have the meaning provided in the introductory paragraph of this Agreement.

“ABX Air Senior Subordinated Notes” has the meaning given such term in the Securities Purchase Agreement, and in any event includes each of the senior subordinated notes issued by ABX pursuant to the terms of the Securities Purchase Agreement.

“ABX Holdings Senior Subordinated Convertible Notes” has the meaning given such term in the Securities Purchase Agreement, and in any event includes each of the senior subordinated convertible notes issued by Holdings pursuant to the terms of the Securities Purchase Agreement.

“ACMI Service Agreement” shall mean the ACMI Service Agreement dated as of August 15, 2003 between Airborne, Inc. (now DHL Network Operations (USA), Inc.) and ABX, as amended by that certain letter agreement dated April 27, 2004 between such parties.

“Acquisition” shall have the meaning provided in the recitals to this Agreement.

“Adjustment Date” shall be as defined in the Applicable Margin.

“Administrative Agent” shall have the meaning provided in the introductory paragraph of this Agreement and shall include any successor to the Administrative Agent appointed pursuant to Section 11.9.

“Aeronavali Aircraft” shall mean, collectively (a) that certain Boeing 767-200, serial number 22317, FAA registration number N315AA, (b) GE engine type CF6-80A, serial number 580261 and (c) GE engine type CF6-80A, serial number 580251, in each case in the possession of Alenia Aeronavali S.p.A.

“Affiliate” shall mean, as to any Person, (a) any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person or (b) any Person who is a director, officer, shareholder, member or partner (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in the preceding clause (a). For purposes of this definition, “control” of a Person shall mean the power, directly or indirectly, either to (i) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (ii) direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agreement” shall mean this Credit Agreement.

“Aircraft” shall mean all aircraft of the Borrowers or their Subsidiaries now or hereafter owned, leased or used in their business for the transportation of passengers and/or cargo and all related components, parts and property used in the operation of the aircraft which are attached to, connected with or located on such aircraft (including, without limitation, all Engines installed on an Aircraft, all galleys, seats, instruments, avionics, electronics, equipment, parts, attachments, APUs and accessories).

“Anticipated Reinvestment Amount” shall mean, with respect to any Reinvestment Election, the amount specified in the Reinvestment Notice delivered by either of the Borrowers in connection therewith as the amount of the Net Cash Proceeds from the related Asset Sale or Recovery Event that such Borrower intends to use to purchase, construct, convert, improve or otherwise acquire Reinvestment Assets.

“Applicable Margin” shall mean, for each Type and category of Loan, the rate per annum set forth under the relevant column heading and opposite the relevant category below:

Level	First Lien Leverage Ratio	Applicable Margin for Eurodollar Rate Loans	Applicable Margin for Base Rate Loans	Commitment Fee for Revolver
I	Greater than or equal to 2.50x	3.00%	1.75%	0.50%
II	Less than 2.50x but greater than or equal to 2.00x	2.625%	1.375%	0.375%
III	Less than 2.00x but greater than or equal to 1.50x	2.25%	1.125%	0.30%
IV	Less than 1.50x but greater than or equal to 1.00x	2.00%	1.00%	0.25%
V	Less than 1.00x	1.75%	0.75%	0.20%

For the purposes hereof, changes in the Applicable Margin resulting from changes in the First Lien Leverage Ratio shall become effective on the date (the “Adjustment Date”) that is three Business Days after the date on which financial statements are delivered to the Lenders pursuant to Section 8.1 and shall remain in effect until the next change to be effected pursuant to this paragraph; provided, that the foregoing is subject in all events to the last paragraph of Section 8.1(c). If any financial statements referred to above are not delivered within the time periods specified in Section 8.1, then, until the date that is three Business Days after the date on which such financial statements are delivered, the highest rate set forth in each column of the table above shall apply. Each determination of the First Lien Leverage Ratio pursuant to the above table shall be made in a manner consistent with the determination thereof pursuant to Section 9.13. Notwithstanding the foregoing, the Applicable Margin from the Closing Date until the third Business Day after the Borrowers deliver the required financial statements Section 8.1 for the Fiscal Quarter ending March 31, 2008 shall be at Level I.

“Approved Fund” shall mean (a) a CLO and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“APU” shall mean (i) any auxiliary power unit described and listed by manufacturer’s serial number and currently installed on any Aircraft whether or not thereafter installed on such Aircraft or any other Aircraft from time to time; (ii) any auxiliary power unit which may from time to time be substituted for any auxiliary power unit leased hereunder; and (iii) in each case set forth in clauses (i) and (ii) hereof, with any and all parts incorporated in or installed on or attached to any such auxiliary power unit and any and all parts removed therefrom so long as title thereto shall remain vested in the Borrowers or their Subsidiaries after removal from any such auxiliary power unit.

“Asset Sale” shall mean the sale, transfer or other disposition by either of the Borrowers or any of their Subsidiaries of any asset or property to any Person other than such Borrower or such Subsidiary (other than (i) sales, transfers or other dispositions of inventory or equipment in the Ordinary Course of Business, (ii) sales of assets pursuant to Section 9.9 (including any sale and leaseback of assets) and (iii) sales pursuant to Section 9.2(i)).

“Authorized Officer” shall mean, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president or one of its vice presidents (or the equivalent thereof), and such Person’s chief financial officer or treasurer.

“Aviation Authority” shall mean, with respect to any Aircraft or Engine, the FAA or (if the jurisdiction of registration of such Aircraft or Engine ceases to be the United States of America) the authority and/or Governmental Authority which, under the laws of the jurisdiction of registration, from time to time (i) has control or supervision of civil aviation, or (ii) has jurisdiction over registration, airworthiness or operation of such Aircraft or Engine.

“Bankruptcy Code” shall have the meaning provided in Section 10.5.

“Base Rate” shall mean, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1%. For purposes hereof: “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in Atlanta, Georgia, and “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate, for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms hereof, the Base Rate shall be determined without regard to clause (b) of the first sentence of this definition, as appropriate, until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loans” shall mean Loans the rate of interest applicable to which is based upon the Base Rate.

“Borrower(s)” shall have the meaning provided in the introductory paragraph of this Agreement.

“Borrowing” shall mean the incurrence of one Type of Loan pursuant to a single Facility by the Borrowers from all of the Lenders having Commitments with respect to such Facility on a pro rata basis on a given date (or resulting from conversions on a given date), having in the case of Eurodollar Rate Loans the same Interest Period; provided that Base Rate Loans incurred pursuant to Section 2.10(b) shall be considered part of any related Borrowing of Eurodollar Rate Loans.

“Business Day” shall mean (i) for all purposes other than as covered by clause (ii) below, any day excluding Saturday, Sunday and any day which shall be in Atlanta, Georgia or the City of New York a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Rate Loans, any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the interbank Eurodollar market.

“Buyers” shall have the meaning ascribed to such term in the Securities Purchase Agreement.

“Cape Town Convention” shall mean the Convention on International Interests in Mobile Equipment, and its Protocol on Matters Specific to Aircraft Equipment.

“CapEx Ratio” shall mean, at any date of determination, the ratio of (i) Consolidated EBITDA of Holdings and its Subsidiaries for the Test Period ending on or immediately preceding such date of determination to (ii) the aggregate Capital Expenditures made by Holdings and its Subsidiaries during such Test Period.

“Capital Expenditures” shall mean, for any period, expenditures (including the aggregate amount of Capitalized Lease Obligations required to be paid during such period) incurred by any Person to acquire or construct fixed assets, plant and equipment (including renewals, improvements, replacements, and Maintenance Capital Expenditures) during such period, which would be required to be capitalized on the balance sheet of such Person in accordance with GAAP; provided, however, that non-refundable deposits made in respect of any such expenditures shall in any event be deemed to be Capital Expenditures.

“Capital Lease” as applied to any Person shall mean any lease of (or arrangement conveying the right to use) any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is classified and accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest.

“Capitalized Lease Obligations” shall mean all obligations under Capital Leases of the Borrowers and their Subsidiaries, in each case, taken at the amount thereof accounted for as liabilities in accordance with GAAP.

“Cargo Holdings Intercompany Loan” shall have the meaning provided in the recitals hereto.

“Cargo Holdings Intercompany Loan Documents” shall mean the Cargo Holdings Intercompany Note and each other agreement, instrument or document executed in connection therewith.

“Cargo Holdings Intercompany Note” shall have the meaning provided in the recitals hereto.

“Cash Equivalents” shall mean (i) direct obligations of the United States or any agency thereof with the full faith and credit of the United States government, or obligations guaranteed by the United States government or any agency thereof with the full faith and credit of the United States government, and for Subsidiaries under jurisdictions outside of the United States, direct obligations of the government of the country in which such foreign subsidiary is located or any agency thereof with the full faith and credit of the United States government, or obligations guaranteed by such foreign government or any agency thereof with the full faith and credit of the United States government, (ii) time deposits, including certificates of deposit, repurchase agreements, bankers acceptances and Eurodollar time deposits issued by any office of any bank or trust company, provided in each case that such investment matures within one year from the date of acquisition thereof, (iii) demand deposits made in the Ordinary Course of Business, (iv) commercial paper rated in either of the two highest grades by a nationally recognized credit rating agency, (v) money market funds whose investments consist substantially of the foregoing, and (vi) any security rated at least A3 by Moody’s or A- by Standard & Poor’s with a maximum maturity of 18 months and an average maturity for all such securities of not more than 12 months.

“Cash Proceeds” shall mean, with respect to any Asset Sale or any Recovery Event, the aggregate cash payments (including any cash received by way of deferred payment pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise issued in connection with such Asset Sale or Recovery Event, other than the portion of such deferred payment constituting interest, but only as and when so received) received by either Borrower and/or any Subsidiary from such Asset Sale or Recovery Event.

“Certified Air Carrier” shall mean, as to any Person, an air carrier holding a certificate issued by the FAA pursuant to Section 44705 of Title 49 of the United States Code or any other Federal Aviation Laws.

“Change in Control” shall mean, at any time, (i) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended (the “1934 Act”)) (a) shall have acquired, directly or indirectly, beneficial or record ownership (within the meaning of Rule 13d-3 under the 1934 Act) of 30% or more on a fully diluted basis of the total voting power represented by the Capital Stock of Holdings or (b) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of Holdings (other than pursuant to proxies solicited by the board of directors of Holdings in connection with an election of directors); (ii) Holdings shall cease to beneficially own (as defined in Rule 13d-3 under the 1934 Act) 100% on a fully diluted basis of the Capital Stock of ABX and CHI and, after the consummation of the CHI Merger, the Target; (iii) the majority of the seats (other than vacant seats) on the board of directors of Holdings cease to be occupied by individuals who are Incumbent Directors (as defined below) or (iv) any "change of control" or similar event under the Subordinated Notes (or any of them) shall occur. For purposes of this definition, an “Incumbent Director” is any individual who was a member of the board of directors of Holdings on the Closing Date; provided, however, that any individual who becomes a director of Holdings subsequent to the Closing Date whose election or nomination for election by the Company’s stockholders, is approved by a vote of at least a majority of the directors then comprising Incumbent Directors, shall be considered an Incumbent Director.

“Change in Law” the adoption or effectiveness of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Lender or its holding company with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency.

“CHI” shall have the meaning provided in the introductory paragraph of this Agreement.

“CHI Merger” shall mean the merger of CHI with and into the Target with the Target being the surviving corporation.

“CLO” shall mean any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender.

“Closing Date” shall have the meaning provided in Section 12.10.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder. Section references to the Code are to the Code, as in effect at the Closing Date and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Collateral” shall mean all property of the Credit Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Commitment” shall mean, with respect to each Lender, such Lender’s Term Commitment and Revolving Commitment.

“Commitment Fee for Revolver” shall have the meaning provided in Section 4.1(a).

“Commitment Fee Rate for Revolver” shall mean .50% per annum; provided that commencing with the date of delivery of financial statements pursuant to Section 8.1(b) for the Fiscal Quarter of Holdings ended March 31, 2008, the Commitment Fee Rate for Revolver shall be calculated in accordance with the Applicable Margin.

“Compliance Certificate” shall have the meaning provided in Section 8.1(c).

“Confidential Information Memorandum” shall mean the Confidential Information Memorandum dated November, 2007 with respect to the Facilities.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income of such Person for such period plus, without duplication and to the extent reflected as a deduction in the statement of such Consolidated Net Income for such period, the sum of (i) total income tax expense during such period, (ii) Consolidated Interest Expense during such period, (iii) depreciation and amortization expense, (iv) amortization of intangibles (including, but not limited to, goodwill), and (v) any extraordinary expenses or losses and minus any extraordinary income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains or losses on the sales of assets outside of the Ordinary Course of Business).

“Consolidated Fixed Charges” shall mean, for any period, the sum, without duplication, of the amounts determined for Holdings and its Subsidiaries on a consolidated basis equal to (i) Consolidated Interest Expense to the extent paid in cash during such period, (ii) scheduled payments of principal on Consolidated Total Debt during such period (excluding the Refinancing and excluding any voluntary prepayment made pursuant to Section 5.1) and (iii) Dividends paid during such period.

“Consolidated Interest Expense” shall mean, for any period, total interest expense determined in accordance with GAAP (including that attributable to Capital Leases in accordance with GAAP) of Holdings and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of the Borrowers and their Subsidiaries, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing.

“Consolidated Net Income” shall mean for any period, the net income (or loss) of the Holdings and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, provided that there shall be excluded (i) the income (or loss) of any Person in which any other Person has a joint interest, in each case except to the extent of the amount of dividends or other distributions actually received by Holdings or any of its Subsidiaries from such Person during such period, (ii) the income of any Subsidiary of Holdings (other than a Credit Party) to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary and (iii) the income statement effect of FASB 52 foreign currency gains and losses.

“Consolidated Total Debt” shall mean, as at any date of determination, the aggregate amount of all Indebtedness of the Holdings and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Contingent Obligations” shall mean as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the Ordinary Course of Business. The amount of any Contingent Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Contingent Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Contingent Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrowers in good faith.

“Contractual Obligation” shall mean, as to any Person, any provision of any Capital Stock issued by such Person or of any agreement, lease, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Credit Documents” shall mean this Agreement, the Notes, the Security Documents and the Intercreditor Agreement.

“Credit Event” shall mean and include the making of a Loan or the issuance of a Letter of Credit.

“Credit Party” shall mean each Borrower, Holdings and each Subsidiary Guarantor.

“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“DHL Note” shall mean that certain First Non-Negotiable Promissory Note dated as of August 15, 2003 made by ABX in favor of Airborne, Inc. (now DHL Holdings (USA), Inc.) in the original principal amount of $92,948,714 and a principal balance outstanding as of the Closing Date of $92,275,656.

“DHL Refinancing Debt” shall mean the Indebtedness incurred by (i) ABX evidenced by the ABX Air Senior Subordinated Notes and (ii) Holdings evidenced by the ABX Holdings Senior Subordinated Convertible Notes.

“Dividends” shall have the meaning provided in Section 9.7.

“Dollars” and “$” shall mean dollars in lawful currency of the United States.

“Domestic Subsidiary” shall mean each Subsidiary of the Borrowers other than the Foreign Subsidiaries.

“DOT” shall mean the United States Department of Transportation, and any successor or replacement Governmental Authority having the same or similar authority and responsibilities.

“Engines” shall mean goods of the Borrowers or their Subsidiaries consisting of aircraft engines having 1750 pounds of thrust or 550 or more rated takeoff horsepower which are owned by the Borrowers or their Subsidiaries and used in connection with the operation of their Aircraft, whether now owned or hereafter acquired and wherever located, and all related components, parts and other property used in the operation of the aircraft engines which are incorporated into such aircraft engines.

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations or proceedings relating in any way to any Environmental Law or any permit issued, or any written approval given, under any such Environmental Law (hereafter, “Claims”), including, without limitation, (a) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief arising from alleged injury or threat of injury to health, safety or the environment, in each case in this clause (b) resulting from Hazardous Materials.

“Environmental Law” shall mean any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law in each case as amended, including any judicial or administrative order, consent decree or judgment, relating to the environment, or the use, generation, release or disposal of, or exposure to, Hazardous Materials, including, without limitation, the Comprehensive Environmental Response Compensation, and Liability Act, as amended, 42 U.S.C. §9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901 et. seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq. and any applicable state and local or foreign counterparts or equivalents.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the Closing Date and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) which together with a Credit Party or a Subsidiary of a Credit Party would be deemed to be a “single employer” within the meaning of Section 414 of the Code.

“ERISA Event” shall mean any of the following: (a) the occurrence of a Reportable Event; (b) an accumulated funding deficiency has been incurred or an application has been made, or is reasonably likely to be made, to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code with respect to a Plan; (c) a contribution required to be made to a Plan has not been timely made; (d) a Plan which has an Unfunded Current Liability has been or is likely to be terminated; (e) that a Plan has an Unfunded Current Liability and there is a failure to make a required contribution, which gives rise to a lien under ERISA or the Code; (f) proceedings are reasonably likely to be or have been instituted to terminate a Plan which has an Unfunded Current Liability or to appoint a trustee to administer a Plan; (g) that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; (h) Holdings, any Subsidiary of Holdings or any ERISA Affiliate has incurred, or is reasonably likely to incur, any material liability (including any indirect, contingent or secondary liability) to or on account of the termination of or withdrawal from a Plan under Section 4062, 4063, 4064 or 4069 of ERISA or with respect to a Plan under Section 401(a)(29), 4971, 4975 or 4980 of the Code or Section 409, 502(1) or 502(i) of ERISA, or to or on account of the withdrawal from a Multiemployer Plan pursuant to Section 4201, 4204 or 4212 of ERISA; or (i) Holdings, any Subsidiary of Holdings, or any ERISA Affiliate receives any notice, or a Multiemployer Plan has received from Holdings, any Subsidiary of Holdings or any ERISA Affiliate any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Escrow Agreement” shall mean that certain Escrow Agreement dated as of the date hereof among Holdings, ABX, the Buyers and Wells Fargo Bank, National Association, as escrow agent thereunder.

“Eurocurrency Reserve Requirements” shall mean, for any day as applied to a Eurodollar Rate Loan, the aggregate (without duplication) of the rates (expressed as a decimal) of the maximum reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board) maintained by a member bank of such System.

“Eurodollar Base Rate” shall mean, with respect to each day during each Interest Period pertaining to a Eurodollar Rate Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Reuters Screen LIBOR01 as of 11:00 a.m., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Reuters Screen LIBOR01 (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 a.m., two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations in respect of its Eurodollar Rate Loans are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of its Eurodollar Rate Loan to be outstanding during such Interest Period.

“Eurodollar Rate” shall mean, with respect to each day during each Interest Period, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate
1.00 – Eurocurrency Reserve Requirements

“Eurodollar Rate Loan” shall mean a Loan based on the Eurodollar Rate.

“Event of Default” shall have the meaning provided in Section 10.

“Existing ABX Credit Agreement” shall have the meaning provided in the recitals hereto.

“Existing ABX Letters of Credit” shall have the meaning provided in Section 3.1(a).

“Existing Cargo Holdings Credit Agreement” shall have the meaning provided in the recitals hereto.

“Existing Cargo Letters of Credit” shall have the meaning provided in Section 3.1(a).

“Existing Indebtedness” shall have the meaning provided in Section 9.4(d).

“FAA” shall mean the Federal Aviation Administration of the United States Department of Transportation, and any successor or replacement Governmental Authority having the same or similar authority and responsibilities.

“Facility” shall mean any of the credit facilities established under this Agreement, i.e., the Term Facility or the Revolving Facility.

“Fair Market Value” shall mean the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the chief financial officer or Board of Directors (or similar governing body) of the Person required to make such determination.

“FARs” shall mean the Federal Aviation Regulations and any Special Federal Aviation Regulations (Title 14 C.F.R. Part 1 et seq.), together with all successor regulations thereto.

“Fees” shall mean all amounts payable pursuant to, or referred to in, Section 4.1.

“Final Maturity Date” shall mean the collective reference to the Term Facility Final Maturity Date and the Revolving Facility Final Maturity Date.

“First Lien Leverage Ratio” shall mean at any date the ratio of (a) all Indebtedness of Holdings and its Subsidiaries that is secured by a Lien on any assets of Holdings or any Subsidiary of Holdings at such date (other than the DHL Refinancing Debt) to (b) Consolidated EBITDA of Holdings and its Subsidiaries for the Test Period ending on or immediately preceding such date.

“Fiscal Quarter” shall mean a fiscal quarter of any Fiscal Year.

“Fiscal Year” shall mean the fiscal year of Holdings and its Subsidiaries ending on December 31 of each calendar year.

“Fixed Charge Coverage Ratio” shall mean the ratio as of the last day of any Fiscal Quarter of (a) (i) Consolidated EBITDA of Holdings and its Subsidiaries for the Test Period of determination minus (ii) Maintenance Capital Expenditures of Holdings and its Subsidiaries made during such Test Period minus (iii) income taxes paid by Holdings and its Subsidiaries in cash during such period to (b) Consolidated Fixed Charges of Holdings and its Subsidiaries for such Test Period.

“Foreign Subsidiary” shall mean each Subsidiary of Holdings (other than the Borrowers) incorporated or organized, and doing business, in a jurisdiction other than the United States, the District of Columbia or any state or territory thereof.

“Fronting Fee” shall have the meaning provided in Section 4.1(c).

“GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, as in effect from time to time; it being understood and agreed that determinations in accordance with GAAP for purposes of Section 9, including defined terms as used therein, are subject (to the extent provided therein) to Section 12.7.

“Governmental Authority” shall mean any nation or government (whether foreign or domestic), any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining government.

“Guarantee and Collateral Agreement” shall have the meaning set forth in Section 6.1(g)(i).

“Guaranties” shall mean the guaranties provided by Holdings and the Subsidiary Guarantors pursuant to the Guarantee and Collateral Agreement.

“Guarantor” shall mean each of Holdings and the Subsidiary Guarantors.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment containing polychlorinated biphenyls, and radon gas and (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous waste,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental Law.

“Hedge Agreements” shall mean any commodity, interest rate or currency swap, cap, floor, collar, forward agreement or other exchange or protection agreements or any option with respect to any such transaction.

“Holdings” shall have the meaning provided in the introductory paragraph of this Agreement.

“ICA” shall have the meaning provided in Section 7.7.

“Incremental Commitments” shall have the meaning provided in Section 2.14.

“Incremental Commitments Effective Date” shall have the meaning provided in Section 2.14.

“Incremental Facility Amendment” shall have the meaning provided in Section 2.14.

“Incremental Lender” shall have the meaning provided in Section 2.14.

“Incremental Revolving Commitment” shall have the meaning provided in Section 2.14.

“Incremental Revolving Lender” shall have the meaning provided in Section 2.14.

“Incremental Term Commitment” shall have the meaning provided in Section 2.14.

“Incremental Term Loan Tranche” shall have the meaning provided in Section 2.14.

“Incremental Term Loans” shall have the meaning provided in Section 2.14.

“Indebtedness” of any Person shall mean without duplication (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the Ordinary Course of Business of such Person; provided, that trade payables overdue by more than 120 days shall be included in this definition) and all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all Capitalized Lease Obligations of such Person, (e) all obligations, contingent or otherwise, of such Person as an account party to reimburse any bank or other Person under acceptance, letter of credit or similar facilities, (f) all obligations of such Person to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person other than such repurchases from present or former directors, officers or employees made pursuant to stock option agreements, (g) all Contingent Obligations of such Person, (h) off-balance sheet liability retained in connection with asset securitization programs, “synthetic leases” (meaning any lease of goods or other property, whether real or personal, which is treated as an operating lease under GAAP and as a loan or financing for U.S. income tax purposes), sale and leaseback transactions or other similar obligations arising with respect to any other transaction but which does not constitute a liability on the consolidated balance sheet of such Person and its Subsidiaries, (i) every obligation of any other third Person secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property or other assets (including, without limitation, accounts and contract rights) of such Person, even though such Person has not assumed or become liable for the payment or performance of such obligation and (j) all obligations of such Person in respect of Hedge

Agreements (after giving effect to any applicable netting provisions under such Hedge Agreement); for the avoidance of doubt, clause (j) shall not include any underlying notional amounts. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

The “amount” or “principal amount” of any Indebtedness at any time of determination represented by (1) any obligation under clause (i) shall be the lesser of (i) the amount of the applicable obligation and (ii) the Fair Market Value of the property to which such obligation relates, (2) any Indebtedness, issued at a price that is less than the principal amount at maturity thereof, shall be the accreted value at such time of determination, (3) any Capitalized Lease Obligation shall be the amount that is required to be capitalized in accordance with GAAP, (4) any “synthetic lease” under clause (h) shall be the stipulated loss value, termination value or other equivalent amount, (5) any Hedge Agreement shall be the maximum amount of any termination or loss payment required to be paid by such Person if such agreement were, at the time of determination, to be terminated by reason of any event of default or early termination event thereunder, whether or not such event of default or early termination event has in fact occurred, and (6) any Contingent Obligation shall be an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty or other contingent obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder).

“Indemnification Agreement” shall mean the Indemnification Agreement dated as of November 1, 2007, among Holdings, the other Indemnifying Parties named therein and Massachusetts Mutual Life Insurance Company as the Indemnifying Parties Representative.

“Indemnifying Parties” shall have the meaning given to such term in the Indemnification Agreement.

“Intercreditor Agreement” shall mean that certain Subordination Agreement among the Borrowers, the Administrative Agent, and the Buyers providing the DHL Refinancing Debt in the form of Exhibit A.

“Interest Period” with respect to any Loan shall mean the interest period applicable thereto, as determined pursuant to Section 2.9.

“Investment” shall mean (i) any direct or indirect purchase or other acquisition of, or of a beneficial interest in, any Capital Stock of any other Person; (ii) any direct or indirect purchase or other acquisition (in one transaction or in a series of transactions) of all or substantially all the assets or property of another Person or assets consisting of a business unit, line of business or division of such Person; (iii) any direct or indirect loan, advance or capital contribution to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the Ordinary Course of Business; and (iv) any direct or indirect guaranty of Indebtedness of any other Person. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“Joint Lead Arrangers” shall mean each of SunTrust Robinson Humphrey, Inc. and Regions Capital Markets, a division of Regions Bank.

“Leasehold” of any Person shall mean all of the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of ground or land.

“Lender” shall have the meaning provided in the introductory paragraph of this Agreement.

“Lender Affiliate” shall mean (a) any Affiliate of any Lender, (b) any Person that is administered or managed by any Lender or any Affiliate of any Lender and that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and (c) with respect to any Lender which is a fund that invests in commercial loans and similar extensions of credit, any other fund that invests in commercial loans and similar extensions of credit and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such Lender or investment advisor.

“Lender Default” shall mean (i) the refusal (which has not been retracted) of a Lender (A) to make available its portion of any incurrence of Revolving Loans or to fund its portion of any unreimbursed payment under Section 3.4(c) or (ii) a Lender having notified the Administrative Agent and/or the Borrowers that it does not intend to comply with its obligations under Section 2.1 or under Section 3.4(c).

“Letter of Credit” shall have the meaning provided in Section 3.1.

“Letter of Credit Fee” shall have the meaning provided in Section 4.1(b).

“Letter of Credit Issuer” shall mean and include SunTrust Bank.

“Letter of Credit Outstandings” shall mean, at any time, the sum of, without duplication, (i) the aggregate Stated Amount of all outstanding Letters of Credit and (ii) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit.

“Letter of Credit Request” shall have the meaning provided in Section 3.2.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).

“Loan” shall have the meaning provided in Section 2.1.

“Maintenance Capital Expenditures” shall mean, for any period, expenditures incurred by any Person to repair or maintain fixed assets, plant and equipment during such period, which would be required to be capitalized on the balance sheet of such Person in accordance with GAAP.

“Maintenance Requirements” shall mean, with respect to any Aircraft, Engine or APU, all compliance requirements set forth in or under (i) all mandatory service bulletins issued, supplied, or available by or through the manufacturer thereof, (ii) all applicable airworthiness directives issued by the Aviation Authority with respect thereto and (iii) Aviation Authority approved maintenance program with respect thereto.

“Mandatory Borrowing” shall have the meaning provided in Section 2.1(c).

“Material Adverse Effect” shall mean a material adverse effect on and/or material adverse developments (including, without limitation, any adverse determination in any litigation, arbitration or governmental investigation or proceeding) with respect to (i) the business operations, properties, assets, condition (financial or otherwise) or prospects of Holdings and its Subsidiaries taken as a whole; (ii) a significant portion of the industry or business segment in which the Borrowers and/or their Subsidiaries operate or rely upon if such effect or development is reasonably likely to have a material adverse effect on the Borrowers and their Subsidiaries taken as a whole; (iii) the ability of any Credit Party to fully and timely perform its Obligations; (iv) the legality, validity, binding effect or enforceability against a Credit Party of a Credit Document to which it is a party; or (v) the rights, remedies and benefits available to, or conferred upon, the Administrative Agent, any Lender or any Secured Party under any Credit Document.

“Material Agreement Default” shall mean, any event or condition that, with the giving of notice, the lapse of time, the occurrence of any event or condition or the failure to meet any standard or condition, or any of the foregoing together, could be or become a default or event of default under any Material Contract (including, without limitation, the ACMI Service Agreement).

“Material Contract” shall mean any contract or other arrangement to which Holdings or any of its Subsidiaries is a party (other than the Credit Documents) for which breach, nonperformance, cancellation or failure to renew would reasonably be expected to have a Material Adverse Effect.

“Maximum Rate” shall have the meaning provided in Section 12.20.

“Minimum Borrowing Amount” shall mean (i) for Base Rate Loans, $100,000 or a whole multiple of $100,000 in excess thereof and (ii) for Eurodollar Rate Loans, $500,000 or a whole multiple of $100,000 in excess thereof.

“Moody’s” shall mean Moody’s Investors Service, Inc., and its successors.

“Mortgage” shall have the meaning provided in Section 8.10(b).

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” shall mean, with respect to any Asset Sale or Recovery Event, the Cash Proceeds resulting therefrom net of expenses of sale or recovery (including, without limitation, reasonable and documented attorneys’, accountants’, other advisors’ and banking and investment banking fees, and all taxes paid or reasonably estimated to be payable, as a consequence of such Asset Sale or Recovery Event and the payment of principal and interest of Indebtedness secured by the asset which is the subject of the Asset Sale or Recovery Event and required to be, and which is, repaid under the terms thereof as a result of such Asset Sale or Recovery Event (other than any Lien in favor of the Administrative Agent for the benefit of the Lenders)).

“Non-Consenting Lender” shall mean any Lender which has not consented to any proposed amendment, modification, waiver or termination of the Credit Documents pursuant to Section 12.12 requiring the consent of all affected Lenders in respect of which the consent of the Required Lenders is obtained.

“Non-Defaulting Lender” shall mean each Lender other than a Defaulting Lender.

“Notes” shall be a collective reference to any promissory notes evidencing the Loans.

“Notice of Borrowing” shall have the meaning provided in Section 2.3.

“Notice of Conversion/Continuation” shall have the meaning provided in Section 2.6.

“Notice Office” shall mean the office of the Administrative Agent at 303 Peachtree Street, 25th Floor, Atlanta, Georgia 30308, Attn: Agency Services or such other office as the Administrative Agent may designate to the Borrowers from time to time.

“Obligations” shall mean the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to either Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of either Borrower to the Administrative Agent or to any Lender (or, in the case of Specified Hedge Agreements, any Lender Affiliate), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under or pursuant to this Agreement, any other Credit Document, the Letters of Credit or any Specified Hedge Agreement whether on account of principal, interest, Reimbursement Obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrowers pursuant hereto) or otherwise.

“OFAC” shall mean U.S. Department of the Treasury’s Office of Foreign Assets Control and any successor Governmental Authority.

“Operational Control” shall mean the exercise of authority over initiating, conducting or terminating a particular flight of an Aircraft.

“Ordinary Course of Business” shall mean, with respect to any Person, the ordinary course of business consistent with past practices of such Person.

“Participant” shall have the meaning provided in Section 3.4(a).

“Payment Office” shall mean the office of the Administrative Agent at SunTrust Bank, 201 Fourth Avenue North, 3rd Floor, Nashville, Tennessee 37219, Attn.: Bill Crawford, or such other office as the Administrative Agent may designate to the Borrowers from time to time.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Permitted Liens” shall mean all Liens permitted pursuant to Section 9.3.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” shall mean any single-employer plan as defined in Section 4001 of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) a Credit Party, a Subsidiary of a Credit Party or an ERISA Affiliate, and each such plan for the five year period immediately following the latest date on which a Credit Party, a Subsidiary of a Credit Party or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

“Pledged Securities” shall mean all the Pledged Securities as defined in the Guarantee and Collateral Agreement.

“Pro Forma Balance Sheet” shall have the meaning provided in Section 7.9(b)(ii).

“Pro Forma Date” shall be as defined in Section 7.9(b)(ii).

“Purchase Agreement” shall have the meaning provided in the recitals to this Agreement.

“Purchase Documents” shall mean the Purchase Agreement and all other instruments, agreements and documents entered into or delivered by CHI, Holdings or any of their Subsidiaries or in connection with the Purchase Agreement.

“Real Property” of any Person shall mean all of the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

“Records” shall mean any and all logs, manuals, certificates and data and inspection, modification, maintenance, engineering, technical, and overhaul records (whether in written or electronic form) with respect to any Aircraft required to be maintained by the Aviation Authority.

“Recovery Event” shall mean any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of Holdings and/or any of its Subsidiaries.

“Refinancing” shall have the meaning provided in the recitals to this Agreement.

“Register” shall have the meaning set forth in Section 12.4(c).

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Reimbursement Obligation” shall mean the obligation of the Borrowers to reimburse the Issuing Lender pursuant to Section 3.3 for amounts drawn under Letters of Credit.

“Reinvestment Assets” shall mean any replacement assets of a like kind to those assets subject to the Asset Sale or Recovery Event giving rise to a Reinvestment Election; provided, however, that (i) such replacement assets shall be employed in the business of, and be owned by, the Borrowers and/or their Subsidiaries and (ii) such replacement assets shall not be subject to any Liens of the type set forth in Section 9.3(i) or Section 9.3(j).

“Reinvestment Election” shall have the meaning provided in Section 5.2(a)(iii).

“Reinvestment Notice” shall mean a written notice signed by an Authorized Officer of a Borrower stating that such Borrower, in good faith, intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to purchase, construct or otherwise acquire Reinvestment Assets as provided in Section 5.2(a)(iii).

“Reinvestment Prepayment Amount” shall mean, with respect to any Reinvestment Election, the amount, if any, on the Reinvestment Prepayment Date relating thereto by which (a) the Anticipated Reinvestment Amount in respect of such Reinvestment Election exceeds (b) the aggregate amount thereof expended by the Borrowers and their Subsidiaries to acquire Reinvestment Assets as provided in Section 5.2(a)(iii).

“Reinvestment Prepayment Date” shall mean, with respect to any Reinvestment Election, the earliest of (i) the date on which a Default or Event of Default occurs following any such Reinvestment Election, (ii) the date occurring 180 days after such Reinvestment Election if the related reinvestment in Reinvestment Assets has not been completed by such date and (iii) the date on which the Borrowers shall have determined not to, or shall have otherwise ceased to, proceed with the purchase, construction or other acquisition of Reinvestment Assets with the related Anticipated Reinvestment Amount.

“Reinvestment Test” shall be satisfied if no Default or Event of Default then exists.

“Relief Fund” shall mean ABX Air Employee Catastrophic Relief Fund, an Ohio non-profit corporation.

“Replaced Lender” shall have the meaning provided in Section 2.13.

“Replacement Lender” shall have the meaning provided in Section 2.13.

“Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Plan as to which the 30-day notice requirement has not been waived by the PBGC.

“Required Lenders” shall mean Non-Defaulting Lenders whose outstanding Term Loans, and Revolving Commitments (or, if after the Total Revolving Commitment has been terminated, Total Revolving Extensions of Credit) constitute at least a majority of the sum of (i) the total outstanding Term Loans of Non-Defaulting Lenders and (ii) the Total Revolving Commitment less the aggregate Revolving Commitments of Defaulting Lenders (or, if after the Total Revolving Commitment has been terminated, the Total Revolving Extensions of Credit of Non-Defaulting Lenders).

“Requirement of Law” shall mean, as to any Person or Aircraft, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, including, with respect to any Aircraft, the airworthiness certificate issued with respect to such Aircraft, the Cape Town Convention, all FARs and special FARs, or the equivalent issued by an applicable Aviation Authority other than the FAA, and airworthiness directives applicable to such Aircraft.

“Revolving Commitment” shall mean, with respect to each Lender, (x) the amount set forth opposite such Lender’s name in Annex 1.1A hereto directly below the column entitled “Revolving Commitment”, as the same may be reduced from time to time pursuant to Section 4.2, Section 4.3 and/or Section 10 or (y) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 12.4.

“Revolving Commitment Increase” shall have the meaning provided in Section 2.14.

“Revolving Extensions of Credit” shall mean as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender’s Revolving Percentage of the Letter of Credit Outstandings then outstanding and (c) such Lender’s Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.

“Revolving Facility” shall mean the Facility evidenced by the Total Revolving Commitment.

“Revolving Facility Final Maturity Date” shall mean the date which is the fifth (5th) anniversary of the Closing Date or, if earlier, the date on which the Revolving Commitments are terminated pursuant to Section 10 hereof.

“Revolving Lender” shall mean each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loan” shall have the meaning provided in Section 2.1(b).

“Revolving Percentage” shall mean at any time for each Lender with a Revolving Commitment, the percentage obtained by dividing such Lender’s Revolving Commitment by the Total Revolving Commitment or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate amount of such Lender’s Revolving Extensions of Credit then outstanding constitutes of the aggregate amount of the Total Revolving Extensions of Credit then outstanding.

“Sale/Leaseback Transaction” shall have the meaning provided in Section 9.9.

“Sanctioned Entity” shall mean (a) an agency of the government of, (b) an organization directly or indirectly controlled by, or (c) a Person resident in, in each case, a country that is subject to a sanctions program identified on the list maintained by the OFAC and published from time to time, as such program may be applicable to such agency, organization or Person.

“Sanctioned Person” shall mean a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by the OFAC as published from time to time.

“SEC” shall have the meaning provided in Section 8.1(j).

“Secured Parties” shall have the meaning provided in the Security Documents.

“Securities Purchase Agreement” shall mean that certain Securities Purchase Agreement dated as of the date hereof among Holdings, ABX and the Buyers in the form attached hereto as Exhibit B.

“Security Documents” shall mean the Guarantee and Collateral Agreement and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Credit Party under any Credit Document.

“Sellers” shall have the meaning given such term in the Purchase Agreement.

“Specified Hedge Agreement” shall mean any Hedge Agreement entered into by the Borrowers and any Lender or Lender Affiliate.

“Standard & Poor’s” shall mean Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Stated Amount” of each Letter of Credit shall mean the maximum available to be drawn thereunder (regardless of whether any conditions for drawing could then be met).

“Subordinated Debt Documents” shall mean each of the following, individually and collectively: (i) the Securities Purchase Agreement; (ii) each of the Subordinated Notes; (iii) that certain Registration Rights Agreement among Holdings and the Buyers; (iv) that certain Guaranty executed by Holdings and the other “Guarantors” listed on the signature pages thereof in favor of the Buyers; and (v) that certain Guaranty executed by ABX and the other “Guarantors” listed on the signature pages thereof in favor of the Buyers, in each case in the forms attached hereto as Exhibit B.

“Subordinated Notes” means each of the ABX Holdings Senior Subordinated Convertible Notes and the ABX Air Senior Subordinated Notes.

“Subsidiary” of any Person shall mean and include (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (ii) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries, has more than a 50% equity interest at the time. Unless otherwise expressly provided, all references herein to “Subsidiary” shall mean a Subsidiary of Holdings.

“Subsidiary Guarantor” shall mean any Domestic Subsidiary of Holdings (other than the Borrowers) which is a party to the Guarantee and Collateral Agreement; provided that the Relief Fund shall not be a Subsidiary Guarantor.

“Swingline Commitment” shall mean $5,000,000.

“Swingline Expiry Date” shall mean the date which is one Business Day prior to the Revolving Facility Final Maturity Date.

“Swingline Facility” shall mean the Facility evidenced by the Swingline Commitment.

“Swingline Lender” shall mean SunTrust Bank.

“Swingline Loan” shall have the meaning provided in Section 2.1(c).

“Taxes” shall have the meaning provided in Section 5.4.

“Term Commitment” shall mean, with respect to each Lender, the amount set forth opposite such Lender’s name in Annex 1.1A hereto directly below the column entitled “Term Loan Commitment”, pursuant to which such Lenders made Term Loans on the Closing Date.

“Term Facility” shall mean the Facility evidenced by the Term Commitments.

“Term Facility Final Maturity Date” shall mean the date which is the fifth (5th) anniversary of the Closing Date.

“Term Loan” shall have the meaning provided in Section 2.1(a).

“Term Loan Scheduled Repayment” shall have the meaning provided in Section 5.2(a)(ii).

“Test Period” shall mean, at any time of determination, the four consecutive Fiscal Quarters of Holdings (taken as one accounting period) then last ended; provided, however, for the purposes of determining compliance with Section 9.12, Section 9.13 and Section 9.14 for any Test Period ending prior to the Fiscal Quarter ending December 31, 2008, (x) Consolidated Interest Expense of Holdings and its Subsidiaries for each such Test Period shall be determined by taking the actual Consolidated Interest Expense for the period from December 31, 2007 through the last day of such Test Period and multiplying such amount by (i) in the case of the Test Period ending March 31, 2008, 4, (ii) in the case of the Test Period ending June 30, 2008, 2, and (iii) in the case of the Test Period ending September 30, 2008, 4/3; and (y) Consolidated EBITDA of Holdings and its Subsidiaries for each such Test Period shall be determined by taking the actual Consolidated EBITDA of ABX and its Subsidiaries and the actual Consolidated EBITDA of the Target and its Subsidiaries on a combined basis for the applicable Fiscal Quarters.

“Total Commitment” shall mean the sum of the Total Term Commitment and the Total Revolving Commitment.

“Total Leverage Ratio” shall mean at any date the ratio of Consolidated Total Debt of Holdings and its Subsidiaries at such date to Consolidated EBITDA of Holdings and its Subsidiaries for the Test Period ending on or immediately preceding such date.

“Total Revolving Commitment” shall mean the sum of the Revolving Commitments of each of the Lenders. On the Closing Date, the Total Revolving Commitment shall be $75,000,000.

“Total Revolving Commitment Excess Amount” shall have the meaning provided in Section 5.2(a)(i).

“Total Revolving Extensions of Credit” shall mean at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

“Total Term Commitment” shall mean the sum of the Term Loan Commitments.

“Total Unutilized Revolving Commitment” shall mean, at any time, (i) the Total Revolving Commitment at such time less (ii) the sum of the aggregate principal amount of all Revolving Loans at such time plus the Letter of Credit Outstandings at such time.

“TSA” shall mean the United States Transportation Security Administration, and any successor or replacement Governmental Authority having the same or similar authority and responsibilities.

“Type” shall mean any type of Loan determined with respect to the interest option applicable thereto, i.e., a Base Rate Loan or Eurodollar Rate Loan.

“UCC” shall mean the Uniform Commercial Code.

“Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the projected benefit obligation under the Plan as of the close of its most recent plan year exceeds the Fair Market Value of the assets allocable thereto, each determined in accordance with Statement of Financial Accounting Standards No. 87, based upon the actuarial assumptions used by the Plan’s actuary in the most recent annual valuation of the Plan.

“Unpaid Drawing” shall have the meaning provided in Section 3.3(a).

“Unutilized Commitment” for any Lender at any time shall mean the excess of (i) the Revolving Commitment of such Lender over (ii) the sum of (x) the aggregate outstanding principal amount of Revolving Loans made by such Lender plus (y) an amount equal to such Lender’s Revolving Percentage, if any, of the Letter of Credit Outstandings at such time; provided that solely for purposes of calculating the Commitment Fee pursuant to Section 4.1(a), Swingline Loans shall be deemed not to be outstanding.

“Wholly-Owned Subsidiary” of any Person shall mean any Subsidiary of such Person to the extent all of the Capital Stock or other ownership interests in such Subsidiary, other than directors’ qualifying shares and shares in Foreign Subsidiaries held by local nominees, is owned directly or indirectly by such Person.

“Withdrawal Liability” shall mean a liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle B of Title IV of ERISA.

“Written” or “in writing” shall mean any form of written communication or a communication by shall mean of facsimile transmission or electronic mail.

Section 1.2. Rules of Interpretation. Any definition of or reference to any document, instrument or agreement (including this Agreement) shall include such document, instrument or agreement as amended, restated, modified or supplemented from time to time in accordance with its terms and the terms of this Agreement.

(a) The singular includes the plural and the plural includes the singular.

(b) A reference to any law includes any amendment or modification to such law.

(c) A reference to any Person includes its permitted successors and permitted assigns.

(d) Accounting terms not otherwise defined herein have the meanings assigned to them by GAAP applied on a consistent basis by the accounting entity to which they refer.

(e) The words “include”, “includes” and “including” are not limiting. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Reference to a particular “Section”, “Exhibit” or “Schedule” refers to that section, exhibit or schedule of this Agreement unless otherwise indicated. The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement. Unless otherwise expressly indicated, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.”

(f) All terms not specifically defined herein or by GAAP, which terms are defined in the Uniform Commercial Code, have the meanings assigned to them in the Uniform Commercial Code of the relevant jurisdiction, with the term “instrument” being that defined under Article 9 of the Uniform Commercial Code of such jurisdiction.

(g) This Agreement and the other Credit Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are, however, cumulative and are to be performed in accordance with the terms thereof.

(h) To the extent that any of the representations and warranties contained in Section 7 under this Agreement or in any of the other Credit Documents is qualified by “Material Adverse Effect”, the qualifier “in all material respects” contained in Section 6.2 and the qualifier “in any material respect” contained in Section 10.2 shall not apply.

(i) Whenever the phrase “to the knowledge of” or words of similar import relating to the knowledge of a Person are used herein, such phrase shall mean and refer to (x) the actual knowledge of the Authorized Officers of such Person, or (y) the knowledge that such officers would have obtained if they had engaged in good faith in the diligent performance of their duties, including the making of such reasonable specific inquiries as may be necessary in the reasonable credit judgment of such officers to ascertain the accuracy of the matter to which such phrase relates.

(j) This Agreement and the other Credit Documents are the result of negotiation among, and have been reviewed by counsel to, among others, the Administrative Agent and the Credit Parties, and are the product of discussions and negotiations among all parties. Accordingly, this Agreement and the other Credit Documents are not intended to be construed against the Administrative Agent or any of the Lenders merely on account of the Administrative Agent's or any Lender's involvement in the preparation of such documents.

(k) Unless otherwise indicated, all references to a specific time shall be construed to Eastern Standard Time or Eastern Daylight Savings Time, as the case may be. Unless otherwise expressly provided herein, all references to dollar amounts shall mean Dollars.

(l) References in this Agreement to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, to the extent permitted hereby and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, supplemented, restated or otherwise modified as of the date of this Agreement and from time to time thereafter to the extent not prohibited hereby and in effect at any given time.

SECTION 2. AMOUNT AND TERMS OF CREDIT.

Section 2.1. Commitment. Subject to and upon the terms and conditions herein set forth, each Lender severally agrees to make a loan or loans (each a “Loan” and, collectively, the “Loans”) to the Borrowers, which Loans shall be drawn, to the extent such Lender has a Commitment under such Facility, under the Term Facility, the Revolving Facility, the Swingline Facility and the Incremental Facility, as set forth below:

(a) Loans under the Term Facility (each a “Term Loan” and, collectively, the “Term Loans”) (i) shall be made pursuant to a single borrowing on the Closing Date and (ii) shall not exceed in aggregate principal amount for any Lender at the time of incurrence thereof the Term Commitment, if any, of such Lender. Once repaid, Term Loans borrowed on the Closing Date may not be reborrowed.

(b) Loans under the Revolving Facility (each a “Revolving Loan” and, collectively, the “Revolving Loans”) (i) shall be made at any time and from time to time on or after the Closing Date and prior to the Revolving Facility Final Maturity Date, (ii) except as hereinafter provided, may, at the option of the Borrowers, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Rate Loans, provided that all Revolving Loans made as part of the same Borrowing shall, unless otherwise specifically provided herein, consist of Revolving Loans of the same Type, (iii) may be repaid and reborrowed in accordance with the provisions hereof, (iv) shall not exceed for any Lender at any time outstanding that aggregate principal amount which, when added to the product of (x) such Lender’s Revolving Percentage and (y) the sum of (I) the aggregate amount of Letter of Credit Outstandings at such time and (II) the aggregate principal amount of all Swingline Loans then outstanding, equals the Revolving Commitment of such Lender at such time and (v) shall not exceed in aggregate principal amount at any time outstanding, when added to the sum of (x) the aggregate amount of Letters of Credit Outstandings at such time and (y) the aggregate principal amount of all Swingline Loans then outstanding, the Total Revolving Commitment. The Borrowers shall repay all outstanding Revolving Loans on the Revolving Facility Final Maturity Date.

(c) Subject to and upon the terms and conditions herein set forth, the Swingline Lender, in its individual capacity, agrees, at any time and from time to time after the Closing Date and prior to the Swingline Expiry Date, to make a loan or loans (each a “Swingline Loan” and, collectively, the “Swingline Loans”) to the Borrowers, which Swingline Loans (i) shall be made and maintained as Base Rate Loans, (ii) shall not exceed at any time outstanding the Swingline Commitment, (iii) shall not exceed in aggregate principal amount at any time outstanding, when combined with (x) the aggregate principal amount of all Revolving Loans then outstanding and (y) all Letter of Credit Outstandings at such time, the Total Revolving Commitment then in effect, and (iv) may be repaid and reborrowed in accordance with the provisions hereof. The Borrowers shall repay in full each Swingline Loan on the earlier to occur of (1) the date five (5) Business Days after such Swingline Loan is made and (2) the Swingline Expiry Date; provided, that the Borrowers shall not request, and the Swingline Lender shall not make, any Swingline Loan to refinance another outstanding Swingline Loan. The Swingline Lender shall not make any Swingline Loan after receiving a written notice from the Borrowers or any Lender stating that a Default or an Event of Default exists and is continuing until such time as the Swingline Lender shall have received written notice of (i) rescission of all such notices from the party or parties originally delivering such notice (which notice of rescission such Person or Persons shall give to the Swingline Lender promptly upon the discontinuance of such Default or Event of Default) or (ii) the waiver of such Default or Event of Default in accordance with this Agreement. Also, the Swingline Lender shall not have any obligation to make any Swingline Loan in the event a Lender Default exists (unless the Swingline Lender has entered into arrangements satisfactory to it and the Borrowers to eliminate the Swingline Lender’s risk with respect to any such Defaulting Lender’s or Lenders’ obligations to fund Mandatory Borrowings, including by collateralizing such Defaulting Lender’s or Lenders’ Revolving Percentages of the Swingline Loans outstanding from time to time). On any Business Day, the Swingline Lender may in its sole discretion, give notice to the Lenders that all then outstanding Swingline Loans shall be funded with a Borrowing of Revolving Loans (provided that such notice shall be deemed to have been automatically given upon the occurrence of an Event of Default), in which case a Borrowing of Revolving Loans constituting Base Rate Loans (each such Borrowing, a “Mandatory Borrowing”) shall be made on the immediately succeeding Business Day by all Lenders with a Revolving Commitment pro rata based on such Lender’s Revolving Percentages and the proceeds thereof shall be applied directly to the Swingline Lender to repay such outstanding Swingline Loans. Each Lender with a Revolving Loan Commitment hereby irrevocably agrees to make such Revolving Loans upon one Business Day’s notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified to it in writing by the Swingline Lender notwithstanding (i) that the amount of the Mandatory Borrowing may not comply with the minimum amount for a Borrowing specified in Section 2.2, (ii) whether any conditions specified in Section 6.2 are then satisfied, (iii) the date of such Mandatory Borrowing and (iv) any reduction in the Total Revolving Commitment after such Swingline Loans were made. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code in respect of the Borrowers), each Lender with a Revolving Commitment hereby agrees that it shall forthwith purchase from the Swingline Lender (without recourse or warranty), by assignment, such outstanding Swingline Loans as shall be necessary to cause such Lenders to share in such Swingline Loans ratably based upon their respective Revolving Percentages, provided that all interest payable on such Swingline Loans shall be for the account of the Swingline Lender until the date the respective purchase is made and, to the extent attributable to such purchase, shall be payable to such Lender purchasing same from and after such date of purchase. Each Lender’s obligations pursuant to the preceding sentence shall be absolute and unconditional.

(d) In addition to the foregoing, Incremental Revolving Commitments and/or Incremental Term Loans may be provided under this Agreement as described in Section 2.14.

(e) Notwithstanding any contrary provision of this Agreement, the Borrowers and the Swingline Lender may enter into a separate agreement providing for the operation of the Swingline Facility, including without limitation, the integration of the Swingline Facility into the Borrowers’ operating accounts. The terms of any such separate agreement shall control over any contrary provision of this Agreement, provided that such separate agreement may not alter (i) the rates of interest applicable to Swingline Loans, (ii) the amount of the Swingline Commitment, (iii) the amount of the Revolving Commitment, (iv) the Swingline Expiry Date or the date on which any Swingline Loan is required to be paid, or (v) increase or otherwise change the Lenders’ respective obligations to fund Mandatory Borrowings or purchase Swingline Loans as set forth herein.

Section 2.2. Minimum Borrowing Amounts, etc. The aggregate principal amount of each Borrowing under a Facility shall be the Minimum Borrowing Amount for such Facility (except that Mandatory Borrowings shall be made in the amounts required by Section 2.1(c)). More than one Borrowing may be incurred on any day, provided that at no time shall there be outstanding more than an aggregate of eight (8) Borrowings of Eurodollar Rate Loans.

Section 2.3. Notice of Borrowing. (a) Whenever the Borrowers desire to incur Loans under any Facility (other than the Swingline Facility and any Mandatory Borrowings), they shall give the Administrative Agent at its Notice Office, prior to 11:00 a.m., at least three Business Days’ prior written notice of each Borrowing of Eurodollar Rate Loans and at least one Business Day’s prior written notice of each Borrowing of Base Rate Loans to be made hereunder. Each such notice (each a “Notice of Borrowing”) shall be in the form of Exhibit C, shall be irrevocable once given, and shall specify (i) the Facility pursuant to which such Borrowing is being made, (ii) the aggregate principal amount of the Loans to be made pursuant to such Borrowing, (iii) the date of Borrowing (which shall be a Business Day) and (iv) whether the respective Borrowing shall consist of Base Rate Loans or Eurodollar Rate Loans, and in the case of Eurodollar Rate Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall promptly give each applicable Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing, of such Lender’s proportionate share thereof and of the other matters covered by the Notice of Borrowing.

(b) Whenever the Borrowers desire to incur Swingline Loans hereunder, they shall give the Swingline Lender no later than 11:00 a.m. on the day such Swingline Loan is to be made, written notice (or telephonic notice promptly confirmed in writing) of such incurrence. Each such notice shall specify in each case (i) the date of Borrowing (which shall be a Business Day) and (ii) the aggregate principal amount of the Swingline Loans to be made pursuant to such Borrowing. Without in any way limiting the obligation of the Borrowers to confirm in writing any telephonic notice permitted to be given hereunder with respect to Swingline Loans, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrowers as a person entitled to give telephonic notices under this Agreement on behalf of the Borrowers. In each such case, the Administrative Agent’s record of the terms of such telephonic notice shall be conclusive absent manifest error.

(c) Mandatory Borrowings shall be made upon the notice specified in Section 2.1(c), with the Borrowers irrevocably agreeing, by their incurrence of any Swingline Loans, to the making of Mandatory Borrowings as set forth in such Section.

Section 2.4. Disbursement of Funds. (a) No later than 11:00 a.m. on the date specified in each Notice of Borrowing, each Lender with a Commitment under the respective Facility will make available its pro rata share of each Borrowing requested to be made on such date in the manner provided below. All amounts shall be made available to the Administrative Agent in Dollars and immediately available funds at the Payment Office, and the Administrative Agent promptly will make available to the Borrowers by depositing to its account at the Payment Office the aggregate of the amounts so made available in the type of funds received. Unless the Administrative Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrowers a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available same to the Borrowers, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrowers, and the Borrowers shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from such Lender or the Borrowers, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrowers to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (x) if paid by such Lender, the overnight Federal Funds Effective Rate or (y) if paid by the Borrowers, the then applicable rate of interest, calculated in accordance with Section 2.8, for the respective Loans.

(b) Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights which the Borrowers may have against any Lender as a result of any default by such Lender hereunder.

Section 2.5. Evidence of Indebtedness. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrowers to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(b) The Administrative Agent, on behalf of the Borrowers, shall maintain the Register pursuant to Section 12.4(c), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type thereof and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrowers and each Lender’s share thereof.

(c) The accounts of each Lender and the entries made in the Register maintained pursuant to Sections 2.5(a) and (b), respectively, shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrowers therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrowers to repay (with applicable interest) the Loans made to the Borrowers by such Lender in accordance with the terms of this Agreement.

(d) The Borrowers agree that they will execute and deliver to each Lender upon such Lender’s request therefor a promissory note of the Borrowers evidencing any Term Loans or Revolving Loans, as the case may be, of such Lender, substantially in the form of Exhibit D-1 or D-2, respectively, with appropriate insertions as to date and principal amount.

Section 2.6. Conversions/Continuations. So long as no Default or Event of Default is in existence, the Borrowers shall have the option to convert on any Business Day all or a portion at least equal to the applicable Minimum Borrowing Amount of the outstanding principal amount of the Loans owing pursuant to a single Facility (other than under the Swingline Facility, with all Swingline Loans to at all times be maintained as Base Rate Loans) into a Borrowing or Borrowings pursuant to such Facility of another Type of Loan, provided that (i) except as otherwise provided in Section 2.10(b), Eurodollar Rate Loans may be converted into Base Rate Loans only on the last day of an Interest Period applicable thereto and no partial conversion of a Borrowing of Eurodollar Rate Loans shall reduce the outstanding principal amount of the Eurodollar Rate Loans made pursuant to such Borrowing to less than the Minimum Borrowing Amount applicable thereto, (ii) Base Rate Loans may only be converted into Eurodollar Rate Loans if no Default or Event of Default is in existence on the date of the conversion, and (iii) Borrowings of Eurodollar Rate Loans resulting from this Section 2.6 shall be limited in numbers as provided in Section 2.2. So long as no Default or Event of Default shall be in existence, the Borrowers shall have the option to continue any Eurodollar Rate Loan as a Eurodollar Rate Loan by selecting a new Interest Period for such Eurodollar Rate Loan. Each new Interest Period selected under this Section shall commence on the last day of the immediately preceding Interest Period. If the Borrower shall fail to select in a timely manner a new Interest Period for any Eurodollar Rate Loan in accordance with this Section, such Loan will automatically, on the last day of the current Interest Period therefor, be continued as a Eurodollar Rate Loan with an Interest Period of 1 month. Each such conversion or continuation shall be effected by the Borrowers giving the Administrative Agent at its Notice Office, prior to 11:00 a.m., at least three Business Days’ (or one Business Day’s, in the case of a conversion into Base Rate Loans) prior written notice (or telephonic notice promptly confirmed in writing) (each a “Notice of Conversion/Continuation”) specifying the Loans to be so converted, the Type of Loans to be converted into and, if to be converted into a Borrowing of Eurodollar Rate Loans, the Interest Period to be initially applicable thereto or, as the case may be, specifying the Loans to be so continued and the Interest Period applicable to such continuation. The Administrative Agent shall give each Lender prompt notice of any such proposed conversion or continuation affecting any of its Loans. Notwithstanding the foregoing or the provisions of Section 2.9, if a Default or an Event of Default is in existence at the time any Interest Period in respect of any Borrowing of Eurodollar Rate Loans is to expire and the Administrative Agent or the Required Lenders have determined that a continuation of Eurodollar Rate Loans as such is not appropriate, such Loans may not be continued as Eurodollar Rate Loans but instead shall be automatically converted on the last day of such Interest Period into Base Rate Loans.

Section 2.7. Pro Rata Borrowings. All Borrowings of Term Loans and Revolving Loans under this Agreement shall be made by the Lenders pro rata on the basis of their Term Commitments or Revolving Commitments, respectively. It is understood that the obligations of the Lenders hereunder are several (and not joint), that no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder.

Section 2.8. Interest. (a) The unpaid principal amount of each Base Rate Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum which shall at all times be the Applicable Margin plus the Base Rate in effect from time to time.

(b) The unpaid principal amount of each Eurodollar Rate Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum which shall at all times be the Applicable Margin plus the relevant Eurodollar Rate.

(c) After the occurrence and during the continuance of an Event of Default, and after acceleration, all Loans and all other Obligations (including, without limitation, the Letter of Credit Fee) shall bear interest until paid in full at a rate per annum that is two percent (2.0%) in excess of the rate otherwise applicable thereto; provided, however, that, Eurodollar Rate Loans outstanding at the end of an Interest Period therefor shall thereafter bear interest until paid in full at a rate per annum equal to the Base Rate then in effect plus the Applicable Margin plus two percent (2.0%). If this Agreement or the other Credit Documents do not specify an interest rate for a particular Obligation, such Obligation shall, for purposes of this Section 2.8, be deemed to be a Base Rate Loan.

(d) Interest shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable (i) in respect of each Base Rate Loan, quarterly in arrears on the last Business Day of each March, June, September and December, commencing March 31, 2008, (ii) in respect of each Eurodollar Rate Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period of six months, on the date occurring every three months after the first day of such Interest Period during such Interest Period and (iii) in respect of each Loan (x) other than a Revolving Loan that is an Base Rate Loan, on any prepayment, conversion or continuation (on the amount so prepaid, converted or continued) and (y) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(e) All computations of interest hereunder shall be made in accordance with Section 12.7.

(f) The Administrative Agent, upon determining the interest rate for any Borrowing of Eurodollar Rate Loans for any Interest Period, shall promptly notify the Borrowers and the Lenders thereof.

Section 2.9. Interest Periods. (a) At the time the Borrowers give a Notice of Borrowing or Notice of Conversion in respect of the making of, or conversion into, a Borrowing of Eurodollar Rate Loans (in the case of the initial Interest Period applicable thereto) or prior to 11:00 a.m. on the third Business Day prior to the expiration of an Interest Period applicable to a Borrowing of Eurodollar Rate Loans, the Borrowers shall have the right to elect by giving the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Borrowers, be a one, two, three or six month period. Notwithstanding anything to the contrary contained above:

(i) the initial Interest Period for any Borrowing of Eurodollar Rate Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of Base Rate Loans), and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(ii) if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

(iii) if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided that if any Interest Period would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(iv) no Interest Period shall extend beyond the applicable Final Maturity Date;

(v) no Interest Period with respect to any Borrowing of Term Loans may be elected that would extend beyond any date upon which a Term Loan Scheduled Repayment in respect of such Term Loans is required to be made if, after giving effect to the selection of such Interest Period, the aggregate principal amount of Term Loans maintained as Eurodollar Rate Loans with Interest Periods ending after such date would exceed the aggregate principal amount of Term Loans permitted to be outstanding after such Term Loan Scheduled Repayment; and

(vi) no Interest Period may be elected at any time when a Default or an Event of Default is then in existence.

(b) If upon the expiration of any Interest Period, the Borrowers have failed to (or may not) elect a new Interest Period to be applicable to the respective Borrowing of Eurodollar Rate Loans as provided above, the Borrowers shall be deemed to have elected to continue such Borrowing for a new Interest Period of the same duration as the current Interest Period, effective as of the expiration date of such current Interest Period.

Section 2.10. Increased Costs, Illegality, etc. (a) In the event that (x) in the case of clause (i) below, the Administrative Agent or (y) in the case of clauses (ii) and (iii) below, any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto):

(i) on any date for determining the Eurodollar Rate for any Interest Period that, by reason of any changes arising after the date of this Agreement affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate; or

(ii) at any time that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder in an amount which such Lender deems material with respect to any Eurodollar Rate Loans (other than any increased cost or reduction in the amount received or receivable resulting from the imposition of or a change in the rate of taxes or similar charges) because of any change in any applicable law, governmental rule, regulation, guideline or order (or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline or order) (such as, for example, but not limited to, a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Eurodollar Rate); or

(iii) at any time, that the making or continuance of any Eurodollar Rate Loan has become unlawful by compliance by such Lender in good faith with any change in any law, governmental rule, regulation, guideline or order (or interpretation or application thereof);

then, and in any such event, such Lender (or the Administrative Agent in the case of clause (i) above) shall (x) on such date and (y) within ten Business Days of the date on which such event no longer exists give notice (by telephone confirmed in writing) to the Borrowers and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, Eurodollar Rate Loans shall no longer be available until such time as the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Conversion given by the Borrowers with respect to Eurodollar Rate Loans which have not yet been incurred shall be deemed rescinded by the Borrowers or, in the case of a Notice of Borrowing, shall, at the option of the Borrowers, be deemed converted into a Notice of Borrowing for Base Rate Loans to be made on the date of Borrowing contained in such Notice of Borrowing, (y) in the case of clause (ii) above, the Borrowers shall pay to such Lender, upon written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing the basis for the calculation thereof, submitted to the Borrowers by such Lender shall, absent manifest error, be final and conclusive and binding upon all parties hereto) and (z) in the case of clause (iii) above, the Borrowers shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by law.

(b) At any time that any Eurodollar Rate Loan is affected by the circumstances described in Section 2.10(a)(ii) or (iii), the Borrowers may (and in the case of a Eurodollar Rate Loan affected pursuant to Section 2.10(a)(iii) the Borrowers shall) either (i) if the affected Eurodollar Rate Loan is then being made pursuant to a Borrowing, by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrowers were notified by a Lender pursuant to Section 2.10(a)(ii) or (iii), cancel said Borrowing or convert the related Notice of Borrowing into one requesting a Borrowing of Base Rate Loans, or (ii) if the affected Eurodollar Rate Loan is then outstanding, upon at least one Business Day’s notice to the Administrative Agent, require the affected Lender to convert each such Eurodollar Rate Loan into a Base Rate Loan, provided that if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 2.10(b).

(c) If any Lender shall have determined that after the Closing Date a Change in Law occurs has or would have the effect of reducing by an amount deemed by such Lender to be material the rate of return on such Lender’s or holding company’s capital or assets as a consequence of its commitments or obligations hereunder to a level below that which such Lender or holding company could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s policies with respect to capital adequacy), then from time to time, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender or holding company for such reduction. Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Borrowers, which notice shall set forth the basis of the calculation of such additional amounts, although the failure to give any such notice shall not release or diminish any of the Borrowers’ obligations to pay additional amounts pursuant to this Section 2.10(c) upon the subsequent receipt of such notice.

Section 2.11. Compensation. The Borrowers shall compensate each Lender, upon its written request (which request shall set forth the basis for requesting and the method of calculating such compensation), for all reasonable losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Eurodollar Rate Loans) which such Lender may sustain: (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of Eurodollar Rate Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion (whether or not withdrawn by the Borrowers or deemed withdrawn pursuant to (a)); (ii) if any repayment or conversion of any of its Eurodollar Rate Loans occurs on a date which is not the last day of an Interest Period applicable thereto; (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by the Borrowers; or (iv) as a consequence of (x) any other default by the Borrowers to repay its Eurodollar Rate Loans when required by the terms of this Agreement or (y) an election made pursuant to Section 2.10(b).

Section 2.12. Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii) or (iii), Section 3.5 or Section 5.4 with respect to such Lender, it will, if requested by the Borrowers, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrowers or the right of any Lender provided in Section 2.10 or Section 5.4.

Section 2.13. Replacement of Lenders. If any Lender is owed increased costs or additional amounts, or the Borrowers receive notice from any Lender or the Administrative Agent, under Section 2.10, Section 3.5 or Section 5.4, or any Lender becomes a Defaulting Lender or a Non-Consenting Lender, then the Borrowers shall have the right, unless such Lender has theretofore removed or cured the conditions which resulted in the obligation to pay such increased costs or additional amounts or which caused it to be a Defaulting Lender or a Non-Consenting Lender, to replace in its entirety such Lender (the “Replaced Lender”), on ten Business Days’ (or three Business Days’, in the case of the replacement of a Non-Consenting Lender) prior written notice to the Administrative Agent and such Replaced Lender, with one or more other Persons (collectively, the “Replacement Lender”) reasonably acceptable to the Administrative Agent and, to the extent required by Section 12.4(b), reasonably acceptable to the Borrowers (which acceptance in either case shall not be unreasonably withheld); provided, that: (i) at the time of any replacement pursuant to this Section 2.13, the Replaced Lender and the Replacement Lender shall enter into one or more Assignment Agreements, substantially in the form of Exhibit E (appropriately completed), pursuant to which the Replacement Lender shall acquire all of the Commitments (including all participation interests in Letters of Credit) and outstanding Loans of the Replaced Lender and, in connection therewith, shall pay to the Replaced Lender in respect thereof an amount equal to the sum of (a) an amount equal to the principal of, and all accrued but unpaid interest on, all outstanding Loans of the Replaced Lender and (b) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Lender pursuant to Section 4.1 and (c) any other amounts payable to the Replaced Lender under this Agreement (including, without limitation, amounts payable under Section 2.11) and (ii) a Defaulting Lender shall be a Replaced Lender only to the extent not prohibited by law. Upon the execution of the respective assignment documentation, the payment of amounts referred to in the preceding sentence and, if so requested by the Replacement Lender, delivery to the Replacement

Lender of appropriate Notes executed by the Borrowers, the Replacement Lender shall become a Lender hereunder, and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions arising under this Agreement, which shall survive as to such Replaced Lender.

Section 2.14. Incremental Facility. (a) Upon notice to the Administrative Agent (whereupon the Administrative Agent shall promptly notify the Lenders), at any time after the Closing Date, the Borrowers may from time to time request (i) additional Commitments under the Term Facility (each an “Incremental Term Commitment” and all of them, collectively, the “Incremental Term Commitments”) or (ii) increases in the aggregate amount of the Revolving Commitments (each such increase, an “Incremental Revolving Commitment” and, together with the Incremental Term Commitments, the “Incremental Commitments”); provided that (x) after giving effect to any such addition, the aggregate amount of Incremental Commitments that have been added pursuant to this Section 2.14 shall not exceed $25,000,000, (y) any such addition or increase shall be in an amount of not less than $10,000,000 and (z) there shall be not more than two (2) such increases.

(b) Any Loans made in respect of any Incremental Revolving Commitments shall be made by increasing the Total Revolving Commitment with the same terms (including pricing) as the existing Revolving Loans (each, a “Revolving Commitment Increase”). Any Loans made in respect of any Incremental Term Commitments (the “Incremental Term Loans”) may be made, at the option of the Borrowers, by either (i) increasing the Total Term Commitment with the same terms (including pricing) as the existing Term Loans, or (ii) creating a new tranche of terms loans (an “Incremental Term Loan Tranche”); provided that any Incremental Term Loan Tranche (A) shall not have a final maturity earlier than the Term Facility Final Maturity Date or a weighted average life which is shorter than the then remaining average life of the Term Loans, (B) shall rank pari passu in right of payment and of security (including Guaranties) with the Revolving Loans and the Term Loans and (C) shall have such other terms and provisions, to the extent not consistent with the Term Loans, as are reasonably satisfactory to the Joint Lead Arrangers.

(c) Each notice from the Borrowers pursuant to this Section 2.14 shall set forth the requested amount and proposed terms of the Incremental Commitments. Incremental Term Loans (or any portion thereof) may be made, and Revolving Commitment Increases may be provided, by any existing Lender or by any other bank, financial institution or other investing entity (any such bank, financial institution or other investing entity, an “Incremental Lender”), in each case on terms permitted in this Section 2.14 and otherwise on terms reasonably acceptable to the Administrative Agent, provided that the Administrative Agent (and, in the case of a Revolving Commitment Increase, the Letter of Credit Issuer and the Swingline Lender) shall have consented (not to be unreasonably withheld) to such Lender's or Incremental Lender's, as the case may be, making such Incremental Term Loans or providing such Revolving Commitment Increase if such consent would be required under Section 12.4 for an assignment of Loans or Revolving Commitments, as applicable, to such Lender or Incremental Lender, as the case may be. No Lender shall be obligated to provide any Incremental Term Loans or Revolving Commitment Increases, unless it so agrees. Any Incremental Commitments shall become Commitments (or in the case of any Revolving Commitment Increase to be provided by an existing Revolving Lender, an increase in such Revolving Lender's Revolving Commitment) under this Agreement pursuant to an amendment (an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Credit Documents, executed by the Borrowers, each Lender agreeing to provide such

Commitment, if any, each Incremental Lender, if any, and the Administrative Agent. An Incremental Facility Amendment may, without the consent of any other Lenders, effect such amendments to any Credit Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.14. At the time of the sending of such notice, the Borrowers (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders). Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to provide an Incremental Commitment and, if so, whether by an amount equal to, greater than, or less than its pro rata share of such requested increase (which shall be calculated on the basis of the amount of the funded and unfunded exposure under all the Facilities held by each Lender). Any Lender not responding within such time period shall be deemed to have declined to provide an Incremental Commitment. The Administrative Agent shall notify the Borrowers and each Lender of the Lenders' responses to each request made hereunder. To achieve the full amount of a requested increase, the Borrowers may, after first offering such increase to the existing Lenders as provided above, invite Incremental Lenders to become Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d) If any Incremental Commitments are added in accordance with this Section 2.14, the Administrative Agent and the Borrowers shall determine the effective date (the “Incremental Commitments Effective Date”) and the final allocation of such addition; provided, that any existing Lender electing to participate in the proposed Incremental Commitments shall have the right to participate in the proposed increase or addition on a pro rata basis in accordance with such Lender’s Revolving Commitment (in the case of an increase of the Revolving Commitments) or the outstanding Term Loans held by such Lender (in the case of Incremental Term Commitments) as of the Business Day prior to the Incremental Commitments Effective Date. The Administrative Agent shall promptly notify the Borrowers and the Lenders of the final allocation of such addition and the Incremental Commitments Effective Date. As a condition precedent to such addition, the Borrowers shall deliver to the Administrative Agent a certificate of the Borrowers dated as of the Incremental Commitments Effective Date signed by a Responsible Officer of the Borrowers certifying that, before and after giving effect to such increase, (i) the representations and warranties contained in Section 7 and the other Credit Documents are true and correct in all material respects on and as of the Incremental Commitments Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall have been true and correct in all material respects as of such earlier date and (ii) no Default or Event of Default exists before or after giving effect to such addition. On each Incremental Commitments Effective Date, each Lender or Incremental Lender which is providing an Incremental Commitment (i) shall become a “Lender” for all purposes of this Agreement and the other Credit Documents, (ii) shall have, as applicable, an Incremental Term Commitment and/or an Incremental Revolving Commitment which shall become “Commitments” hereunder and (iii) in the case of an Incremental Term Commitment, shall make an Incremental Term Loan to the Borrowers in a principal amount equal to such Incremental Term Commitment, and such Incremental Term Loan shall be a “Term Loan” for all purposes of this Agreement and the other Credit Documents (except that the interest rate applicable to any Incremental Term Loan under an Incremental Term Loan Tranche may be different).

(e) Upon each Revolving Commitment Increase pursuant to this Section 2.14, (i) each Revolving Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each existing Revolving Lender, if any, and each Incremental Lender, if any, in each case providing a portion of such Revolving Commitment Increase (each an “Incremental Revolving Lender”), and each such Incremental Revolving Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Lender's risk participation hereunder in outstanding Letters of Credit and Swingline Loans such that, after giving effect to such Revolving Commitment Increase and each such deemed assignment and assumption of such risk participations, the percentage of the aggregate outstanding (A) risk participations hereunder in Letters of Credit and (B) risk participations in Swingline Loans, in each case, held by each Revolving Lender (including each such Incremental Revolving Lender) will equal such Revolving Lender's pro rata share of the outstanding Revolving Loans based on each such Revolving Lender's Revolving Percentage immediately after giving effect to such Revolving Commitment Increase and (ii) if, on the date of such Revolving Commitment Increase, there are any Revolving Loans outstanding, the Administrative Agent shall take those steps which it deems, in its sole discretion, necessary and appropriate to result in each Revolving Lender (including each Incremental Revolving Lender) having a pro rata share of the outstanding Revolving Loans based on each such Revolving Lender’s Revolving Percentage immediately after giving effect to such Revolving Commitment Increase, provided that any prepayment made in connection with the taking of any such steps shall be accompanied by accrued interest on the Revolving Loans being prepaid and any costs incurred by any Lender in accordance with Section 2.11. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro-rata borrowing and pro-rata payment requirements contained elsewhere in this Agreement shall not apply to any transaction that may be effected pursuant to the immediately preceding sentence.

(f) This Section 2.14 shall supersede any provisions in Section 12.12 to the contrary.

Section 2.15. Borrowers’ Representative. CHI hereby appoints ABX as, and ABX hereby agrees to act under this Agreement as, the agent, attorney-in-fact and legal representative of the Borrowers for all purposes hereunder, including, without limitation, requesting Borrowings and Letters of Credit, issuing Notices of Borrowing and Notices of Conversion/Continuation and receiving account statements and other notices and communications to the Borrowers (or either of them) from the Administrative Agent, the Letter of Credit Issuer or any Lender. Accordingly, the parties agree that any and all actions to be taken hereunder by the Borrowers may be taken by ABX for and on behalf of the Borrowers, and any and all notices and communications permitted or required to be made by the Administrative Agent, the Letter of Credit Issuer or any Lender hereunder to the Borrowers, shall be deemed made to each of the Borrowers if delivered to ABX. The Administrative Agent, the Letter of Credit Issuer and each Lender may rely, and shall be fully protected in relying, on any Notice of Borrowing, Notice of Conversion/Continuation, request for a Letter of Credit, disbursement instruction, report, information or any other notice or communication made or given by ABX, whether in its own name, on behalf of CHI or on behalf of “the Borrowers”, and none of the Administrative Agent, the Letter of Credit Issuer or any Lender shall have any obligation to make any inquiry or request any confirmation from or on behalf of CHI as to the binding effect on it of any such notice, request, instruction, report, information, other notice or communications. ABX may from time to time tender to the Administrative Agent, the Letter of Credit Issuer and the Lenders, representations or performance of covenants hereunder and take actions in respect of other matters on behalf of the Borrowers, and any such representations, performance or actions by ABX, if accepted by the Administrative Agent, the Letter of Credit Issuer or any such Lender, as the case may be, shall (irrespective of whether the particular matter is otherwise authorized elsewhere herein) be conclusively deemed done with the authorization of and on behalf of CHI, as the circumstances and the specific action taken may indicate. The Administrative Agent, the Letter of Credit Issuer

and each of the Lenders may in all cases rely on communications from, and representations and actions taken by, ABX as though given, delivered, made or taken by or from the Borrowers, and all such communications, representations and actions shall be binding upon CHI.

Section 2.16. Joint and Several Liability.

(a) Each of the Borrowers acknowledges and agrees that (i) it is a co-borrower hereunder and shall be jointly and severally, with the other Borrower, directly and primarily liable for the Obligations regardless of which Borrower actually receives Loans or other extensions of credit hereunder or the amount of such Loans or other extensions of credit received or the manner in which the Administrative Agent, the Letter of Credit Issuer and/or any Lender accounts for such Loans or other extensions of credit on its books and records, (ii) each of the Borrowers shall have the obligations of co-maker and shall be primary obligors with respect to all Loans, the Notes, the Letters of Credit and the other Obligations, it being agreed that such extensions of credit to each Borrower inure to the benefit of both Borrowers, and (iii) the Administrative Agent, the Letter of Credit Issuer and each of the Lenders is relying on such joint and several liability of the Borrowers as co-makers in extending the Loans and issuing the Letters of Credit hereunder. Each Borrower’s obligations with respect to Loans made to it or with respect to any Letters of Credit issued for its account, and each Borrower’s obligations arising as a result of the joint and several liability of the Borrowers hereunder, with respect to Loans made to the other Borrower hereunder or with respect to any Letters of Credit issued for the account of the other Borrower hereunder, shall be separate and distinct obligations, but all such Obligations shall be primary obligations of each Borrower. Each Borrower hereby unconditionally and irrevocably agrees that upon default in the payment when due (whether at stated maturity, by acceleration or otherwise) of any Obligation payable to the Administrative Agent, the Letter of Credit Issuer or any Lender, each such Borrower will forthwith pay the same, without notice of demand.

(b) Each Borrower’s obligations arising as a result of the joint and several liability of the Borrowers hereunder with respect to Obligations of the other Borrower hereunder shall, to the fullest extent permitted by law, be unconditional irrespective of (i) the validity or enforceability, avoidance or subordination of the Obligations of the other Borrower or of any Note or other document evidencing all or any part of the Obligations of the other Borrower, (ii) the absence of any attempt to collect the Obligations from the other Borrower, or any other security therefor, or the absence of any other action to enforce the same, (iii) the waiver, consent, extension, forbearance or granting of any indulgence by the Administrative Agent, the Letter of Credit Issuer or any Lender with respect to any provision of any instrument evidencing the Obligations of the other Borrower, or any part thereof, or any other agreement now or hereafter executed by the other Borrower and delivered to the Administrative Agent, the Letter of Credit Issuer or any Lender, (iv) the failure by the Administrative Agent, the Letter of Credit Issuer or any Lender to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security for the Obligations of the other Borrower, (v) any borrowing or grant of a security interest by the other Borrower, as debtors-in-possession under Section 364 of the Bankruptcy Code, (vi) the disallowance of all or any portion of the Administrative Agent’s, the Letter of Credit Issuer’s or any Lender’s claim(s) for the repayment of the Obligations of the other Borrower under Section 502 of the Bankruptcy Code, or (vii) any other circumstances which might constitute a legal or equitable discharge or defense of the other Borrower.

(c) With respect to each Borrower’s obligations arising as a result of the joint and several liability of the Borrowers hereunder with respect to Obligations any of the other Borrower hereunder, each Borrower waives, until the Obligations shall have been paid in full in cash and this Agreement and the other Loan Documents shall have terminated, any right to enforce any right of subrogation or any remedy which the Administrative Agent, the Letter of Credit Issuer or any Lender now has or may hereafter have against the other Borrower, any endorser or any guarantor of all or any part of the Obligations, and any benefit of, and any right to participate in, any security or collateral given to the Administrative Agent, the Letter of Credit Issuer or any Lender to secure payment of the Obligations.

(d) No payment or payments made by either of the Borrowers or any other Person or received or collected by the Administrative Agent, the Letter of Credit Issuer or any Lender from either of the Borrowers or any other Person by virtue of any action or proceeding or any set-off-or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed (except to the extent Obligations are satisfied) to modify, release or otherwise affect the liability of each Borrower under this Agreement, which shall remain liable for the Obligations until the Obligations are paid in full in cash and this Agreement is terminated.

SECTION 3. LETTERS OF CREDIT.

Section 3.1. Letters of Credit. (a) Subject to and upon the terms and conditions herein set forth, the Borrowers may request the Letter of Credit Issuer at any time and from time to time on any Business Day on or after the Closing Date and prior to the Revolving Facility Final Maturity Date to issue, for the account of the Borrowers and in support of (i) obligations of the Borrowers and/or their Subsidiaries, contingent or otherwise, incurred in the Ordinary Course of Business of such Persons, (ii) obligations of the Borrowers and their Subsidiaries under insurance policies or related to self-insurance obligations, (iii) obligations of the Borrowers and their Subsidiaries related to surety bonds and (iv) such other obligations of the Borrowers and their Subsidiaries to any other Person that are reasonably acceptable to the Administrative Agent, and subject to and upon the terms and conditions herein set forth, the Letter of Credit Issuer agrees to issue from time to time, irrevocable letters of credit in such form as may be approved by the Letter of Credit Issuer and the Administrative Agent (each such letter of credit, a “Letter of Credit” and collectively, the “Letters of Credit”). Letters of Credit listed on Part I of Annex 3.1 issued under the Existing Cargo Holdings Credit Agreement (“Existing Cargo Letters of Credit”) shall automatically be deemed to constitute and continue as Letters of Credit issued hereunder on the Closing Date. Each letter of credit listed on Part II of Annex 3.1 that was issued under the Existing ABX Credit Agreement and remains in effect after the Closing Date (each, an “Existing ABX Letter of Credit”) shall be cash collateralized until such time as such Existing ABX Letter of Credit is replaced with a Letter of Credit issued under this Agreement.

(b) Notwithstanding the foregoing, (i) each Letter of Credit shall be denominated in Dollars, (ii) no Letter of Credit shall be issued, the Stated Amount of which, when added to the Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid on the date of, and prior to or at the time of, the issuance of the relevant Letter of Credit) at such time, would exceed either (x) $75,000,000 or (y) when added to the aggregate principal amount of all Revolving Loans and Swingline Loans then outstanding, an amount equal to the Total Revolving Commitment at such time (after giving effect to any reductions to the Total Revolving Commitment on such date), and (iii) each Letter of Credit shall have an expiry date occurring not later than the earlier of (x) one year after such Letter of Credit’s date of issuance although any Letter of Credit may be automatically renewable for successive periods, which shall in no event extend beyond the date referred to in clause (y) below, of up to 12 months (unless notice of non-renewal is given to the Borrowers by the Letter of Credit Issuer, or such Letter of Credit does not include an automatic renewal provision) and (z) unless cash collateralized ten (10) Business Days prior to the Revolving Facility Final Maturity Date, on terms acceptable to the Administrative Agent and the Letter of Credit Issuer, the Revolving Facility Final Maturity Date.

Section 3.2. Letter of Credit Requests; Notices of Issuance. (a) Whenever it desires that a Letter of Credit be issued, the Borrowers shall give the Administrative Agent and the Letter of Credit Issuer written notice (including by way of telecopier) in the form of Exhibit F prior to 11:00 a.m. at least five Business Days (or such shorter period as may be acceptable to the Letter of Credit Issuer) prior to the proposed date of issuance (which shall be a Business Day) (each a “Letter of Credit Request”), which Letter of Credit Request shall include an application for such Letter of Credit and any other documents that the Letter of Credit Issuer customarily requires in connection therewith. The Administrative Agent shall promptly notify each Revolving Lender of each Letter of Credit Request.

(b) The Letter of Credit Issuer shall, on the date of each issuance of a Letter of Credit by it, give the Administrative Agent, each Revolving Lender and the Borrowers written notice of the issuance of such Letter of Credit, accompanied by a copy to the Administrative Agent of the Letter of Credit or Letters of Credit issued by it.

Section 3.3. Agreement to Repay Letter of Credit Drawings. (a) The Borrowers hereby agree to reimburse the Letter of Credit Issuer (whether with its own funds or with the proceeds of Revolving Loans), by making payment to the Administrative Agent in immediately available funds at the Payment Office, for any payment or disbursement made by the Letter of Credit Issuer under any Letter of Credit (each such amount so paid or disbursed until reimbursed, an “Unpaid Drawing”), not later than 2:00 p.m., on the Business Day immediately following the day that the Borrowers receive notice from the Letter of Credit Issuer of such Unpaid Drawing, with interest on the amount so paid or disbursed by such Letter of Credit Issuer, to the extent not reimbursed prior to 2:00 p.m. on the date of such payment or disbursement, from and including the date paid or disbursed to but not including the date the Letter of Credit Issuer is reimbursed therefor at a rate per annum which shall be the rate then applicable to Revolving Loans that are Base Rate Loans pursuant to Section 2.8(a) (plus an additional 2% per annum if not reimbursed by the third Business Day after the date of such payment or disbursement), such interest also to be payable on demand.

(b) The Borrowers’ obligation under this Section 3.3 to reimburse the Letter of Credit Issuer with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrowers may have or have had against the Letter of Credit Issuer, the Administrative Agent or any Lender, including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such drawing; provided that, to the extent the Borrowers have derived no benefit therefrom, the Borrowers shall not be obligated to reimburse the Letter of Credit Issuer for any wrongful payment made by such Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Letter of Credit Issuer.

Section 3.4. Letter of Credit Participations. (a) Immediately upon the issuance by the Letter of Credit Issuer of any Letter of Credit, the Letter of Credit Issuer shall be deemed to have sold and transferred to each Revolving Lender, and each Revolving Lender (each a “Participant”) shall be deemed irrevocably and unconditionally to have purchased and received from such Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation, to the extent of such Revolving Lender’s Revolving Percentage, in such Letter of Credit, each substitute letter of credit, each drawing made thereunder and the obligations of the Borrowers under this Agreement with respect thereto (although Letter of Credit Fees shall be payable directly to the Administrative Agent for the account of the Revolving Lenders as provided in Section 4.1(b) and the Participants shall have no right to receive any portion of any Fronting Fees) and any security therefor or guaranty pertaining thereto. Upon any change in the Revolving Commitments of the Revolving Lenders pursuant to Section 12.4(b), it is hereby agreed that, with respect to all then outstanding Letters of Credit and Unpaid Drawings, there shall be an automatic adjustment to the participations pursuant to this Section 3.4 to reflect the new Revolving Percentages of the assigning and assignee Revolving Lender.

(b) In determining whether to pay under any Letter of Credit, the Letter of Credit Issuer shall not have any obligation relative to the Participants other than to determine that any documents required to be delivered under such Letter of Credit have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the Letter of Credit Issuer under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for the Letter of Credit Issuer any resulting liability.

(c) In the event that the Letter of Credit Issuer makes any payment under any Letter of Credit and the Borrowers shall not have reimbursed such amount in full to the Letter of Credit Issuer pursuant to Section 3.3(a), the Letter of Credit Issuer shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Participant of such failure, and each Participant shall promptly and unconditionally pay to the Administrative Agent for the account of the Letter of Credit Issuer, the amount of such Participant’s Revolving Percentage of such payment in Dollars and in same day funds. If the Administrative Agent so notifies any Participant required to fund a payment under a Letter of Credit prior to 11:00 a.m. on any Business Day, such Participant shall make available to the Administrative Agent for the account of the Letter of Credit Issuer such Participant’s Revolving Percentage of the amount of such payment on such Business Day in same day funds. If and to the extent such Participant shall not have so made its Revolving Percentage of the amount of such payment available to the Administrative Agent for the account of the Letter of Credit Issuer, such Participant agrees to pay to the Administrative Agent for the account of the Letter of Credit Issuer, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent for the account of the Letter of Credit Issuer at the overnight Federal Funds Effective Rate. The failure of any Participant to make available to the Administrative Agent for the account of the Letter of Credit Issuer its Revolving Percentage of any payment under any Letter of Credit shall not relieve any other Participant of its obligation hereunder to make available to the Administrative Agent for the account of the Letter of Credit Issuer its Revolving Percentage of any payment under any Letter of Credit on the date required, as specified above, but no Participant shall be responsible for the failure of any other Participant to make available to the Administrative Agent for the account of the Letter of Credit Issuer such other Participant’s Revolving Percentage of any such payment.

(d) Whenever the Letter of Credit Issuer receives a payment of a Reimbursement Obligation as to which the Administrative Agent has received for the account of the Letter of Credit Issuer any payments from the Participants pursuant to Section 3.4(c), the Letter of Credit Issuer shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each Participant which has paid its Revolving Percentage thereof, in Dollars and in same day funds, an amount equal to such Participant’s Revolving Percentage of the principal amount thereof and interest thereon accruing after the purchase of the respective participations.

(e) The obligations of the Participants to make payments to the Administrative Agent for the account of the Letter of Credit Issuer with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(i) any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

(ii) the existence of any claim, set-off, defense or other right which the Borrowers may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Letter of Credit Issuer, any Lender, or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrowers and the beneficiary named in any such Letter of Credit);

(iii) any draft, certificate or other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

(v) the occurrence of any Default or Event of Default.

Section 3.5. Increased Costs; Illegality. (a) If a Change of Law occurs after the Closing Date which shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against Letters of Credit issued by the Letter of Credit Issuer or such Lender’s participation therein, or (ii) shall impose on the Letter of Credit Issuer or any Lender any other conditions affecting this Agreement, any Letter of Credit or such Lender’s participation therein; and the result of any of the foregoing is to increase the cost to the Letter of Credit Issuer or such Lender of issuing, maintaining or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by the Letter of Credit Issuer or such Lender hereunder (other than any increased cost or reduction in the amount received or receivable resulting from the imposition of or a change in the rate of taxes or similar charges), then, upon demand to the Borrowers by the Letter of Credit Issuer or such Lender (a copy of which notice shall be sent by the Letter of Credit Issuer or such Lender to the Administrative Agent), the Borrowers shall pay to the Letter of Credit Issuer or such Lender such additional amount or amounts as will compensate the Letter of Credit Issuer or such Lender for such increased cost or reduction. A certificate submitted to the Borrowers by the Letter of Credit Issuer or any Lender, as the case may be (a copy of which certificate shall be sent by the Letter of Credit Issuer or such Lender to the Administrative Agent), setting forth the basis for the determination of such additional amount or amounts necessary to compensate the Letter of Credit Issuer or any such Lender as aforesaid shall be conclusive and binding on the Borrowers absent manifest error, although the failure to deliver any such certificate shall not release or diminish any of the Borrowers’ obligations to pay additional amounts pursuant to this Section.

SECTION 4. FEES; COMMITMENTS.

Section 4.1. Fees. (a) The Borrowers agree to pay to the Administrative Agent a commitment fee (“Commitment Fee for Revolver”) for the account of each Revolving Lender for the period from and including the Closing Date to but not including the date the Total Revolving Commitment has been terminated, in an amount equal to the Commitment Fee Rate for Revolver then in effect multiplied by the average daily Unutilized Commitment of each Lender. Such Commitment Fee for Revolver shall be due and payable in arrears on the last Business Day of each March, June, September and December, commencing on March 31, 2008, and on the first date upon which the Total Revolving Commitments shall have been terminated.

(b) The Borrowers agree to pay to the Administrative Agent for the account of each Lender pro rata on the basis of its Revolving Percentage, a fee in respect of each outstanding Letter of Credit (the “Letter of Credit Fee”) for each day computed at the rate equal to the Applicable Margin for Revolving Loans that are Eurodollar Rate Loans for such day on the Stated Amount of such Letter of Credit on such day. Accrued Letter of Credit Fees shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December of each year, commencing on March 31, 2008, and on the date upon which the Total Revolving Commitment is terminated.

(c) The Borrowers agree to pay to the Administrative Agent for the account of the Letter of Credit Issuer a fee in respect of each Letter of Credit (the “Fronting Fee”) computed at the rate of 0.125% per annum on the average daily Stated Amount of such Letter of Credit. Accrued Fronting Fees shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December of each year, commencing on March 31, 2008, and on the date upon which the Total Revolving Commitment is terminated.

(d) The Borrowers agree to pay directly to the Letter of Credit Issuer upon each issuance of, drawing under, and/or amendment or transfer by a beneficiary of, a Letter of Credit such amount as shall at the time of such issuance, drawing, transfer or amendment be the administrative charge which the Letter of Credit Issuer is customarily charging for issuances of, drawings under or amendments or transfers of, letters of credit issued by it.

(e) The Borrowers agree to pay to the Administrative Agent (x) on the Closing Date for its own account and/or for distribution to the Lenders such fees as have heretofore been agreed to by the Borrowers and the Administrative Agent and (y) for its own account such other fees as may be agreed to from time to time between the Borrowers and the Administrative Agent, when and as due.

(f) All computations of Fees shall be made in accordance with Section 12.7.

Section 4.2. Voluntary Reduction of Commitments. Upon at least three Business Days’ prior written notice (or telephonic notice confirmed in writing) to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrowers shall have the right, without premium or penalty, to terminate or partially reduce the Total Unutilized Revolving Commitment, provided that (x) any such termination shall apply to proportionately and permanently reduce the Revolving Commitment of each of the Lenders with such a Commitment and (y) any partial reduction pursuant to this clause Section 4.2 shall be in the amount of at least $5,000,000 or a whole multiple thereof.

Section 4.3. Commitment Terminations. Unless earlier terminated pursuant to the terms of the Agreement:

(a) The Total Revolving Commitment (and the Revolving Commitment of each Lender) shall terminate on the Revolving Facility Final Maturity Date.

(b) The Swingline Commitment shall terminate on the Swingline Expiry Date.

SECTION 5. PAYMENTS.

Section 5.1. Voluntary Prepayments. (a) The Borrowers shall have the right to prepay Term Loans and/or Revolving Loans and/or Swingline Loans, in whole or in part, without premium or penalty, from time to time on the following terms and conditions: (i) the Borrowers shall give the Administrative Agent at the Payment Office written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay the Loans, whether such Loans are Term Loans, Revolving Loans or Swingline Loans, the amount of such prepayment and (in the case of Eurodollar Rate Loans) the specific Borrowing(s) pursuant to which made, which notice shall be received by the Administrative Agent by 11:00 a.m. (x) one Business Day prior to the date of such prepayment in the case of Base Rate Loans, (y) three Business Days’ prior written notice in the case of Eurodollar Rate Loans and (z) 11:00 a.m. on the date of prepayment, in the case of Swingline Loans, which notice shall promptly be transmitted by the Administrative Agent to each of the Lenders; (ii) each partial prepayment of any Borrowing shall be in an aggregate principal amount of at least $500,000 or a whole multiple of $100,000 in excess thereof; provided that no partial prepayment of Eurodollar Rate Loans made pursuant to a Borrowing shall reduce the aggregate principal amount of the Loans outstanding pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto; (iii) each prepayment in respect of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans; and (iv) each prepayment of Term Loans pursuant to this Section 5.1 shall be applied to the then remaining applicable Term Loan Scheduled Repayments on a pro rata basis (based upon the then remaining principal amount of each such Term Loan Scheduled Repayment). Any prepayment made pursuant to this Section shall be subject to Section 2.11.

Section 5.2. Mandatory Prepayments.

(a) Requirements:

(i) If on any date (after giving effect to any other repayments or prepayments on such date) the sum of (i) the aggregate outstanding principal amount of Revolving Loans and Swingline Loans plus (ii) the aggregate amount of Letter of Credit Outstandings exceeds the Total Revolving Commitment as then in effect, the Borrowers shall repay on such date that principal amount of Swingline Loans and, after Swingline Loans have been paid in full, Unpaid Drawings and, after Unpaid Drawings have been paid in full, Revolving Loans, in an aggregate amount equal to such excess. If, after giving effect to the prepayment of all outstanding Swingline Loans, Unpaid Drawings and Revolving Loans, the aggregate amount of Letter of Credit Outstandings exceeds the Total Revolving Commitment as then in effect (any such excess, a “Total Revolving Commitment Excess Amount”), the Borrowers shall pay to the Administrative Agent an amount in cash and/or Cash Equivalents equal to such Total Revolving Commitment Excess Amount, and the Administrative Agent shall hold such payment as security for the obligations of the Borrowers hereunder pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Administrative Agent and the Borrowers which shall permit certain investments in Cash Equivalents satisfactory to the Administrative Agent and the Borrowers, until the proceeds are applied to the Obligations, and which shall provide that a portion of the balance, if any, held in a cash collateral account established under such cash collateral agreement equal to the amount by which such balance exceeds the Total Revolving Commitment Excess Amount from time to time, shall be released to the Borrowers, provided that (x) as a result of such release, a mandatory prepayment shall not be required under the first sentence of this paragraph (a)(i) unless such prepayment is made concurrently with such release, and (y) immediately after giving effect thereto, no Default or Event of Default shall have occurred or be continuing or would result from such release.

(ii) The Borrowers shall be required to repay the principal amount of the Term Loans on the last day of March, June, September and December of each year and on the Term Facility Final Maturity Date, commencing March 31, 2009 (each such repayment, a “Term Loan Scheduled Repayment”), each such installment on any such date to be in the amount set forth below opposite such date:

Date	Installment Amount
March 31, 2009	$6,750,000
June 30, 2009	$6,750,000
September 30, 2009	$6,750,000
December 31, 2009	$6,750,000
March 31, 2010	$6,750,000
June 30, 2010	$6,750,000
September 30, 2010	$6,750,000
December 31, 2010	$6,750,000
March 31, 2011	$6,750,000
June 30, 2011	$6,750,000
September 30, 2011	$6,750,000
December 31, 2011	$6,750,000
March 31, 2012	$6,750,000
June 30, 2012	$6,750,000
September 30, 2012	$6,750,000
December 31, 2012	$6,750,000

Term Facility Final Maturity Date	All amounts outstanding in respect of the Term Loans

(iii) On or before the third Business Day following the date of receipt thereof by Holdings or any of its Subsidiaries of the Cash Proceeds from any Asset Sale or Recovery Event, an amount equal to 100% of the Net Cash Proceeds then received from such Asset Sale or Recovery Event shall be applied as a mandatory repayment of principal of the then outstanding Term Loans, provided that Net Cash Proceeds from Asset Sales or Recovery Events in an aggregate amount not to exceed $75,000,000 in any Fiscal Year shall not be required to be used to so repay Term Loans to the extent the Borrowers elect, as hereinafter provided, to cause such Net Cash Proceeds to be reinvested in Reinvestment Assets (a “Reinvestment Election”) on or prior to the Reinvestment Prepayment Date; provided, further, that if any such Net Cash Proceeds are not so reinvested on or prior to the Reinvestment Prepayment Date, such Net Cash Proceeds shall promptly thereafter be applied toward prepayments of the Term Loans in accordance with this Section 5.2. The Borrowers may exercise their Reinvestment Election (within the parameters specified in the preceding sentence) with respect to an Asset Sale or Recovery Event, if (x) the Reinvestment Test is satisfied on the date of delivering the Reinvestment Notice referred to below and (y) the Borrowers deliver a Reinvestment Notice to the Administrative Agent by the third Business Day following the date of the consummation of the respective Asset Sale or the date of such Recovery Event, with such Reinvestment Election being effective with respect to the Net Cash Proceeds of such Asset Sale or Recovery Event equal to the Anticipated Reinvestment Amount specified in such Reinvestment Notice.

(iv) On or before the third Business Day following the date of the receipt thereof by Holdings and/or any of its Subsidiaries, an amount equal to 100% of the cash proceeds (net of reasonable and documented underwriting discounts and commissions, other banking and investment banking fees, attorneys’, advisors’, consultants’ and accountants’ fees) of the incurrence of Indebtedness by Holdings and/or any of its Subsidiaries (other than Indebtedness permitted by Section 9.4), shall be applied as a mandatory repayment of principal of the then outstanding Term Loans.

(v) On or before the third Business Day following the date of the receipt thereof by Holdings and/or any of its Subsidiaries, an amount equal to 50% of the cash proceeds (net of reasonable and documented underwriting discounts and commissions, other banking and investment banking fees, attorneys’, advisors’, consultants’ and accountants’ fees) of the issuance of any Capital Stock by Holdings and/or any of its Subsidiaries, shall be applied as a mandatory repayment of principal of the then outstanding Term Loans.

(vi) On the Reinvestment Prepayment Date with respect to a Reinvestment Election, an amount equal to the Reinvestment Prepayment Amount, if any, for such Reinvestment Election shall be applied as a repayment of the principal amount of the then outstanding Term Loans.

(b) Application:

(i) Each mandatory repayment of Term Loans required to be made pursuant to Section 5.2(a) (iii), (iv), (v) or (vi) shall be applied to the repayment of the then remaining Term Loan Scheduled Repayments in inverse order of their maturity. Following the repayment in full of the Term Loans, each mandatory repayment required to be made pursuant to Section 5.2(a) (iii), (iv), (v) or (vi) shall thereafter be applied to the repayment of the Revolving Loans (without any permanent reduction in the Revolving Commitment of any Lender).

(ii) With respect to each prepayment of Loans required by Section 5.2, the Borrowers may designate the Types of Loans which are to be prepaid and the specific Borrowing(s) under the affected Facility pursuant to which made, provided that (i) the Borrowers shall first so designate all Base Rate Loans and Eurodollar Rate Loans under an affected Facility with Interest Periods ending on the date of repayment prior to designating any other Eurodollar Rate Loans and (ii) each prepayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans.

Section 5.3. Method and Place of Payment. Except as otherwise specifically provided herein, all payments under this Agreement shall be made to the Administrative Agent for the ratable (based on its pro rata share) account of the Lenders entitled thereto, not later than 2:00 p.m. on the date when due and shall be made in immediately available funds and in lawful money of the United States of America at the Payment Office, it being understood that prior written notice by the Borrowers to the Administrative Agent to make a payment from the funds in the Borrowers’ account at the Payment Office shall constitute the making of such payment to the extent of such funds held in such account. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Any payments made by the Borrowers under this Agreement which are made later than 2:00 p.m. shall be deemed to have been made by the Borrowers on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

Section 5.4. Net Payments. (a) All payments made by the Borrowers hereunder, under any Note or any other Credit Document, will be made without setoff, counterclaim or other defense. Except as provided for in this Section 5.4(a), all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein (but excluding, with respect to the Administrative Agent, any Lender or any other recipient of any such payment, any tax imposed on or measured by the net income (or any franchise tax based on net or gross income) of such recipient pursuant to the laws of the United States or of the jurisdiction (or any political subdivision or taxing authority thereof or therein) under which such recipient is organized or in which the principal office or applicable lending office of such recipient is located) and all interest, penalties or similar liabilities with respect thereto (collectively, “Taxes”). If any Taxes are so levied or imposed, the Borrowers agree to pay the full amount of such Taxes and such additional amounts (after payment of all Taxes) as may be necessary so that every payment of all amounts due hereunder, under any Note or under any other Credit Document, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note or in such other Credit Document, provided, however, that the Borrowers shall not be required to increase any such amounts payable to any Lender with respect to any Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of Section 5.4(b) or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time the Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of assignment (or designation of a new lending office), to receive additional amounts from the Borrowers with respect to such Taxes pursuant to this Section 5.4(a). The Borrowers will furnish to the Administrative Agent within 45 days after the date the payment of any Taxes, or any withholding or deduction on account thereof, is due pursuant to applicable law certified copies of tax receipts evidencing such payment by the Borrowers. The Borrowers will indemnify and hold harmless the Administrative Agent and each Lender, and reimburse the Administrative Agent or such Lender upon its written request, for the amount of any Taxes levied or imposed and paid or withheld by the Administrative Agent or such Lender.

(b) Each Lender that is not a United States person as such term is defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) agrees to deliver to the Borrowers and the Administrative Agent (i) on or prior to the date the Lender becomes a Lender two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN or W-8ECI (or successor forms) certifying to such Lender’s entitlement to a complete exemption from United States withholding tax (or, upon the written consent of the Borrowers, a reduced rate of withholding tax) with respect to payments to be made under this Agreement and under any Note and under any other Credit Document, or (ii) if the Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and is claiming an exemption from U.S. withholding tax under Sections 871(h), 881(c) and/or 1441(c)(9) of the Code with respect to payments of “portfolio interest,” (x) a duly executed certificate substantially in the form of Exhibit G (any such certificate, an “Exemption Certificate”) and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN or W-8ECI (or successor forms). In addition, each Non-U.S. Lender agrees that from time to time upon the reasonable request by the Borrowers or the Administrative Agent when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, it will deliver to the Borrowers and the Administrative Agent two new accurate and complete original signed copies of the relevant form or Exemption Certificate, as the case may be, and such other forms as may be required in order to conform or establish the entitlement of such Non-U.S. Lender to a continued complete exemption from United States withholding tax with respect to payments under this Agreement and any Note, or it shall immediately notify the Borrowers and the Administrative Agent of its inability to deliver any such form or Exemption Certificate. Notwithstanding any other provision of this Section 5.4, a Non-U.S. Lender shall not be required to deliver any form pursuant to this Section 5.4(b) that such Non-U.S. Lender is not legally able to deliver.

SECTION 6. CONDITIONS PRECEDENT.

Section 6.1. Conditions Precedent to Closing Date. The obligation of the Lenders to make each Loan hereunder, and the obligation of the Letter of Credit Issuer to issue Letters of Credit hereunder, in each case, on the Closing Date are subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

(a) Execution of Agreement. On or prior to the Closing Date, (i) this Agreement shall have been executed and delivered as provided in Section 12.10 and (ii) there shall have been delivered to the Administrative Agent, for the account of each Lender that has requested Notes pursuant to Section 2.5(d), Notes conforming to the requirements hereof and executed by a duly Authorized Officer of the Borrowers.

(b) Opinions of Counsel. On the Closing Date, the Administrative Agent shall have received opinions, addressed to the Administrative Agent and each of the Lenders and dated the Closing Date, from:

(i) Vorys, Sater, Seymour and Pease LLP, counsel to Holdings and its Subsidiaries, which opinion shall cover the matters set forth in Exhibit H-1;

(ii) W. Joseph Payne, Esq., General Counsel to Holdings, ABX and all of the Subsidiaries of ABX, which opinion shall cover the matters set forth in Exhibit H-2;

(iii) Greenberg Traurig, P.A., counsel to CHI, which opinion shall cover the matters set forth in Exhibit H-3; and

(iv) Daugherty, Fowler, Peregrin, Haught & Jenson, P.C., special FAA counsel to ABX and its Subsidiaries, which opinion shall cover the matters set forth in Exhibit H-4;

(v) George Golder, Esq., General Counsel to the Target and its Subsidiaries, which opinion shall cover the matters set forth in Exhibit H-5;

(vi) McAfee & Taft, special FAA counsel to the Target and its Subsidiaries, which opinion shall cover the matters set forth in Exhibit H-6; and

(vii) Jones Vargas, special counsel to Air Transport International Limited Liability Company, which opinion shall cover the matters set forth in Exhibit H-7.

(c) Proceedings. (i) On the Closing Date, the Administrative Agent shall have received from each Credit Party a certificate, dated the Closing Date, signed by the President or any Vice-President and the Secretary of such Credit Party in the form of Exhibit I (together with certifications as to incumbency and signatures of such officers) with appropriate insertions and deletions, together with (x) copies of the articles or certificate of incorporation, the limited liability company agreement, the partnership agreement, any certificate of designation, the by-laws, or other organizational documents of each such Credit Party, (y) the resolutions, or such other administrative approval, of each such Credit Party referred to in such certificate to be reasonably satisfactory to the Administrative Agent and (z) in the case of the certificate delivered by the Borrowers, a statement that all of the applicable conditions set forth in Section 6 have been satisfied as of such date.

(ii) On the Closing Date, all corporate, limited liability company, partnership and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement, the Purchase Documents and the other Credit Documents shall be reasonably satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received all information and copies of all certificates, documents and papers, including long-form good standing certificates and any other records of corporate, partnership or limited liability company proceedings and governmental approvals, if any, which the Administrative Agent may have reasonably requested in connection therewith, such documents and papers, where appropriate, to be certified by proper corporate or Governmental Authority.

(iii) A Notice of Borrowing for the Loans to be made on the Closing Date, as well as a memorandum of funds flow, in each case executed by the Borrowers.

(d) Adverse Change, etc. There shall not have been any change, effect, event, occurrence, state of facts or development that has had or could reasonably be expected to have a Material Adverse Effect.

(e) Consummation of the Refinancing. The Administrative Agent shall have received reasonably satisfactory evidence that the Indebtedness under the Existing ABX Credit Agreement and the Existing Cargo Holdings Credit Agreement shall have been repaid or canceled, all documentation representing such Indebtedness shall have been terminated (other than provisions that survive such termination) and all guarantees, liens and security interests associated therewith have been released, or that adequate measures shall have been taken to terminate such documentation and release such guarantees, liens and security interests, except as otherwise agreed by the Administrative Agent.

(f) Consummation of the Acquisition. On or prior to the Closing Date, (A) there shall have been delivered to the Administrative Agent true and correct copies of the Purchase Documents, certified by the Borrowers to be true and correct copies of the Purchase Documents and (B) the Administrative Agent shall be reasonably satisfied that the Acquisition shall have been duly consummated in accordance with the Purchase Agreement, no provision of such Purchase Agreement shall have been waived, amended, supplemented or otherwise modified in any respect that is adverse to the Lenders without approval of the Administrative Agent, and CHI shall have acquired not less than 90% of the issued and outstanding Capital Stock of the Target.

(g) Security Documents. (i) On the Closing Date, (x) each of Holdings and the Domestic Subsidiaries of the Holdings shall have duly authorized, executed and delivered the Guarantee and Collateral Agreement substantially in the form of Exhibit J (as modified, amended or supplemented from time to time in accordance with the terms thereof and hereof, the “Guarantee and Collateral Agreement”), and each shall have delivered to the Administrative Agent, to be held in pledge as pledgee thereunder, all of the certificates representing the Pledged Securities referred to therein, endorsed in blank or accompanied by executed and undated stock powers, and the Guarantee and Collateral Agreement shall be in full force and effect and (y) each Issuer (as defined in the Guarantee and Collateral Agreement), if any, that is a Subsidiary but not a Credit Party, shall have executed and delivered an Acknowledgment and Consent in the form attached to the Guarantee and Collateral Agreement.

(ii) On the Closing Date, each of Holdings and the Domestic Subsidiaries of Holdings shall have delivered to the Administrative Agent:

(1)	Financing Statements (Form UCC-1) in appropriate form for filing under the UCC of each jurisdiction as may be necessary to perfect the security interests purported to be created by the Guarantee and Collateral Agreement;

(2)	to the extent available, certified copies of Requests for Information or Copies (Form UCC-11), or equivalent reports, each of recent date listing all effective financing statements that name each Credit Party as debtor and that are filed in the jurisdictions in which filing of a financing statement is necessary to perfect the security interests purported to be created by the Guarantee and Collateral Agreement, together with copies of such financing statements (none of which shall cover the Collateral except (A) those with respect to which appropriate termination statements authorized by the secured lender thereunder have been delivered to the Administrative Agent and (B) to the extent evidencing Liens permitted pursuant to Section 9.3);

(3)	evidence that FAA form “Aircraft Security Agreements”, the substance of which shall be satisfactory to the Administrative Agent, covering the Aircraft and Engines included in the Collateral have been filed with the FAA, and evidence satisfactory to Administrative Agent that the Liens in such Aircraft and Engines have been registered under the Cape Town Convention; and

(4)	evidence that all other actions necessary or, in the reasonable opinion of the Administrative Agent, desirable to perfect and protect the security interests purported to be created by the Security Documents have been taken.

(h) Governmental Approvals and Consents. Each Credit Party shall have obtained all permits, registrations, filings, licenses, authorizations, consents, orders or approvals of or from any Governmental Authority and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Credit Documents (including the Refinancing and the Acquisition) and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Administrative Agent. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Credit Documents (including the Refinancing and the Acquisition) and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(i) Solvency. On the Closing Date, the Administrative Agent shall have received from the president, chief financial officer or another senior financial or accounting officer of each of Holdings and each Borrower a solvency certificate in the form attached hereto as Exhibit K that shall document the solvency of Holdings, each Borrower and their respective Subsidiaries on a consolidated basis after giving effect to the Acquisition and the Refinancing and the other transactions contemplated hereby.

(j) Fees. On the Closing Date, the Administrative Agent and the Joint Lead Arrangers shall have received all fees required to be paid, and all expenses required to be paid, on or before the Closing Date.

(k) Financial Information. The Administrative Agent shall have received copies of the audited consolidated financial statements of (i) ABX and its Subsidiaries and (ii) Cargo Holdings and its Subsidiaries, in each case for the Fiscal Years ended 2005 and 2006, consisting of balance sheets, and the related consolidated statements of income and cash flows for such Fiscal Years.

(l) Evidence of Insurance. The Administrative Agent shall have received a certificate from Borrowers’ insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to Section 8.3 is in full force and effect, together with endorsements naming the Administrative Agent, for the benefit of Lenders, as additional insured and lender’s loss payee thereunder to the extent required under Section 8.3, or an undertaking by the Borrowers to deliver or cause the same to be delivered to the Administrative Agent reasonably promptly following the Closing Date.

(m) No Litigation. There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of Administrative Agent, singly or in the aggregate, could have (i) a material adverse effect on the business operations, properties, assets, condition (financial or otherwise) or prospects of ABX and its Subsidiaries taken as a whole or (ii) a material adverse effect on the business operations, properties, assets, condition (financial or otherwise) or prospects of CHI and its Subsidiaries taken as a whole.

(n) First Lien Leverage Ratio; Total Leverage Ratio. A certificate signed by the Chief Financial Officer of Holdings in form and substance satisfactory to the Administrative Agent evidencing that, on the Closing Date after giving effect to the Acquisition, the Refinancing and the initial Borrowings, (i) the First Lien Leverage Ratio shall not be greater than 3.00 to 1.00 and (ii) the Total Leverage Ratio shall not be greater than 3.30 to 1.00. For purposes of calculating the First Lien Leverage Ratio under this clause (n), Indebtedness of Holdings and its Subsidiaries on the Closing Date will be offset by an amount equal to $38,100,000 representing an Investment in Cash Equivalents held by Capital Cargo International Airlines, Inc. maturing January 15, 2008.

(o) Appraisals. Receipt by the Administrative Agent and the Joint Lead Arrangers of independent, third-party appraisals of the Borrowers’ and their Subsidiaries’ existing Aircraft, in form and substance satisfactory to the Administrative Agent and the Joint Lead Arrangers, it being agreed by the Administrative Agent and the Joint Lead Arrangers that the appraisal of the Target’s Aircraft conducted in connection with the Existing Cargo Holdings Credit Agreement satisfies the requirement of an appraisal of the Target’s Aircraft that is included in the Collateral.

(p) DHL Refinancing Debt; Cargo Holdings Intercompany Note. (i) Evidence satisfactory to the Administrative Agent that the Buyers shall have deposited not less than $61,000,000 in an escrow account to provide proceeds to fund the DHL Refinancing Debt pursuant to the terms and conditions of the Escrow Agreement, the terms and conditions of which shall be satisfactory to the Administrative Agent in its sole discretion.

(ii) Receipt by the Administrative Agent of the original Cargo Holdings Intercompany Note, duly executed by the Target in favor of CHI, accompanied by CHI’s endorsement or duly executed instruments of transfer or assignment in blank, along with each other original Cargo Holdings Intercompany Loan Document, all in form and substance satisfactory to the Administrative Agent.

(q) Intercreditor Agreement. Receipt by the Administrative Agent of a duly executed Intercreditor Agreement.

Section 6.2. Conditions Precedent to All Credit Events. The obligation of the Lenders to make each Loan hereunder, and the obligation of the Letter of Credit Issuer to issue Letters of Credit hereunder, is subject, at the time of each such Credit Event, to the satisfaction of the conditions that at the time of each Credit Event and also after giving effect thereto, (a) there shall exist no Default or Event of Default, (b) all representations and warranties contained herein or in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representation and warranty shall have been true and correct in all material respect as of such earlier date) and (c) since December 31, 2006, there shall have been no event, change, condition or occurrence that has had, or could reasonably be expected to have, a Material Adverse Effect. Further, the obligation of the Lenders to make any Loan hereunder, the proceeds of which are to be used, directly or indirectly, to prepay the DHL Note, is subject to the condition that the proceeds of the DHL Refinancing Debt shall be released from the Escrow Agreement contemporaneous with the funding of such Loan.

The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by the Borrowers to each of the Lenders that all of the applicable conditions specified in Section 6.1, and/or Section 6.2, as the case may be, exist as of that time. All of the certificates, legal opinions and other documents and papers referred to in this Section 6, unless otherwise specified, shall be delivered to the Administrative Agent at its Notice Office for the benefit of each of the Lenders.

SECTION 7. REPRESENTATIONS AND WARRANTIES.

To induce the Lenders to enter into this Agreement and to make the Loans and issue and/or participate in Letters of Credit provided for herein, Holdings and the Borrowers make the following representations and warranties to, and agreements with, the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the Loans (with the making of each Credit Event thereafter being deemed to constitute a representation and warranty that the matters specified in this Section 7 are true and correct in all material respects on and as of the date of each such Credit Event unless such representation and warranty expressly indicates that it is being made as of any specific date (in which case such representation and warranty shall have been true and correct in all material respect as of such specific date)):

Section 7.1. Corporate Status; Compliance with Law. Each of Holdings and its Subsidiaries (i) is a duly organized and validly existing corporation or limited liability company in good standing under the laws of the jurisdiction of its organization and has the corporate or limited liability company power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage on the date hereof, (ii) has duly qualified and is authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified and where the failure to be so qualified would have, individually or in the aggregate, a Material Adverse Effect and (iii) is in compliance with all Requirements of Law and all Contractual Obligation of Holdings and its Subsidiaries, except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 7.2. Power and Authority. Each Credit Party has the corporate or limited liability company power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents and the Purchase Documents to which it is a party and has taken all necessary corporate or limited liability company action to authorize the execution, delivery and performance of the Credit Documents and the Purchase Documents to which it is a party. Each Credit Party has duly executed and delivered each Credit

Document and Purchase Document to which it is a party, and each such Credit Document and Purchase Document constitutes the legal, valid and binding obligation of such Person enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

Section 7.3. No Violation. Neither the execution, delivery and performance by any Credit Party of the Credit Documents, the Subordinated Debt Documents or the Purchase Documents to which it is a party nor compliance with the terms and provisions thereof, nor the consummation of the Acquisition, the Refinancing or the other transactions contemplated therein (i) will contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any Governmental Authority, (ii) will, except as set forth on Annex 7.3, conflict or be inconsistent with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or (other than pursuant to the Security Documents) result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of Holdings or any of its Subsidiaries pursuant to the terms of any indenture, debt instrument or agreement, mortgage, deed of trust, agreement or other instrument to which Holdings or any of its Subsidiaries is a party or by which it or any of its property or assets are bound or to which it may be subject (including, without limitation, the ACMI Service Agreement), (iii) will violate any provision of the charter or by-laws or limited liability company agreement of Holdings or any of its Subsidiaries or (iv) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of the Holdings and its Subsidiaries, other than, in the case of clause (i), any contravention which could not reasonably be expected to have a Material Adverse Effect.

Section 7.4. Litigation. There are no actions, suits or proceedings pending or threatened with respect to Holdings or any of its Subsidiaries (i) that are likely to have a material adverse effect on the business, assets, liabilities (contingent or otherwise), operations, financial condition or prospects of any such Person, after giving effect to the Acquisition and the Refinancing or (ii) that could reasonably be expected to have a material adverse effect on the validity or enforceability of this Agreement or any of the other Credit Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

Section 7.5. Use of Proceeds; Margin Regulations. (a) The proceeds of Term Loans shall be utilized (i) to pay a portion of the consideration to be paid in connection with the Acquisition, (ii) for the Refinancing and (iii) to pay costs and expenses related to the Acquisition and the Refinancing. The proceeds of all Revolving Loans shall be utilized to finance, in part (and to the extent necessary), the transactions described in this clause (a), and thereafter for working capital needs and other general corporate purposes of the Borrowers and their Subsidiaries.

(b) No part of the proceeds of any Loans will be used for any purpose which violates the provisions of the Regulations of the Board of Governors of the Federal Reserve System and any successor thereto.

Section 7.6. Governmental Approvals. Except for any filings required under the Security Documents, no order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority is required to authorize or is required in connection with (i) the execution, delivery and performance of any Credit Document or (ii) the legality, validity, binding effect or enforceability of any Credit Document.

Section 7.7. Investment Company Act. None of Holdings or any of its Subsidiaries is (i) an “investment company” within the meaning of the Investment Company Act of 1940, as amended (the “ICA”) or a company “controlled” by an “investment company” within the meaning of the ICA or (ii) subject to any regulation under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any party of the Obligations unenforceable or voidable.

Section 7.8. True and Complete Disclosure. (b) All information and data (excluding projections) concerning Holdings, the Borrowers and their respective Subsidiaries and the transactions contemplated herein which have been prepared by or on behalf of the Credit Parties and that have been made available to the Administrative Agent or any Lender by or on behalf of the Credit Parties prior to the Closing Date in connection with the transactions contemplated herein (including the Confidential Information Memorandum) do not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading.

(b) All other factual information furnished on or after the Closing Date by or on behalf of the Credit Parties or any of their Subsidiaries in writing to the Administrative Agent or any Lender (including, without limitation, all information contained in the Credit Documents and the Purchase Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein is, and will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information not misleading at such time in light of the circumstances under which such information was provided. The projections and pro forma financial information contained in such materials are based on good faith estimates and assumptions believed by such Persons to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There is no fact known to any Credit Party which materially and adversely affects the business, operations, property, assets, liabilities or condition (financial or otherwise) of any such Credit Party and its respective Subsidiaries which has not been disclosed herein or in such other documents, certificates and statements furnished to the Lenders for use in connection with the transactions contemplated hereby.

Section 7.9. Financial Condition; Financial Statements. (a) On and as of the Closing Date, on a pro forma basis after giving effect to the Acquisition and the Refinancing and to all Indebtedness incurred, and to be incurred, and Liens created, and to be created, by each Credit Party and its respective Subsidiaries in connection therewith, (x) the sum of the assets, at a fair market valuation, of each Credit Party and its respective Subsidiaries will exceed its debts, (y) no such Credit Party or its Subsidiaries will have incurred or intended to, or believes that it will, incur debts beyond its ability to pay such debts as such debts mature and (z) each such Credit Party and its Subsidiaries taken as a whole will have sufficient capital with which to conduct its business. For purposes of this Section 7.9, “debt” means any liability on a claim, and “claim” means (i) right to payment whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or (ii) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

(b) (i) (A) The audited financial statements of ABX and its respective Subsidiaries for the 2005 and 2006 Fiscal Years and (B) the audited financial statements of the Target and its Subsidiaries for the 2005 and 2006 Fiscal Years, in each case consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Years, were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the Persons described therein for each of the periods then ended. As of the Closing Date, none of Holdings, the Borrowers nor any of their respective Subsidiaries has any contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the foregoing financial statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of Holdings, the Borrowers or any of their Subsidiaries. Since December 31, 2006, no event, circumstance or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

(ii) The pro forma consolidated balance sheet of Holdings and its Subsidiaries (the “Pro Forma Balance Sheet”), dated as of December 31, 2007 (the “Pro Forma Date”), copies of which have heretofore been furnished to the Administrative Agent, presents a good faith estimate of the consolidated pro forma financial condition of Holdings and its Subsidiaries as of the Pro Forma Date (after giving effect to the Acquisition, the Borrowings hereunder on the Closing Date and the Refinancing).

Section 7.10. Security Interests. On and after the Closing Date, each of the Security Documents creates, as security for the Obligations purported to be secured thereby, a valid and enforceable (and, to the extent perfection thereof can be accomplished pursuant to the filings or other actions required by the Security Documents and such filings or other actions are required to have been made or taken, perfected) security interest in and Lien on all of the Collateral subject thereto, superior to and prior to the rights of all third Persons and subject to no other Liens (except that the Collateral may be subject to Permitted Liens relating thereto), in favor of the Administrative Agent for the benefit of the Lenders. No filings or recordings are required in order to perfect the security interests created under any Security Document that are required by the Security Documents to be perfected except for filings or recordings which shall have been made upon or prior to the execution and delivery thereof.

Section 7.11. Tax Returns and Payments. Except as set forth on Annex 7.11, Holdings and its Subsidiaries have filed all federal and state income tax returns and all other material tax returns, domestic and foreign, required to be filed by them and have paid all material taxes and assessments payable by them which have become due, other than those not yet delinquent and except for those contested in good faith, and Holdings and each of its Subsidiaries has paid, or has provided adequate reserves in accordance with GAAP (in the good faith judgment of the management of Holdings) for the payment of, all federal, state and foreign income taxes applicable for all prior Fiscal Years and for the current Fiscal Year to the date hereof.

Section 7.12. Compliance with ERISA. Each Plan is in substantial compliance with ERISA and the Code; no Reportable Event has occurred with respect to a Plan; no Plan has an Unfunded Current Liability; no Plan has an accumulated or waived funding deficiency or has applied for an extension of any amortization period within the meaning of Section 412 of the Code; all contributions required to be made with respect to a Plan have been timely made; neither a Credit Party, nor any Subsidiary of a Credit Party, nor any ERISA Affiliate has incurred any material liability to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064 or 4069 of ERISA or Section 4971 or 4975 of the Code or to or an account of a Multiemployer Plan pursuant to Section 4201 or 4204 of ERISA or expects to incur any liability (including any indirect, contingent or secondary liability) under any of the foregoing Sections with respect to any Plan; no proceedings have been instituted to terminate or appoint a trustee to administer any Plan; no condition exists which presents a material risk to a Credit Party or any Subsidiary of a Credit Party or any ERISA Affiliate of incurring a liability to or on account of a Plan pursuant to the foregoing provisions of ERISA and the Code; no Credit Party, Subsidiary of a Credit Party, or ERISA Affiliate has received any notice, and no Multiemployer Plan has received from any Credit Party, any Subsidiary of a Credit Party or any ERISA Affiliate any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; and no lien imposed under the Code or ERISA on the assets of a Credit Party, or any Subsidiary of a Credit Party or any ERISA Affiliate exists or is reasonably likely to arise on account of any Plan, except to the extent that all events described in the preceding clauses of this Section 7.12 and then in existence would not, in the aggregate, be likely to have a Material Adverse Effect.

Section 7.13. Subsidiaries. (a) The Capital Stock of each direct and indirect Subsidiary of Holdings has been duly authorized and validly issued and is fully paid and non-assessable. Annex 7.13 hereto correctly sets forth the ownership interest of Holdings and each of its Subsidiaries in their respective Subsidiaries as of the Closing Date (after giving effect to the Acquisition). Holdings will at all times own directly or indirectly the percentages specified in said Annex 7.13 of the outstanding Capital Stock of all of said entities except to the extent otherwise permitted pursuant to Section 9.2 or Section 9.5. Except as set forth on Annex 7.13, as of the Closing Date, there is no existing option, warrant, call, right, commitment or other agreement to which any Subsidiary of Holdings is a party requiring, and there is no membership interest or other Capital Stock of any Subsidiary of Holdings outstanding which upon conversion or exchange would require, the issuance by Holdings or any of its Subsidiaries of any additional membership interests or other Capital Stock of Holdings or any of its Subsidiaries or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Capital Stock of Holdings or any of its Subsidiaries.

(b) There are no restrictions on Holdings or any of its Subsidiaries which prohibit or otherwise restrict the transfer of cash or other assets from any Subsidiary of Holdings to the Borrowers, other than prohibitions or restrictions permitted by Section 9.7(b).

Section 7.14. Intellectual Property. Holdings and each of its Subsidiaries owns, or is licensed to use, all material trademarks, trade names, copyrights, technology, know-how, patents, servicemarks, licenses and processes and other rights (“Intellectual Property”) free from burdensome restrictions that are necessary for the conduct of their business as currently conducted and as proposed to be conducted.

Section 7.15. Pollution and Other Regulations. Except as set forth on Annex 7.15, (a) each of Holdings and its Subsidiaries is in compliance with all Environmental Laws governing or relating to its business, and to the knowledge of Holdings and the Borrowers, there is no condition or circumstance that would be likely to prevent or interfere with such compliance in the future, except in each case, individually or in the aggregate, as could not reasonably be expected to have a Material Adverse Effect, (b) all licenses, permits, registrations or approvals required for the business of Holdings and each of its Subsidiaries, as conducted as of the Closing Date, under any Environmental Law have been secured, and Holdings and each of its Subsidiaries is in compliance therewith, except, in each case, either individually or in the aggregate, as could not be reasonably be expected to have a Material Adverse Effect, (c) neither Holdings nor any of its Subsidiaries has received any written communication from any Person alleging that it is in noncompliance with, breach of or default under, any applicable writ, order, judgment, injunction, or decree, in each case arising under or relating to Environmental Law, to which Holdings or such Subsidiary is a party or which would affect the ability of Holdings or such Subsidiary to operate its business or any Real Property, except in each such case, such noncompliance, breaches or defaults that individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (d) there are no facts, circumstances, conditions or occurrences relating to the business of Holdings or any of its Subsidiaries or on or relating to any Real Property that could reasonably be expected to form the basis of an Environmental Claim against the Holdings or any of its Subsidiaries or any Real Property of Holdings or any of its Subsidiaries that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 7.16. Properties. Holdings and each of its Subsidiaries have good and valid title to all properties owned by them, including all property reflected in the most recent consolidated balance sheet of Holdings and its Subsidiaries as referred to in Section 7.9(b), free and clear of all Liens, other than as permitted by Section 9.2 or Section 9.3. Annex 7.16 contains a true and complete list of each Real Property owned or leased by Holdings or any of its Subsidiaries on the Closing Date.

Section 7.17. Labor Matters. (a) There are no strikes or other material labor disputes against any Credit Party pending or, to the knowledge of Holdings or the Borrowers, threatened; (b) hours worked by and payments made to employees of the Credit Parties have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from the Credit Parties on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the Credit Parties.

Section 7.18. No Default. Neither Holdings nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

Section 7.19. No Material Adverse Change. Since December 31, 2006, no event, circumstance or change has occurred that has caused or evidences, either in any single case or in the aggregate, a Material Adverse Effect.

Section 7.20. Insurance. Set forth on Annex 7.20 is a true, complete and correct description of all material insurance maintained by or on behalf of Holdings and its Subsidiaries as of the Closing Date. As of such date, such insurance is in full force and effect and complies with Section 8.3.

Section 7.21. Certain Agreements. The Borrowers have delivered to the Administrative Agent a complete and correct copy (including appendixes, exhibits and schedules) of the Purchase Agreement.

Section 7.22. Material Contracts. Annex 7.22 contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date, and except as described thereon, all such Material Contracts are in full force and effect and no defaults currently exist thereunder.

Section 7.23. Indebtedness to be Refinanced. All Indebtedness of the Borrowers and their Subsidiaries outstanding immediately prior to the Closing Date shall either be repaid on the Closing Date or is permitted pursuant to Section 9.4.

Section 7.24. Foreign Assets Control. None of Holdings or any Subsidiary or Affiliate of Holdings: (i) is a Sanctioned Person, (ii) has any of its assets in Sanctioned Entities, or (iii) derives any of its operating income from investments in, or transactions with, Sanctioned Persons or Sanctioned Entities.

Section 7.25. Representations in other Agreements. Each of the representations and warranties made by the Credit Parties in the Purchase Documents and the Subordinated Debt Documents and, to Holding’s and the Borrowers’ knowledge, by each other party thereto, is true and correct in all material respects, and such representations and warranties are hereby incorporated herein by reference with the same effect as though set forth in their entirety herein, as qualified therein; provided, that to the extent that such representation or warranty relates to a specific date, such representation and warranty shall be true as of such earlier date.

Section 7.26. Senior Obligations. The Obligations are Senior Obligations (as defined in the Intercreditor Agreement) and are entitled to the benefit of the subordination provisions of the Intercreditor Agreement.

Section 7.27. Aircraft. (a) Each of the Borrowers and their Subsidiaries have obtained all licenses, permits, authorizations, approvals and authority from the FAA, the DOT, the TSA and each other applicable Governmental Authority necessary to conduct its business as presently conducted, including, without limitation, a certificate of airworthiness issued by the FAA covering each Aircraft.

(b) Each of the Borrowers and their Subsidiaries has Operational Control of the Aircraft owned by it, operates and maintains such Aircraft, in all material respects, in a safe, skilled and competent manner and in accordance with all applicable Requirements of Law, including, without limitation, noise, environmental and emission standards and requirements, and including those of the FAA, the DOT, the TSA and the airports served, and, except for Aircraft and flights that are the subject of a dry lease, provides qualified flight crews for each flight made by such Aircraft in accordance with all applicable Requirements of Law.

SECTION 8. AFFIRMATIVE COVENANTS. Holdings and the Borrowers covenant and agree that on the Closing Date and thereafter and until the Commitments have terminated, no Letters of Credit or Notes are outstanding and the Loans and Unpaid Drawings, together with interest, Fees and all other Obligations incurred hereunder, are paid in full:

Section 8.1. Information Covenants. Holdings will furnish to Administrative Agent for each Lender:

(a) Annual Financial Statements. As soon as available, and in any event within 90 days after the end of each Fiscal Year (commencing with the Fiscal Year ending December 31, 2007) (i) the consolidated and consolidating balance sheets of Holdings and its Subsidiaries as at the end of such Fiscal Year and the related consolidated (and with respect to statements of income, consolidating) statements of income, stockholders' equity and cash flows of Holdings and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, in reasonable detail, and (ii) with respect to such consolidated financial statements a report thereon of Deloitte & Touche LLP or other independent certified public accountants of recognized national standing selected by Holdings, and reasonably satisfactory to Administrative Agent (which report shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Holdings and its Subsidiaries as of the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements), that the audit by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards).

(b) Quarterly Financial Statements. As soon as available, and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, the unaudited consolidated and consolidating balance sheets of Holdings and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated (and with respect to statements of income, consolidating) statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail.

All such financial statements delivered pursuant to paragraphs (a) and (b) above shall present fairly in all material respects in accordance with GAAP the consolidated financial condition of Holdings and its Subsidiaries as at the applicable dates, and the consolidated results of their operations, their changes in equity (deficit) and their consolidated cash flows for the periods reflected therein, and shall be prepared in accordance with GAAP applied consistently throughout the periods reflected therein (except, in the case of unaudited financial statements, for the absence of footnotes).

(c) Officer’s Certificates. At the time of the delivery of the financial statements provided for in Section 8.1(a) and (b), a certificate of the chief financial officer or treasurer of Holdings, substantially in the form of Exhibit L (a “Compliance Certificate”), to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof and any proposed action with respect thereto, which Compliance Certificate shall set forth the calculations required to establish (A) the First Lien Leverage Ratio, the Total Leverage Ratio, the Fixed Charge Coverage Ratio and the Consolidated

EBITDA then in effect for the Test Period ending on the last day of such fiscal period or year and (B) whether Holdings and its Subsidiaries were in compliance with the provisions of Section 9.7(a) (but only to the extent Holdings has paid Dividends or made prepayments of the types described in Section 9.7(a) in such period or year), Section 9.9 (but only to the extent a Sale/Leaseback Transaction was consummated in such period or year) Section 9.12, Section 9.13, Section 9.14 and Section 9.15 as at the end of such fiscal period or year, as the case may be. The Compliance Certificate shall also state whether any change in GAAP or the application thereof has occurred since the date of the audited financial statements described in Section 7.9(b), and, if any change has occurred, specifying the effect of such change on the financial statements accompanying such Compliance Certificate. If, as a result of any change in accounting principles and policies from those used in the preparation of the financial statements of the Borrowers described in Section 7.9(b), the consolidated financial statements of Holdings and its Subsidiaries delivered pursuant to clauses (a) and (b) immediately above will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such clauses had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance satisfactory to Administrative Agent.

In the event that any financial statement or Compliance Certificate delivered pursuant to this Section 8.1 is shown to be inaccurate regardless of whether this Agreement or any Commitment is in effect when such inaccuracy is discovered and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (i) Holdings shall immediately deliver to the Administrative Agent a correct Compliance Certificate for such Applicable Period, (ii) the Applicable Margin shall be determined as if the highest level set forth in the definition of Applicable Margin (i.e. Level I) were applicable for such Applicable Period, and (iii) the Borrowers shall immediately pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent to the Obligations. This Section 8.1 shall not limit the rights of the Administrative Agent or the Lenders with respect to Section 2.8(c) and Section 10.

(d) Notice of Default or Litigation. Prompt (and in any event within three Business Days after such event) notice of (x) the occurrence of any event which constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Credit Parties propose to take with respect thereto, (y) the commencement of or any material development in any litigation or governmental proceeding pending against Holdings or any of its Subsidiaries in which the amount involved is $15,000,000 or more or is reasonably likely to have a material adverse effect on the ability of any Credit Party to perform its obligations hereunder or under any other Credit Document or (z) any order, judgment or decree that is reasonably likely to have a material adverse effect on the ability of any Credit Party to perform its obligations hereunder having been entered against Holdings or any of its Subsidiaries or any of their respective properties or assets.

(e) ERISA Events. Prompt notice of the development of any ERISA Event that, together with all other ERISA Events that have developed or occurred, could reasonably be expected to have a Material Adverse Effect, together with a certificate of the chief financial officer of Holdings setting forth details as to such occurrence and such action, if any, which Holdings, its Subsidiaries or an

ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given to or filed with or by Holdings or its Subsidiaries, the ERISA Affiliate, the PBGC, a Plan participant (other than notices relating to an individual participant’s benefits) or the Plan administrator with respect thereto. Upon request of the Administrative Agent, Holdings will deliver to the Administrative Agent a complete copy of the annual report (Form 5500) of each Plan required to be filed with the Internal Revenue Service. In addition to the foregoing, copies of any material notices received by the Holdings, its Subsidiaries or any ERISA Affiliate, with respect to a Plan shall be delivered to the Administrative Agent no later than 15 days after the same are received by Holdings, such Subsidiary or the ERISA Affiliate, as applicable.

(f) Modification of Organizational Documents. A copy of any amendment or other modification to the articles or certificate of incorporation, bylaws, partnership agreement, operating agreement or other similar organizational documents of Holdings or its Subsidiaries within 15 Business Days after the effectiveness thereof.

(g) Change of Management or Financial Condition; Collateral Loss. Prompt notice of (x) any change in the senior management of Holdings or any of its Subsidiaries, (y) any change in the business, assets, liabilities, financial condition or results of operations of Holdings and its Subsidiaries which has had or could reasonably be expected to have a Material Adverse Effect or (z) any material damage, loss or destruction of any material portion of the Collateral.

(h) Subordinated Debt Document Default. Promptly, but in any event not later than two (2) Business Days of Holdings or either Borrower becoming aware of the same, notice of any default or event of default under the Subordinated Debt Documents.

(i) Notice Regarding Material Contracts.

(a) Promptly, and in any event within five (5) Business Days (i) after any Material Contract of Holdings or any of its Subsidiaries is terminated or amended in a manner that is materially adverse to Holdings or such Subsidiary, as the case may be, or (ii) any new Material Contract is entered into, a written statement describing such event, with copies of such material amendments or new contracts, delivered to Administrative Agent, and an explanation of any actions being taken with respect thereto.

(b) Promptly, and in any event within two (2) Business Days after any Credit Party becoming aware of the same, notice of any Material Agreement Default.

(c) Promptly, and in any event within two (2) Business Days after receipt by any Credit Party, notice of the acceleration of Indebtedness under the DHL Note or demand for the payment or prepayment of the DHL Note prior to the scheduled maturity thereof.

(j) Other Information. Promptly after their filing with the Securities and Exchange Commission or any successor thereto (the “SEC”) copies of any filings and registrations with, and reports to, the SEC by Holdings or its Subsidiaries and, with reasonable promptness, such other information or documents (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of the Required Lenders may reasonably request from time to time. Holdings may deliver such filings, registrations, reports, information or documents by posting such items to EDGAR so long as the Administrative Agent receives notice from Holdings that such items have been posted to EDGAR; receipt by the Administrative Agent of such notice shall constitute delivery.

Section 8.2. Books, Records and Inspections. Holdings will, and will cause each of its Subsidiaries to, maintain books and records pertaining to their respective business operations in such detail, form and scope as is consistent with good business practice and in accordance with GAAP. Holdings will, and will cause its Subsidiaries to, permit, upon two (2) Business Days’ notice to any Authorized Officer of Holdings (except if a Default or Event of Default has occurred and is continuing, no prior notice shall be required), officers and designated representatives of the Administrative Agent (which designated representatives may include one or more Lenders) to visit and inspect any of the properties or assets of Holdings and any of its Subsidiaries in whomsoever’s possession, and to examine the books of account of Holdings and any of its Subsidiaries and discuss the affairs, finances and accounts of Holdings and of any of its Subsidiaries with, and be advised as to the same by, its and their officers and independent accountants, all at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or, if applicable, the Required Lenders may desire.

Section 8.3. Maintenance of Insurance. Holdings will, and will cause each of its Subsidiaries to, at all times maintain or cause to be maintained in full force and effect insurance in such amounts, covering such risks and liabilities and with such deductibles or self-insured retentions as are in accordance with normal industry practice or otherwise as are acceptable to the Administrative Agent in its reasonable discretion, including with respect to Aircraft and Engines, all risk ground, taxiing, and flight aircraft hull insurance, and all risk coverage for Engines or spare parts while not incorporated in any airframe. Holdings will cause its Subsidiaries (as applicable) to maintain a policy of FAA War Risk Hull and Liability Insurance or its commercial equivalent, in amounts that are not less than the comprehensive aircraft and general liability and property damage insurance and of the type and covering the same risks as applicable on the Closing Date. All such insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt by the Administrative Agent of written notice thereof and name the Administrative Agent as an additional insured and lender’s loss payee. Holdings will, and will cause each of its Subsidiaries to, furnish or cause to be furnished annually to the Administrative Agent certificates of insurance carried and other evidence of such insurance, if any, that comply with the immediately preceding sentence.

Section 8.4. Payment of Taxes. Holdings will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of Holdings or any of its Subsidiaries, provided that neither Holdings nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of the management of Holdings) with respect thereto in accordance with GAAP.

Section 8.5. Franchises. Holdings will do, and will cause each of its Subsidiaries to do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its rights, franchises, licenses and privileges in the jurisdiction of its incorporation or formation and qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization and where the failure to be so authorized and qualified could reasonably be expected to have a Material Adverse Effect, provided that any transaction permitted by Section 9.2 will not constitute a breach of this Section 8.5.

Section 8.6. Compliance with Contractual Obligations and Laws, Statutes, etc. Holdings will, and will cause each of its Subsidiaries to, comply with all Contractual Obligations, applicable laws, statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property, other than those the non-compliance with which could not reasonably be expected to have a Material Adverse Effect.

Section 8.7. Maintain Property. Holdings will, and will cause each of its Subsidiaries to, protect and preserve all of its properties, including, without limitation, its material patents, trademarks, copyrights, franchises and other intellectual property, and ensure that its properties and equipment used or useful in its business in whomsoever’s possession they may be, are kept in good repair, working order and condition, normal wear and tear excepted. In addition, and not in limitation of the generality of the foregoing, Holdings and the Borrowers will, and will cause the operator of any Aircraft to, (i) maintain, inspect, service, repair, overhaul and test each Aircraft in accordance with all Maintenance Requirements and all Requirements of Law and (ii) maintain all Records in accordance with all Requirements of Law and all Maintenance Requirements. All maintenance procedures shall be performed in accordance with all Requirements of Law and by properly trained, licensed, and certified maintenance sources and maintenance personnel utilizing replacement parts approved by the applicable Aviation Authority, so as to keep it and any Engines and APUs attached thereto in good operating condition, ordinary wear and tear, excepted, and to enable the airworthiness certificate for such Aircraft to be continually maintained. Without limiting the foregoing, Holdings and the Borrower will, and will cause the operator of any Aircraft to, comply with all mandatory service bulletins and airworthiness directives by causing compliance to such bulletins and/or directives not later than the date by which such bulletins and directives make compliance mandatory.

Section 8.8. Environmental Laws. Holdings will, and will cause each of its Subsidiaries and each operator of any Aircraft to (a) comply with all applicable Environmental Laws except for such non-compliance as would not reasonably be expected to have a Material Adverse Effect, and obtain and comply in all respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws the failure to obtain or comply with which would reasonably be expected to have a Material Adverse Effect and (b) conduct and complete, in all material respects, all investigations, studies, sampling and testing, and all remedial, removal and other actions, required under Environmental Laws and comply in all material respects with all lawful and binding orders and directives of all Governmental Authorities regarding Environmental Laws, except with respect to all matters above to the extent Holdings and/or its Subsidiaries, as applicable, challenge or appeal any such requirements, orders or directives, so long as such challenges or appeals are made in good faith by appropriate proceedings (which proceedings are being diligently pursued) by Holdings and/or its Subsidiaries, as applicable, and with respect to which adequate reserves are being maintained in accordance with GAAP.

Section 8.9. Use of Proceeds. All proceeds of the Loans and all Letters of Credit shall be used as provided in Section 7.5. No part of the proceeds of any Loan or Letter of Credit will be used (a) for the purpose of buying or carrying “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or to extend credit to others for the purpose of purchasing or carrying any such margin stock, in each case in violation of such Regulation U or (b) to fund any operations in, to finance any investments or activities in, or to make any payments to, a Sanctioned Person or Sanctioned Entity.

Section 8.10. Additional Collateral. (a) With respect to any property or assets acquired after the Closing Date by any Credit Party (including Aircraft and Engines acquired after the Closing Date, but excluding any property subject to a Lien expressly permitted by Section 9.3(j)) as to which the Administrative Agent, for the benefit of the Lenders, will not after the acquisition thereof have a perfected Lien, Holdings and its Domestic Subsidiaries agree to promptly (x) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other Security Documents as the Administrative Agent reasonably requests (including, in the case of Aircraft and/or Engines, security documents to be filed with the FAA or other applicable Aviation Authority) in order to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such property, (y) in the case of the acquisition of owned Aircraft after the Closing Date, cause to be delivered to the Administrative Agent a legal opinion in substantially the form of Exhibit H-3 and (z) take all actions reasonably requested by the Administrative Agent to grant to the Administrative Agent, for the benefit of the Lenders, a perfected security interest in such property having the priority required by the Guarantee and Collateral Agreement, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent (including, in the case of Aircraft and/or Engines, security documents to be filed with the FAA or other applicable Aviation Authority).

(b) With respect to any fee interest in any real property acquired after the Closing Date by any Credit Party, Holdings shall promptly (i) cause each Credit Party which is the fee owner of such real property to execute and deliver a deed of trust, mortgage or similar document, in each case, in form and substance reasonably satisfactory to the Administrative Agent (each a “Mortgage”), in favor of the Administrative Agent, for the benefit of the Secured Parties, covering such real property, (ii) if reasonably requested by the Administrative Agent, provide the Lenders with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor’s certificate and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent, and (iii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent. In addition to the foregoing, Holdings shall (or shall cause the applicable Credit Party to), at the request of Required Lenders and at the sole cost and expense of the Credit Parties, deliver from time to time to Administrative Agent (i) such appraisals as are required by applicable law or regulation with respect to any real property which is subject to a Mortgage and (ii) Phase I and Phase II Environmental Site Assessment Reports with respect to any fee interest in any real property acquired by a Credit Party.

(c) With respect to any new Domestic Subsidiary created or acquired by any Credit Party after the Closing Date, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Domestic Subsidiary that is owned by any Credit

Party, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly Authorized Officer of the relevant Credit Party, (iii) cause such new Domestic Subsidiary (A) to become a party to the Guarantee and Collateral Agreement, (B) to take such actions reasonably deemed necessary or advisable by the Administrative Agent to grant to the Administrative Agent for the benefit of the Secured Parties a perfected security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such Subsidiary having the priority required by the Guarantee and Collateral Agreement, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit I, with appropriate insertions and attachments, and (iv) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(d) With respect to any new first-tier Foreign Subsidiary created or acquired by any Credit Party after the Closing Date, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new or newly designated Foreign Subsidiary that is owned by any such Credit Party (provided that in no event shall more than 65% of the total outstanding voting Capital Stock of any such new or newly designated Foreign Subsidiary be required to be so pledged), (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly Authorized Officer of the relevant Credit Party, and take such other action as may be necessary or, in the reasonable opinion of the Administrative Agent, desirable to perfect the Administrative Agent’s security interest therein, and (iii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

Section 8.11. Hedging Agreements. Not later than sixty (60) days following the Closing Date, the Borrowers will, at their sole cost and expense, enter into and thereafter maintain in full force and effect one or more Hedging Agreements providing protection against fluctuations in interest rates with respect to not less than fifty percent (50%) of the Term Loans made on the Closing Date, which Hedging Agreements shall provide for not less than a three (3) year term and shall contain such protections and other terms as are customary and are reasonably satisfactory to Administrative Agent.

Section 8.12. Acknowledgment and Agreement from Target. Upon consummation of the CHI Merger (which CHI agrees it shall cause to occur no later than 65 days following the Closing Date), the Target shall execute and deliver to the Administrative Agent an Acknowledgement and Agreement in the form of Exhibit M hereto.

Section 8.13. DHL Refinancing Debt. Promptly following the issuance of the DHL Refinancing Debt, Holdings and ABX shall cause copies of all Subordinated Debt Documents (certified to be true and correct by Holdings) to be delivered to the Administrative Agent, and Holdings shall cause all legal opinions rendered to the Buyers on behalf of Holdings and any of its Subsidiaries in connection with the DHL Refinancing Debt to be addressed to the Administrative Agent and the Lenders (or otherwise accompanied by language expressly permitting the Administrative Agent and the Lenders to rely on such legal opinions) and shall deliver copies of such legal opinions to the Administrative Agent at the time copies of the Subordinated Debt Documents are so delivered.

Section 8.14. Further Assurances. Holdings shall, and shall cause it Subsidiaries to, upon request of the Administrative Agent, execute and deliver or cause to be executed and delivered, to the Administrative Agent such further instruments, documents and certificates, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Administrative Agent to carry out more effectively the provisions and purposes of this Agreement and the other Credit Documents.

SECTION 9. NEGATIVE COVENANTS. Holdings and the Borrowers hereby covenant and agree that as of the Closing Date and thereafter until the Commitments have terminated, no Letters of Credit or Notes are outstanding and the Loans and Unpaid Drawings, together with interest, Fees and all other Obligations incurred hereunder, are paid in full:

Section 9.1. Changes in Business. Except as otherwise permitted by Section 9.2, Holdings will not, and will not permit any of its Subsidiaries to, engage in any business or operations other than aviation-related services and mail and freight sorting services.

Section 9.2. Consolidation, Merger, Sale of Assets, etc. Holdings will not, and will not permit any of its Subsidiaries to, wind up, liquidate or dissolve its affairs, or enter into any transaction of merger or consolidation, sell or otherwise dispose of all or any part of its property or assets (other than Cash Equivalents sold in the Ordinary Course of Business) or agree to do any of the foregoing at any future time, except that the following shall be permitted:

(a) the CHI Merger;

(b)(i) any Subsidiary of either Borrower may be merged or consolidated with or into, or be liquidated or dissolved into, a Credit Party (so long as (i) a Credit Party is the surviving entity, (ii) if any such merger or consolidation involves a Borrower the surviving entity shall be such Borrower and (iii) if any such merger or consolidation involves a Domestic Subsidiary, but not a Borrower, a Domestic Subsidiary (other than the Relief Fund) is the surviving entity, or all or any part of its business, properties and assets may be conveyed, leased, sold or transferred to either Borrower or any Subsidiary Guarantor which must be a Domestic Subsidiary if the transaction involves the conveyance, lease, sale or transfer of all or substantially all the properties and assets of a Domestic Subsidiary), provided that in each case all Liens created pursuant to a Security Document on any assets of a Subsidiary affected by any of the foregoing events (other than Liens on the Capital Stock issued by a Subsidiary that does not survive such event if, in connection therewith, such Capital Stock is cancelled) shall remain in full force and effect after giving effect thereto and (ii) either Borrower may be merged or consolidated with or into, or be liquidated into, the other Borrower;

(c) the Investments, Dividends, acquisitions and transfers or dispositions of properties expressly permitted pursuant to Section 9.5 and Section 9.7;

(d) sales of assets pursuant to any sale and leaseback transaction permitted by Section 9.9;

(e) sales of assets to DHL pursuant to the ACMI Service Agreement;

(f) the sale of the Aeronavali Aircraft;

(g) other sales or dispositions of assets by the Borrowers or their Subsidiaries in arms-length transactions for fair value, provided that (i) the aggregate Fair Market Value of the assets so sold or disposed shall not exceed $150,000,000 in any Fiscal Year, (ii) each such transaction results in consideration at least 80% of which shall be in the form of cash and the remainder, if any, of which shall consist of promissory notes issued by the relevant purchaser and pledged to the Administrative Agent for the benefit of the Secured Parties pursuant to the relevant Security Document if required thereunder, and (iii) the Net Cash Proceeds of any such sale are applied to repay the Loans as and to the extent provided in Section 5.2(a)(iii), and, provided further, that the sale or disposition of the Capital Stock of any Subsidiary of the Borrowers shall be prohibited, and, provided further that the sale of any Aircraft “put” to DHL Network Operations (USA), Inc. by ABX pursuant to Sections 12.3 and 12.4 of the ACMI Service Agreement shall be permitted notwithstanding the foregoing requirements of this clause or any other provision of the Agreement;

(h) leases or subleases granted to others not interfering in any material respect with the business of either Borrower or any of their respective Subsidiaries; and

(i) sales of the specific Aircraft and Engines listed on Schedule 8 to the Guarantee and Collateral Agreement.

Section 9.3. Liens. Holdings will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets of any kind (real or personal, tangible or intangible) of Holdings or any such Subsidiary, whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable or notes with recourse to Holdings or any of its Subsidiaries) or assign any right to receive income, or file or authorize the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute, except:

(a) Liens for taxes and assessments not yet due and payable or Liens for taxes being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of Holdings) have been established;

(b) Liens in respect of property or assets of either of the Borrowers or any of their Subsidiaries imposed by law which were incurred in the Ordinary Course of Business, such as operators’, vendors’, repairmens’, construction, carriers’, warehousemen’s and mechanics’ Liens, statutory landlord’s Liens, and other similar Liens arising in the Ordinary Course of Business, and (x) which do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of either of the Borrowers or any of their Subsidiaries or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or asset subject to such Lien;

(c) Liens created by or pursuant to this Agreement or the other Credit Documents;

(d) Liens on assets of either of the Borrowers and their Subsidiaries existing on the Closing Date and listed on Annex 9.3(d) hereto and extensions, renewals and replacements thereof; provided that no such Lien is spread to cover any additional property after the Closing Date and that the principal amount of Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement;

(e) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 10.10;

(f) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security, old age pension or public liability obligation, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, trade contracts, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the Ordinary Course of Business (exclusive of obligations in respect of the payment for borrowed money);

(g) leases or subleases granted to others not interfering in any material respect with the business of either of the Borrowers or any of their Subsidiaries;

(h) easements, encroachments, covenants, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of either of the Borrowers or any of their Subsidiaries and municipal and zoning ordinances;

(i) Liens arising from UCC financing statements regarding Capital Leases permitted by this Agreement;

(j) Liens on assets of either of the Borrowers or any of their Subsidiaries, each of which Liens (i) existed on such assets before the time of their acquisition by such Borrower or such Subsidiary, were not created in contemplation thereof and secure Indebtedness permitted by Section 9.4(c), or (ii) existed on such assets of any Subsidiary before the time it became a Subsidiary, were not created in contemplation of the owner thereof becoming a Subsidiary and secure Indebtedness permitted by Section 9.4(c), or (iii) was created solely for the purpose of securing Indebtedness representing, or incurred to finance, the cost of such assets and secure Indebtedness permitted by Section 9.4(c); provided that, with respect to Liens referred to in this clause (iii), (A) such Liens and the Indebtedness secured thereby are incurred within 90 days of the acquisition of such asset, (B) such Liens shall at all times be confined to the assets (or, with respect to any such asset, the group of assets together with which it is acquired) so acquired and improvements, alterations, replacements and modifications thereto and (C) the principal amount of the Indebtedness secured by such Liens shall in no case exceed 100% of the cost of the assets (or group of assets) subject thereto at the time of acquisition thereof, and provided, further that with respect to each Lien referred to in this paragraph (j), any extension, renewal or replacement thereof shall be permitted only to the extent that the principal amount of Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement;

(k) Liens granted by a Subsidiary that is not a Credit Party in favor of either of the Borrowers or another Credit Party in respect of Indebtedness or other obligations owed by such Subsidiary to such Credit Party;

(l) Liens that are rights of setoff relating to deposit accounts in favor of banks and other depositary institutions arising in the ordinary of business;

(m) Liens securing the Cargo Holdings Intercompany Loan; and

(n) Liens on the Aeronavali Aircraft granted to Massachusetts Mutual Life Insurance Company, as Indemnifying Parties Representative.

Section 9.4. Indebtedness. Holdings will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness incurred pursuant to this Agreement and the other Credit Documents, including Letters of Credit;

(b) Indebtedness of any Subsidiary Guarantor to a Borrower or any other Subsidiary Guarantor, or of a Borrower to any Subsidiary Guarantor;

(c) Indebtedness secured by Liens permitted by Section 9.3(j) (including Capitalized Lease Obligations) so long as the aggregate principal amount of all such Indebtedness arising on or after the Closing Date does not exceed $75,000,000;

(d) existing Indebtedness listed on Annex 9.4(d) hereto (“Existing Indebtedness”) and any renewals, extensions, refundings or refinancings of such Indebtedness, provided the amount thereof is not increased and the maturity of principal thereof is not shortened;

(e) Indebtedness under Hedge Agreements (provided that such Agreements are entered into to hedge actual risks and not for speculative purposes);

(f) guarantees (i) by any Credit Party of any Indebtedness of any other Credit Party otherwise permitted hereunder, (ii) by any Subsidiary that is not a Credit Party of any Indebtedness of any Subsidiary that is not a Credit Party (other than the Relief Fund) so long as the Indebtedness so guaranteed is otherwise permitted hereunder;

(g) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the Ordinary Course of Business, provided that such Indebtedness is extinguished within two Business Days of its incurrence;

(h) either (i) the DHL Note or (ii) the DHL Refinancing Debt; provided, that the full amount of the proceeds of the DHL Refinancing Debt shall be used to prepay the DHL Note;

(i) the Cargo Holdings Intercompany Loan; and

(j) other unsecured Indebtedness of Holdings and its Subsidiaries in an aggregate amount not to exceed at any time $10,000,000.

Section 9.5. Advances, Investments and Loans. Holdings will not, and will not permit any of its Subsidiaries to, make or permit to exist any Investment in any Person, except:

(a) Holdings and its Subsidiaries may invest in cash and Cash Equivalents;

(b) the Borrowers and any of their Subsidiaries may acquire and hold receivables owing to them, if created or acquired in the Ordinary Course of Business and payable or dischargeable in accordance with customary trade terms;

(c) the intercompany Indebtedness described in Section 9.4(b) and Section 9.4(i);

(d) the Investments owned by the Borrowers and each of their Subsidiaries on the Closing Date and set forth in Annex 9.5(d) may continue to be owned by such Borrower and such Subsidiary;

(e) the Borrowers and any of their Subsidiaries may acquire and own investments (including, without limitation, debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the Ordinary Course of Business;

(f) Hedge Agreements permitted by Section 9.4(e);

(g) Dividends permitted by Section 9.7;

(h) promissory notes issued to the Borrowers or any of their Subsidiaries by the purchasers of assets sold in accordance with Section 9.2(e);

(i) payments in cash, or from the proceeds of the Loans contemplated hereby, to purchase shares, options and warrants, if any, as set forth in Section 3.2(b) of the Purchase Agreement in connection with the CHI Merger;

(j) payments contemplated by the Indemnification Agreement; and

(k) Investments in any Domestic Subsidiary of Holdings (other than the Relief Fund); provided that either (i) such Investment is approved by the Required Lenders in their sole discretion or (ii) the Domestic Subsidiary in which such Investment is made has become a party to the Guarantee and Collateral Agreement and Holdings and such Domestic Subsidiary have complied with each of the provisions of Section 8.10(c) contemporaneously with the making of such Investment.

Section 9.6. Amendments to Documents, etc. (a) Holdings will not, and will not permit any of its Subsidiaries to, amend, modify or change (i) in any manner materially adverse to the interests of the Lenders or (ii) in a manner having, or reasonably expected to have, an adverse effect on any Credit Party’s ability to pay or perform any Obligations, the certificate or articles of incorporation, by-laws, partnership agreement, limited liability company agreement or other charter documents of Holdings or any Subsidiary of Holdings, or any agreement entered into by Holdings or any of its Subsidiaries with respect to its Capital Stock, or enter into any new agreement in any manner materially adverse to the interests of the Lenders with respect to the Capital Stock of Holdings or any of its Subsidiaries.

(b) Holdings will not, and will not permit any of its Subsidiaries to, amend, restate, supplement, modify or change the DHL Note, any of the Subordinated Debt Documents or the Escrow Agreement in any manner, individually or in the aggregate, which is adverse to the Lenders or their interests, the determination of which will be in the sole and absolute discretion of the Administrative Agent.

(c) Holdings will not, and will not permit any of its Subsidiaries to, amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of any of the Purchase Documents without the prior written consent of the Administrative Agent if such change could reasonably be expected to materially adversely affect the Administrative Agent’s or any Lender’s rights or interests in the Collateral or any Credit Party’s ability to fulfill their obligations under the Loan Documents, or could otherwise reasonably be expected to have a Material Adverse Effect. Without limiting the foregoing, neither Holdings nor ABX shall, without the written consent of the Administrative Agent, amend, supplement or otherwise modify in any way (pursuant to a waiver or otherwise) the terms, provisions, or conditions of Escrow Agreement (as in effect on the Closing Date).

Section 9.7. Dividends, Restrictive Agreements, DHL Refinancing Debt Payments. (a) Holdings will not, and will not permit any of its Subsidiaries to (1) declare or pay any dividends (other than dividends payable solely in Capital Stock of such Person) or return any capital to, its stockholders or other equity holders, or authorize or make any other distribution, payment or delivery of property or cash to its stockholders or equity holders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for consideration, any shares of any class of its Capital Stock now or hereafter outstanding (or any warrants for or options or stock appreciation rights in respect of any of such shares), or set aside any funds for any of the foregoing purposes, or permit any of their Subsidiaries to purchase or otherwise acquire for consideration any shares of any class of the Capital Stock of Holdings or any of its Subsidiaries, as the case may be, now or hereafter outstanding (or stock appreciation or similar rights issued by such Person with respect to its Capital Stock) (all of the foregoing “Dividends”) or (2) make any payment or prepayment of principal of, or premium, if any, on the DHL Refinancing Debt, or any redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to, the DHL Refinancing Debt, except that:

(i) any Subsidiary of Holdings may pay Dividends to the holders of its Capital Stock;

(ii) Holdings may make noncash repurchases of Capital Stock deemed to occur upon exercise of stock options if such Capital Stock represents a portion of the exercise price of such options;

(iii) Holdings may pay cash Dividends to the holders of its common stock after the Closing Date and Holdings and ABX may make prepayments of principal in respect of the Subordinated Notes; provided that (w) no Default or Event of Default is then in existence or would result from such payment of Dividends or prepayments of the Subordinated Notes, (x) after giving effect to the payment of such Dividends and/or prepayments of the Subordinated Notes and any related Borrowing, the First Lien Leverage Ratio of Holdings is less than 2.00 to 1.00 for the Test Period ending on, or most recently ended prior to, the proposed making of such Dividend payment and/or such prepayment of the Subordinated Notes, such compliance determined on a pro forma basis as if such Borrowing and such Dividend payments or prepayments occurred on the first day of such Test Period, (y) after giving effect to such payment of Dividends and/or prepayments of the Subordinated Notes and any related Borrowing, Holdings and its Subsidiaries shall be in compliance with Section 9.12 and Section 9.14 for the Test Period ending on, or most recently ended prior to, the proposed making of such Dividend payment and/or such prepayment of the Subordinated Notes, such compliance determined on a pro forma basis as if such Borrowing and such Dividend payments or prepayments occurred on the first day of such Test Period and (z) the aggregate amount of all cash Dividends paid and prepayments made in respect of the Subordinated Notes under this clause (iii) shall not exceed $50,000,000 in any Fiscal Year of Holdings;

(iv) Holdings and ABX may make prepayments of principal in respect of the Subordinated Notes; provided that (w) no Default or Event of Default is then in existence or would result from such prepayment, (x) after giving effect to any such prepayment of the Subordinated Notes and any related Borrowing, the First Lien Leverage Ratio of Holdings is less than 3.00 to 1.00 for the Test Period ending on, or most recently ended prior to, such prepayment, such compliance determined on a pro forma basis as if such Borrowing and such prepayment occurred on the first day of such Test Period, (y) after giving effect to each such prepayment and any related Borrowing, Holdings and its Subsidiaries shall be in compliance with Section 9.12 and Section 9.14 for the Test Period ending on, or most recently ended prior to, the proposed making of such prepayment, such compliance determined on a pro forma basis as if such Borrowing, if any, and such prepayment occurred on the first day of such Test Period and (z) the aggregate amount of all prepayments made in respect of the Subordinated Notes under this clause (iv) shall not exceed $30,500,000; and

(v) Holdings may make cash repurchases of Capital Stock pursuant to employee compensation arrangements; so long as no Default or Event of Default is then in existence or would result therefrom.

(b) Holdings will not, and will not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist any encumbrance or restriction which prohibits or otherwise restricts (A) the ability of any other Subsidiary to (a) pay Dividends or make other distributions or pay any Indebtedness owed to Holdings, the Borrowers or any other Subsidiary, (b) make loans or advances to Holdings, either Borrower or any other Subsidiary or (c) transfer any of its properties or assets to Holdings, either Borrower or any Subsidiary or (B) the ability of Holdings, either Borrower or any of their respective Subsidiaries to create, incur, assume or suffer to exist any Lien upon its property or assets to secure the Obligations, other than prohibitions or restrictions existing under or by reason of:

(i) this Agreement and the other Credit Documents;

(ii) applicable law;

(iii) customary non-assignment provisions entered into in the Ordinary Course of Business;

(iv) Liens permitted under Section 9.3 and any documents or instruments governing the terms of any Indebtedness or other obligations secured by any such Liens, provided that such prohibitions or restrictions apply only to the assets subject to such Liens;

(v) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of a Subsidiary, provided that such restrictions apply only to leasehold interest created by such lease;

(vi) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 9.2 pending the consummation of such sale, provided that such restrictions or conditions apply only to the property subject to such sale; and

(vii) any restriction in effect at the time such Subsidiary becomes a Subsidiary of Holdings, so long as such agreement was not entered into in connection with or in contemplation of such person becoming a Subsidiary of Holdings.

(c) If an Event of Default has occurred and is continuing, Holdings will not, and will not permit any of its Subsidiaries to, make any payment or prepayment of principal of, premium, if any, or interest on, or any redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to, the DHL Note unless such payment, in the case of interest, is reimbursed by DHL Network Operations (USA), Inc. under the ACMI Services Agreement.

Notwithstanding anything in this Agreement to the contrary (except as provided in clause (c) immediately above), so long as there is any principal outstanding under the DHL Note and demand for payment of principal has not been made, ABX may make or cause to be made regularly scheduled payments of interest on the DHL Note in accordance with the terms of the DHL Note.

Section 9.8. Transactions with Affiliates. Holdings will not, and will not permit any of its Subsidiaries to, enter into any transaction or series of transactions, whether or not in the Ordinary Course of Business, with any Affiliate other than on terms and conditions substantially as favorable to Holdings or such Subsidiary as would be obtainable by Holdings or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that the foregoing restrictions shall not apply to (i) transactions set forth in Annex 9.8 (as in existence on the Closing Date, without giving effect to any amendment or modification thereto after the Closing Date), (ii) transactions between or among any of Holdings and its Subsidiaries that are Credit Parties, (iii) transactions expressly permitted by Section 9.2 (including sale of the Aeronavali Aircraft pursuant to the Indemnification Agreement), Section 9.5, Section 9.6 or Section 9.7 and (iv) compensation arrangements for the directors and senior management of Holdings and its Subsidiaries and approved by Holdings’ or its Subsidiaries’ board of directors or compensation committee; provided, further that in no event shall transactions between any Credit Party and the Relief Fund be permitted.

Section 9.9. Sales and Leasebacks. Holdings will not, and will not permit any of its Subsidiaries to, enter into any arrangement with any Person providing for the leasing by any Credit Party of real or personal property that has been or is to be sold or transferred by such Credit Party to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Credit Party (each, a “Sale/Leaseback Transaction”), unless at the time such Sale/Leaseback Transaction is entered into (a) no Default or Event of Default has occurred and is continuing and (b) after giving pro forma effect to such Sale/ Leaseback Transaction, Holdings and its Subsidiaries are in compliance with the financial covenants set forth in Section 9.12, Section 9.13, Section 9.14 and Section 9.15; provided, that (i) the aggregate Fair Market Value of the assets sold or transferred pursuant to this Section 9.9 shall not exceed $75,000,000 in the aggregate during the term of this Agreement and (ii) the Net Cash Proceeds of any such sale or transfer are applied to repay the Loans as and to the extent provided in Section 5.2(a)(iii).

Section 9.10. Changes in Fiscal Periods. Holdings shall not change its Fiscal Year to end on a day other than as set forth in the definition of “Fiscal Year” in Section 1 or change its method of determining Fiscal Quarters, except that Holdings may make such changes as are required by GAAP.

Section 9.11. Activities of Holdings. Holdings shall not (a) incur, directly or indirectly, any Indebtedness or any other obligation or liability whatsoever other than (i) the Indebtedness and obligations under the Credit Documents, the Subordinated Debt Documents and the Purchase Documents and (ii) obligations under the Securities Exchange Act of 1934, as amended; (b) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired by it other than the Liens created under the Security Documents to which it is a party or permitted pursuant to Section 9.3; (c) engage in any business or activity or own any assets other than (i) holding 100% of the Capital Stock of the Borrowers, (ii) performing its obligations and activities incidental thereto under the Credit Documents, and to the extent not inconsistent therewith, the Subordinated Debt Documents and the Purchase Documents; and (iii) making Dividends expressly permitted by Section 9.7 and Investments expressly permitted by Section 9.5; (d) consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person; (e) sell or otherwise dispose of any Capital Stock of any of its Subsidiaries; or (f) create or acquire any Subsidiaries after the Closing Date, unless such Subsidiary is a Domestic Subsidiary, such Subsidiary becomes a party to the Guarantee and Collateral Agreement and Holdings and such Subsidiary have complied with each of the provisions of Section 8.10(c) promptly after its creation or acquisition.

Section 9.12. Fixed Charge Coverage Ratio. Holdings will not permit the Fixed Charge Coverage Ratio for any Test Period to be less than 1.50 to 1.00. For the purposes of calculating the financial covenant set forth in this Section, the Relief Fund shall be deemed not to be a “Subsidiary.”

Section 9.13. First Lien Leverage Ratio. Holdings will not permit the First Lien Leverage Ratio at the end of any Test Period ending on or about any date set forth below to be more than the ratio set forth opposite such date:

Fiscal Quarter End Date	First Lien Leverage Ratio
December 31, 2007	3.25 to 1.00
March 31, 2008	3.25 to 1.00
June 30, 2008	3.25 to 1.00
September 30, 2008	3.25 to 1.00
December 31, 2008	3.00 to 1.00
March 31, 2009	3.00 to 1.00
June 30, 2009	3.00 to 1.00
September 30, 2009	3.00 to 1.00
December 31, 2009	2.75 to 1.00
Each Fiscal Quarter thereafter	2.75 to 1.00

For the purposes of calculating the financial covenant set forth in this Section, the Relief Fund shall be deemed not to be a “Subsidiary.” Notwithstanding the foregoing, to the extent that either Holdings or ABX makes a prepayment pursuant to Section 9.7(a)(iv) of all or any portion of the Subordinated Notes prior to the Test Period ending September 30, 2008, the First Lien Leverage Ratio shall be automatically reduced to 3.00 to 1.00 for the Test Period in which such prepayment is made and for each Test Period thereafter through the Test Period ending September 30, 2008.

Section 9.14. Total Leverage Ratio. Holdings will not permit the Total Leverage Ratio at the end of any Test Period ending on or about any date set forth below to be more than the ratio set forth opposite such date:

Fiscal Quarter End Date	Total Leverage Ratio
December 31, 2007	3.75 to 1.00
March 31, 2008	3.75 to 1.00
June 30, 2008	3.75 to 1.00
September 30, 2008	3.75 to 1.00
December 31, 2008	3.50 to 1.00
March 31, 2009	3.50 to 1.00
June 30, 2009	3.50 to 1.00

Fiscal Quarter End Date	Total Leverage Ratio
September 30, 2009	3.50 to 1.00
December 31, 2009	3.25 to 1.00
Each Fiscal Quarter thereafter	3.25 to 1.00

For the purposes of calculating the financial covenant set forth in this Section, the Relief Fund shall be deemed not to be a “Subsidiary.”

Section 9.15. Capital Expenditures. Holdings will not, and will not permit any of its Subsidiaries to, make any Capital Expenditures if, after giving effect to such proposed Capital Expenditure (and assuming such Capital Expenditure were made during the relevant Test Period), the CapEx Ratio at the end of the immediately preceding Test Period would exceed the ratio set forth below opposite such date:

Fiscal Quarter End Date	CapEx Ratio
March 31, 2008	1.25 to 1.00
June 30, 2008	1.25 to 1.00
September 30, 2008	1.25 to 1.00
December 31, 2008	1.25 to 1.00
Each Fiscal Quarter thereafter	1.05 to 1.00

For the purposes of calculating the financial covenant set forth in this Section, the Relief Fund shall be deemed not to be a “Subsidiary.”

SECTION 10. EVENTS OF DEFAULT.

Upon the occurrence of any of the following specified events (each an “Event of Default”):

Section 10.1. Payments. The Borrowers shall (i) default in the payment when due of any principal of the Loans or any Unpaid Drawing, or (ii) default, and such default shall continue for three (3) or more days, in the payment when due of any interest on the Loans or any Fees or any other amounts owing hereunder or under any other Credit Document; or

Section 10.2. Representations etc. Any representation, warranty or statement made by Holdings or any of its Subsidiaries herein or in any other Credit Document or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue or incorrect in any material respect on the date as of which made or deemed made; or

Section 10.3. Covenants. Holdings or any of its Subsidiaries shall (a) default in the due performance or observance by it of any term, covenant or agreement contained in Section 8.1, the second sentence of Section 8.2, Section 8.3, Section 8.5 (solely with respect to the continued existence of a Credit Party), Section 8.9, Section 8.10, Section 8.13 or Section 9, or (b) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 10.1, Section 10.2 or clause (a) of this Section 10.3) contained in this Agreement or any other Credit Document and such default shall continue unremedied for a period of at least 20 days after the earlier of: (i) notice to the defaulting party by the Administrative Agent or any Lender and (ii) any officer of Holdings or any of its Subsidiaries shall have become aware of any such default; or

Section 10.4. Default Under Other Agreements. Holdings or any of its Subsidiaries shall (i) default in any payment with respect to any Indebtedness (other than the Obligations), (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due prior to its stated maturity, or to require the obligor(s) of such Indebtedness to offer to prepay, repurchase or redeem any obligations under such Indebtedness or (iii) breach, default under, fail to observe or perform, cancel or fail to renew any Contractual Obligation and such breach, default, cancellation or failure could (x) reasonably be expected to have a Material Adverse Effect or (y) result in liquidated damages owing by Holdings or its Subsidiaries in an aggregate amount of $10,000,000 or more; provided that it shall not constitute an Event of Default pursuant to this Section 10.4 unless at the time of such default, defaults, events or conditions of the type described in clauses (i) and (ii) of this Section 10.4 shall have occurred and be continuing with respect to Indebtedness the aggregate outstanding principal amount of which exceeds $10,000,000; provided further, that neither the occurrence of a default or event of default under the DHL Note, nor the Indebtedness owing thereunder becoming due prior to its stated maturity, shall constitute an Event of Default under this Section if, and only if (1) the Escrow Agreement is in full force and effect at the time of any such event, (2) within five (5) Business Days after receipt by any Credit Party of the DHL Prepayment Demand (as defined in the Escrow Agreement), no less than $61,000,000 is distributed to Holdings and/or ABX pursuant to the Escrow Agreement and (3) 100% of such proceeds are used to repay or prepay the DHL Note; or

Section 10.5. Bankruptcy, etc. Holdings or any of its Subsidiaries shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy”, as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against Holdings or any of its Subsidiaries and the petition is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of Holdings or any of its Subsidiaries; or Holdings or any of its Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Holdings or any of its Subsidiaries; or there is commenced against Holdings or any of its Subsidiaries any such proceeding which remains undismissed for a period of 60 days; or Holdings or any of its Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or Holdings or any of its Subsidiaries suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or Holdings or any of its Subsidiaries makes a general assignment for the benefit of creditors; or any corporate action is taken by Holdings or any of its Subsidiaries for the purpose of effecting any of the foregoing; or

Section 10.6. ERISA. (a) A Plan shall fail to satisfy the minimum funding standard required by Section 412 of the Code for any plan year or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code or shall provide security to induce the issuance of such waiver or extension, (b) any Plan is or shall have been or is likely to be terminated or the subject of termination proceedings under ERISA or an event has occurred entitling the PBGC to terminate a Plan under Section 4042(a) of ERISA, (c) any Plan shall have had or is likely to have a trustee appointed to administer such Plan, (d) a contribution required to be made to a Plan has not been timely made, (e) any Plan shall have an Unfunded Current Liability, (f) Holdings or any of its Subsidiaries or any ERISA Affiliate has incurred or is likely to incur a material liability to or on account of a termination of or a withdrawal from a Plan under Section 4062, 4063, 4064 or 4069 of ERISA or Section 401(a)(29) of the Code, (g) Holdings or any of its Subsidiaries or any ERISA Affiliate has incurred or is likely to incur a material liability to or on account of the withdrawal from a Multiemployer Plan pursuant to Section 4201, 4204 or 4212 of ERISA or (h) Holdings or any of its Subsidiaries or any ERISA Affiliate has received any notice, or a Multiemployer Plan has received from Holdings or any of its Subsidiaries or any ERISA Affiliate any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; and there shall result from any such event or events described in the preceding clauses of this Section 10.6 the imposition of a lien upon the assets of Holdings or any of its Subsidiaries, the granting of a security interest, or a liability or a material risk of incurring a liability to the PBGC or a Plan or a trustee appointed under ERISA or a penalty under Section 4971 of the Code, which lien, security interest, liability or penalty could have a Material Adverse Effect; or

Section 10.7. Credit Documents. (a) Any Security Document or Guaranty shall be cancelled, terminated, revoked, rescinded or otherwise ceases to be in full force and effect (except in the case of a Guaranty, to the extent resulting from a sale or liquidation of the applicable Guarantor expressly permitted hereby), (b) any Security Document shall cease to give the Administrative Agent perfected Liens having the priority contemplated by the Security Documents (except to the extent resulting from a sale or other disposition of such Collateral expressly permitted by Section 9.2(e)), (c) any Credit Party shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any such Guaranty or Security Document (subject to any grace period provided for therein)) or (d) any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind any of the Credit Documents shall be commenced by or on behalf of a Credit Party thereto or any of their respective stockholders, or any court or any other Governmental Authority shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Credit Documents is illegal, invalid or unenforceable in accordance with the terms thereof, or any Credit Party denies that it has any further liability under any Credit Document to which it is party, or gives notice to such effect; or

Section 10.8. Restraint of Business. (a) Any Credit Party shall be enjoined, restrained or in any way prevented by the order of any Governmental Authority from conducting any material part of the business of such Credit Party and such order shall continue in effect for more than thirty (30) days, (b) there shall occur any damage to, or loss, theft, attachment, levy or destruction of, any material part of the Collateral, whether or not insured, or (c) any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy or terrorism, or other casualty, which in any such case causes, for more than fifteen (15) consecutive days, the cessation or substantial curtailment of revenue producing activities of a Credit Party if such event or circumstance is not covered by business interruption insurance and would have a Material Adverse Effect.

Section 10.9. Loss of Authority. The loss, suspension or revocation of, or failure to renew, any license, permit or authorization now held or hereafter acquired by any Credit Party, or any other action shall be taken by any Governmental Authority in response to any alleged failure by any Credit Party to be in compliance with applicable law if such loss, suspension, revocation or failure to renew or other action, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 10.10. Judgments. One or more judgments or decrees shall be entered against Holdings or any of its Subsidiaries involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has confirmed coverage) of $15,000,000 or more and (i) such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof or (ii) enforcement proceedings shall have been commenced by any creditor upon such judgment or order; or

Section 10.11. Certified Air Carrier Status. Any of ABX, Air Transport International, Inc. or Capital Cargo International Airlines, Inc. shall cease to be classified a Certified Air Carrier; or

Section 10.12. Change in Control. A Change in Control shall have occurred; or

Section 10.13. Senior Obligations. (a) Any Governmental Authority with applicable jurisdiction determines that the Lenders are not holders of Senior Obligations (as defined in the Intercreditor Agreement); (b) the subordination provisions under the Intercreditor Agreement, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable as to any holder of the Subordinated Notes; or (c) any “Event of Default” or “Change of Control” shall have occurred under the Subordinated Notes; or

Section 10.14. Default under other Credit Documents or Subordinated Notes. An “Event of Default” shall have occurred under any of the other Credit Documents or any of the Subordinated Notes; or

Section 10.15. Intercreditor Agreement. The Intercreditor Agreement or any provision thereof shall cease to be in full force or effect, or any Person a party to the Intercreditor Agreement shall deny or disaffirm such Person’s obligations under the Intercreditor Agreement, or any default in the due performance or observance of any material term, covenant or agreement on such Person’s part to be performed or observed pursuant to the Intercreditor Agreement;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent shall, upon the written request of the Required Lenders, by written notice to the Borrowers, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Borrowers, except as otherwise specifically provided for in this Agreement (provided that, if an Event of Default specified in Section 10.5 shall occur, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) declare the Total Commitment terminated, whereupon the Commitment of each Lender shall forthwith terminate immediately and any Commitment Fee shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Loans and all obligations owing hereunder (including Unpaid Drawings) and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; (iii) enforce, as Administrative Agent (or direct the Administrative Agent to enforce), any or all of the Liens and security interests created pursuant to the Security Documents; (iv) terminate any Letter of Credit which may be terminated in accordance with its terms; and (v) direct the Borrowers to pay (and the Borrowers hereby agree upon receipt of such notice, or upon the occurrence of any Event of Default specified in Section 10.5 in respect of the Borrowers, they will pay) to the Administrative Agent at the Payment Office such additional amounts of cash, to be held as security for the Borrowers’ Reimbursement Obligations then outstanding equal to the aggregate Stated Amount of all Letters of Credit then outstanding. Notwithstanding anything herein or otherwise to the contrary, any Event of Default occurring hereunder shall continue to exist (and shall be deemed to be continuing) until such time as such Event of Default is waived in writing in accordance with the terms of Section 12.12 notwithstanding (i) any attempted cure or other action taken by the Borrowers or any other Person subsequent to the occurrence of such Event of Default or (ii) any action taken or omitted to be taken by the Administrative Agent or any Lender prior to or subsequent to the occurrence of such Event of Default (other than the granting of a waiver in writing in accordance with the terms of Section 12.12).

Except as expressly provided in this Section and in the Security Documents, presentment, demand, protest and all other notices of any kind are hereby expressly waived with respect to the exercise of remedies upon an Event of Default.

Section 10.16. Payments Subsequent to Declaration of Event of Default. Subsequent to the acceleration of the Loans under Section 10, payments made under this Agreement and/or the Notes to the Administrative Agent and the Lenders or otherwise received by any of such Persons (from realization on the Collateral or otherwise) shall be paid over to the Administrative Agent (if necessary) and distributed by the Administrative Agent as follows: first, to the Administrative Agent's reasonable costs and expenses, if any, incurred in connection with the collection of such payment, including, without limitation, any and all reasonable costs incurred by it in connection with the sale or disposition of any Collateral and all amounts under Section 12.1; second, to the Lenders or the Administrative Agent for any Fees hereunder or under any of the other Credit Documents then due and payable; third, to the Swing Line Lender, toward the payment of any unpaid interest which may have accrued on the Swing Line Loans; fourth, to the Lenders pro rata on the basis of their respective unpaid principal amounts outstanding under the Loans (other than Swing Line Loans), toward the payment of any unpaid interest which may have accrued on the Loans; fifth, to the Swing Line Lender until all Swing Line Loans have been paid in full; sixth, to the Lenders pro rata based on the unpaid principal amount of the Loans then outstanding until all Loans have been paid in full (and, for purposes of this clause, (x) obligations under Hedge Agreements permitted under Section 9.4(e) with the Lenders (or their Affiliates) or any of them and (y) Reimbursement Obligations owing to the Letter of Credit Issuer shall be paid on a pro rata basis with the Loans); seventh, to cash collateralize Letters of Credit then outstanding; eighth, to the Lenders pro rata on the basis of their respective unpaid amounts, to the payment of any other unpaid Obligations; and ninth, to the Borrowers or as otherwise required by law.

SECTION 11. THE ADMINISTRATIVE AGENT.

Section 11.1. Appointment. Each Lender hereby irrevocably designates and appoints SunTrust Bank as Administrative Agent of such Lender (such term to include for purposes of this Section 11, SunTrust Bank acting as Administrative Agent) to act as specified herein and in the other Credit Documents, and each such Lender hereby irrevocably authorizes SunTrust Bank as the Administrative Agent for such Lender, to (i) enter into the Intercreditor Agreement and the Security Documents on behalf of the Lenders and (ii) take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. The Administrative Agent agrees to act as such upon the express conditions contained in this Section 11. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Credit Documents, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent. The provisions of this Section 11 are solely for the benefit of the Administrative Agent and the Lenders, and, except as provided in Section 11.9, no Credit Party shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, the Administrative Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation or relationship of agency or trust with or for any Credit Party.

Section 11.2. Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Credit Document by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care except to the extent otherwise required by Section 11.3.

Section 11.3. Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by Holdings or any of its Subsidiaries or any of their respective officers contained in this Agreement, any other Credit Document, any Purchase Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement, any other Credit Document or any Purchase Document or for any failure of Holdings or any of its Subsidiaries or any of their respective officers to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of Holdings or any of its Subsidiaries. The Administrative Agent shall not be responsible to any Lender for the effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by the Administrative Agent to the Lenders or by or on behalf of Holdings and its Subsidiaries to the Administrative Agent or any Lender or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or of the existence or possible existence of any Default or Event of Default.

Section 11.4. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, facsimile transmission, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Credit Parties), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

Section 11.5. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrowers or any other Credit Party referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders, provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

Section 11.6. Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of Holdings or any of its Subsidiaries, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of Holdings and its Subsidiaries and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of Holdings and its Subsidiaries. The Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, property, financial and other conditions, prospects or creditworthiness of Holdings or any of its Subsidiaries which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

Section 11.7. Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity as such ratably according to their respective percentages of Loans and Commitments used in determining Required Lenders at such time (with such percentages to be determined as if there are no Defaulting Lenders), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, reasonable expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following the payment of the Obligations) be imposed on, incurred by or asserted against the Administrative Agent in its capacity as such in any way relating to or arising out of this Agreement or any other Credit Document, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted to be taken by the Administrative Agent under or in connection with any of the foregoing, but only to the extent that any of the foregoing is not paid by Holdings or any of its Subsidiaries; provided that no Lender shall be liable to the Administrative Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting solely from the Administrative Agent’s gross negligence or willful misconduct. The agreements in this Section 11.7 shall survive the payment of all Obligations.

Section 11.8. The Administrative Agent and Joint Lead Arrangers in their Individual Capacity. The Administrative Agent, the Joint Lead Arrangers and their respective Affiliates may make loans to, accept deposits from and generally engage in any kind of business with Holdings or any of its Subsidiaries as though the Administrative Agent and the Joint Lead Arrangers were not the Administrative Agent hereunder or the Joint Lead Arrangers with respect to the Facilities. With respect to the Loans made by it and all Obligations owing to it, the Administrative Agent shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

Section 11.9. Successor Administrative Agent. The Administrative Agent may resign as the Administrative Agent upon 20 days’ notice to the Borrowers and the Lenders. The Required Lenders shall appoint a successor Administrative Agent for the Lenders (which may be an existing Lender) subject to prior approval, so long as no Default or Event of Default then exists, by the Borrowers (such approval not to be unreasonably withheld), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall include such successor agent effective upon its appointment, and the resigning Administrative Agent’s rights, powers and duties as the Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement. After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Section 11 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

SECTION 12. MISCELLANEOUS.

Section 12.1. Payment of Expenses, etc. The Borrowers agree to: (i) whether or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses of the Administrative Agent and the Joint Lead Arrangers in connection with the syndication of the Facilities, the negotiation, preparation, execution, delivery and administration of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein and any amendment, waiver or consent relating hereto or thereto (including, without limitation, the reasonable fees and disbursements of Crowe & Dunlevy, special FAA counsel to the Administrative Agent, and Alston & Bird LLP, counsel to the Administrative Agent and

SunTrust Robinson Humphrey, Inc.) and the creation and perfection of the Liens created under the Security Documents; (ii) pay all out-of-pocket costs and expenses of the Administrative Agent, the Joint Lead Arrangers and each of the Lenders in connection with the enforcement (including pursuant to the administration of any bankruptcy proceeding relating to any Credit Party) or preservation of any rights under this Agreement and the other Credit Documents and the documents and instruments referred to therein (including, without limitation, the fees and disbursements of counsel for the Administrative Agent, the Letter of Credit Issuer and for each of the Lenders), including such out-of-pocket costs and expenses incurred during any refinancing, work-out or restructuring (pursuant to any insolvency or bankruptcy proceeding or otherwise) in respect of this Agreement, the Loans or Letters of Credit; (iii) pay and hold each of the Lenders harmless from and against any and all present and future stamp, court or documentary taxes or any other excise or property taxes or charges and other similar taxes with respect to the foregoing matters and save the Administrative Agent and each of the Lenders and the Letter of Credit Issuer harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes; and (iv) indemnify the Administrative Agent, the Letter of Credit Issuer and each Lender, and each of their respective officers, directors, employees, representatives, agents, affiliates, trustees and investment advisors from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorneys’ and consultants’ fees and disbursements) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (x) any investigation, litigation or other proceeding (whether or not the Administrative Agent, the Letter of Credit Issuer or any Lender is a party thereto and whether or not such investigation, litigation or other proceeding is brought by or on behalf of any Credit Party) related to the entering into and/or performance of this Agreement or any other Credit Document or the use of any Letter of Credit or the proceeds of any Loans hereunder or the consummation of the Acquisition or the Refinancing or any other transactions contemplated herein or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents, or (y) the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property at any time owned, leased or operated by either of Holdings or any of its Subsidiaries, the generation, storage, transportation, handling or disposal of Hazardous Materials by Holdings or any of its Subsidiaries at any location, whether or not owned, leased or operated by Holdings or any of its Subsidiaries, the non-compliance by Holdings or any of its Subsidiaries with any Environmental Law (including applicable permits thereunder) applicable to any Real Property, or any Environmental Claim asserted against Holdings or any of its Subsidiaries or any Real Property at any time owned, leased or operated by Holdings or any of its Subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding (but excluding any losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of, or the breach in bad faith of its commitments by, the Person to be indemnified (as determined by a court of competent jurisdiction in a final and non-appealable decision)). To the extent that the undertaking to indemnify, pay or hold harmless the Administrative Agent, the Letter of Credit Issuer or any Lender set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrowers agree to make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.

Section 12.2. Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, during the continuance of an Event of Default, the Administrative Agent and each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit

Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by the Administrative Agent or such Lender (including, without limitation, by branches and agencies of the Administrative Agent or such Lender wherever located) to or for the credit or the account of any Credit Party against and on account of the Obligations and liabilities of such Credit Party then due and payable to the Administrative Agent or such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations of such Credit Party purchased by such Lender pursuant to Section 12.6(b), and all other claims of any nature or description then due and payable arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not the Administrative Agent or such Lender shall have made any demand hereunder and although said deposits or Indebtedness owing by the Administrative Agent or such Lender, or any of them, shall be contingent or unmatured.

Section 12.3. Notices/Electronic Delivery of Information. (a) Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telecopier communication) and mailed, telecopied or delivered, if to a Credit Party, at the address specified opposite its signature below or in the other relevant Credit Documents, as the case may be; if to any Lender, at its address specified for such Lender on Annex 1.1A hereto; or, at such other address as shall be designated by any party in a written notice to the other parties hereto. All such notices and communications shall be mailed, telecopied or sent by overnight courier, and shall be effective when received.

(b) In addition to the foregoing, Holdings and the Borrowers may deliver documents, materials and other information required to be delivered pursuant to Section 8.1 (collectively, “Information”) in pdf format or any other electronic format acceptable to the Administrative Agent by e-mailing any such Information to an e-mail address of the Administrative Agent as specified by the Administrative Agent from time to time. The Administrative Agent will promptly provide such Information to the Lenders.

(c) Notwithstanding anything in this Section to the contrary (i) Holdings and the Borrowers shall deliver paper copies (which may include .pdf copies) of Information to the Administrative Agent if requested until a written request to cease delivering paper copies is given to Holdings and the Borrowers by the Administrative Agent and (ii) in every instance Holdings and the Borrowers shall be required to provide to the Administrative Agent a paper original of the Compliance Certificate required by Section 8.1(c).

Section 12.4. Benefit of Agreement. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, provided that neither Holdings nor the Borrowers may assign or transfer any of its rights or obligations hereunder without the prior written consent of all the Lenders. Each Lender may, in accordance with applicable law, at any time grant participations in any of its rights hereunder or under any of the Notes to another financial institution or any fund that regularly invests in bank loans, provided that in the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Borrowers hereunder shall be determined as if such Lender had not sold such participation, except that the participant shall be entitled to the benefits of Section 2.10, Section 2.11, Section 3.5 and Section 5.4 of this Agreement to the extent that such Lender would be entitled to such benefits if the participation had not been entered into or sold and the participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participation in amounts owing under this Agreement to the same extent as if the amount of its participation were owing directly to it as a Lender under this Agreement provided that, in purchasing such participation, such participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 12.6(b) as fully as if it were a Lender hereunder, and, provided, further, that no Lender shall transfer, grant or assign any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) waive any Term Loan Scheduled Repayment or extend the final scheduled maturity of any Loan or Note in which such participant is participating (it being understood that any waiver of the application of any prepayment or the method of any application of any prepayment to, the amortization of the Term Loans shall not constitute a waiver of any Term Loan Scheduled Repayment or an extension of the final maturity date), or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of the applicability of any post-default increase in interest rates), or reduce the principal amount thereof, or increase such participant’s participating interest in any Commitment over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment, or a mandatory prepayment, shall not constitute a change in the terms of any Commitment), (ii) release Holdings or all or substantially all of the Subsidiary Guarantors from their obligations under their respective Guaranties except in accordance with the terms thereof, (iii) release all or substantially all of the Collateral except in accordance with the Credit Documents or (iv) consent to the assignment or transfer by Holdings or the Borrowers of any of their rights and obligations under this Agreement or any other Credit Document.

(b) Notwithstanding the foregoing, in accordance with applicable law at any time and from time to time, any Lender may assign all or a portion of its Loans and/or Commitments and its rights and obligations under this Agreement to one or more other Persons with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(i) the Borrowers, provided that no consent of the Borrowers shall be required (x) for an assignment of any Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund, (y) for an assignment of any Revolving Commitment to a Lender with a Revolving Commitment immediately prior to such assignment or (z) if an Event of Default has occurred and is continuing;

(ii) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of any Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and

(iii) in the case of any assignment of any Revolving Commitment, the Letter of Credit Issuer.

Any assignment pursuant to this Section 12.4(b) need not be ratable as among the Term Loans and the Revolving Commitments of the assigning Lender except as provided in the next sentence. Unless the Borrowers and the Administrative Agent otherwise agree, no assignment pursuant to the immediately preceding sentence shall to the extent such assignment represents an assignment to an institution other than one or more Lenders or their Affiliates or an Approved Fund hereunder, be in an aggregate amount less than $1,000,000 unless the entire Commitment and Loans and other interests of the assigning Lender (and of all Lenders which are

Approved Funds managed by the same investment advisor as the assigning Lender) are so assigned. In the case of an assignment by a Lender to its CLO, the assigning Lender shall retain the sole right to approve any amendment, modification or waiver of any provision of this Agreement, provided that the Assignment Agreement between such Lender and such CLO may provide that such Lender will not, without the consent of such CLO, agree to any amendment, modification or waiver described in the third proviso to the second sentence of Section 12.4(a) that directly affects such CLO. If any Lender so sells or assigns all or a part of its interests hereunder or under the Notes, any reference in this Agreement or the Notes to such assigning Lender shall thereafter refer to such Lender and to the respective assignee to the extent of their respective interests, and the respective assignee shall have, to the extent of such assignment (unless otherwise provided therein), the same rights and benefits as it would if it were such assigning Lender. Each assignment pursuant to this Section 12.4(b) shall be effected by the assigning Lender and the assignee Lender executing an Assignment Agreement substantially in the form of Exhibit E (appropriately completed) and either the assigning or the assignee Lender shall pay to the Administrative Agent a nonrefundable assignment fee of $3,500. At the time of any assignment pursuant to this Section 12.4(b), (i) Annex 1.1A shall be deemed to be amended to reflect the Commitment of the respective assignee (which shall result in a direct reduction to the Commitment of the assigning Lender) and of the other Lenders, and (ii) if any such assignment occurs after the Closing Date, the Borrowers will, if requested by the assignee or assignor, issue new Notes to the respective assignee and to the assigning Lender in conformity with the requirements of Section 2.5. Each Lender and the Borrowers agree to execute such documents (including, without limitation, amendments to this Agreement) as shall be necessary to effect the foregoing. Nothing in this clause (b) shall prevent or prohibit any Lender from pledging its Notes or Loans, including, without limitation, to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank.

(c) The Administrative Agent acting on behalf of the Borrowers shall maintain at its Payment Office a copy of each Assignment Agreement delivered to it (as required hereby) and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time (whether or not evidenced by a Note). The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Loan or Note evidencing a Loan recorded therein for all purposes of this Agreement, notwithstanding any notice to the contrary. Any assignment of any Loan whether or not evidenced by a Note shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment Agreement, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the designated assignee and the old Notes shall be returned by the Administrative Agent to the Borrowers marked “cancelled”. The Register shall be available for inspection by the Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice.

Section 12.5. No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between any Credit Party and the Administrative Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which the Administrative Agent or any Lender would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or the Lenders to any other or further action in any circumstances without notice or demand.

Section 12.6. Payments Pro Rata. (a) Subject to the next sentence, and subject to Section 4.2 and Section 5.1 hereof, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of any Credit Party in respect of any Obligations of such Credit Party hereunder, it shall distribute such payment to the Lenders pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, Reimbursement Obligations, interest, indemnities and Fees then due hereunder, such funds shall be applied (i) first, towards payment of interest, indemnities, Fees and expenses then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest, indemnities, Fees and expenses then due to such parties; provided, that any interest, indemnities, Fees and expenses and owing to the Administrative Agent shall first be paid before any Lender or the Letter of Credit Issuer is paid any amount under this clause (i), (ii) second, towards payment of principal, obligations in respect of any Hedge Agreements with any Lender or any Affiliate of any Lender and Reimbursement Obligations then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal, obligations in respect of any Hedge Agreements and Reimbursement Obligations then due to such parties and (iii) third, towards the payment of other Obligations ratably among the parties entitled thereto.

(b) Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise) which is applicable to the payment of the principal of, or interest on, the Loans, Fees or Reimbursement Obligations, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all of the Lenders in such amount, provided that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

Section 12.7. Calculations; Computations. The financial statements to be furnished to the Administrative Agent and the Lenders pursuant hereto shall be made and prepared in accordance with GAAP as in effect from time to time during the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by Holdings or the Borrowers to the Administrative Agent). Any changes in GAAP as applied in the preparation of such financial statements will be incorporated in such calculations and computations unless Holdings, by written notice to the Administrative Agent, or the Administrative Agent or the Required Lenders, by written notice Holdings, objects to the inclusion of such changes in GAAP, whereupon such changes in GAAP shall be excluded from calculations and computations hereunder until such time as the parties hereto have amended this Agreement to reflect appropriately the effect of such change in GAAP, and, in any event, Holdings shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Interest and Fees shall be calculated on the basis of a 360-day year for the actual days elapsed. Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change in the Base Rate is announced or such change in the Eurocurrency Reserve Requirements becomes effective, as the case may be.

Section 12.8. Governing Law; Submission to Jurisdiction; Venue; Waiver of Jury Trial. (a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the Federal District Court of the Southern District of New York, and of any state court of the State of New York located in the Borough of Manhattan and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Credit Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York state court or , to the extent permitted by applicable law, such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Credit Document shall affect any right that the Administrative Agent, the Letter of Credit Issuer or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Credit Document against Holdings or either Borrower or their properties in the courts of any jurisdiction. With respect to the choice of law provided for in this paragraph, the parties hereto expressly acknowledge that, given the large number of state jurisdictions which have relationships to one or more of the parties or to the transactions in question, thoughtful negotiations were had in respect to that issue and the parties ultimately selected the State of New York for a number of reasons, including that (i) the State of New York had direct relationships to certain of the parties and the related transactions (e.g., the transactional documents initially were being delivered by the Borrowers and the Guarantors to the Administrative Agent’s counsel in the State of New York, and the Administrative Agent’s counsel and certain of the Lenders maintain places of business in the State of New York) and (ii) the parties and their respective counsel uniformly were comfortable with the law of the State of New York based upon their prior experiences which involved application of that law in similarly sophisticated commercial transactions. In that regard, the parties hereto further expressly acknowledge and agree that a reasonable basis existed for their selection of the choice of law arrangement provided for in this paragraph.

(b) Each party hereto hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Credit Document brought in the courts referred to in clause (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

(c) Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 12.3. Nothing in this Agreement or in any other Credit Document will affect the right of any party hereto to serve process in any other manner permitted by law.

(d) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 12.9. Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, including by means of facsimile, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrowers and the Administrative Agent.

Section 12.10. Effectiveness. This Agreement shall become effective on the date (the “Closing Date”) on which (a) Holdings, the Borrowers, the Administrative Agent and each of the Lenders shall have signed a copy hereof (whether the same or different copies) and shall have delivered the same to the Administrative Agent or, in the case of the Lenders, shall have given to the Administrative Agent telephonic (confirmed in writing), written or facsimile transmission notice (actually received) at such office that the same has been signed and mailed to it and (b) each of the conditions precedent set forth in Section 6.1 shall have been satisfied.

Section 12.11. Headings. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

Section 12.12. Amendment or Waiver. Subject to Section 2.14, neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by each applicable Credit Party and the Required Lenders, provided that no such change, waiver, discharge or termination shall:

(i) waive any Term Loan Scheduled Repayment, defer any Term Loan Scheduled Repayment or extend the Term Facility Final Maturity Date or the Revolving Facility Final Maturity Date or the date for any scheduled payment of principal (it being understood that any waiver of the application of any prepayment of, or the method of application of any prepayment to the amortization of, the Loans shall not constitute a waiver of any such Term Loan Scheduled Repayment or any such extension), or reduce the rate or extend the time of payment of any interest (except (x) as a result of waiving the applicability of any post-default increase in interest rates and (y) that any amendment or modification of defined terms used in the definition of “First Lien Leverage Ratio” shall not constitute a reduction in interest rate for purposes of this clause (i)) or Fees payable hereunder, or forgive or reduce the principal of any amounts payable hereunder or under any other Credit Documents, or increase the Commitment of any Lender over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment shall not constitute a change in the terms of any Commitment of any Lender), in each case without the written consent of each Lender (other than a Defaulting Lender) directly affected thereby; provided that no increase of the Commitment of any Defaulting Lender will be effective without the consent of such Defaulting Lender;

(ii) release or subordinate all or any material portion of the Collateral (other than in connection with the sale of such Collateral to the extent permitted herein) or release all or substantially all of the Guarantors from their respective Guaranties (in each case except as expressly provided in the Credit Documents) without the written consent of each Lender (other than a Defaulting Lender) directly affected thereby;

(iii) amend, modify or waive any provision of this Section 12.12 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder without the written consent of each Lender (other than a Defaulting Lender) directly affected thereby;

(iv) reduce the percentage specified in, or otherwise modify, the definition of Required Lenders without the written consent of each Lender (other than a Defaulting Lender) directly affected thereby;

(v) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement without the written consent of each Lender (other than a Defaulting Lender) directly affected thereby;

(vi) alter any allocation of mandatory prepayments under Section 5.2 between the Term Loans or the Revolving Facility without the written consent of a majority in interest of the Lenders of the Term Loans or the Revolving Facility, as the case may be, adversely affected thereby (provided that, with the written consent of the Required Lenders, mandatory prepayments under clauses (iii), (iv) and (v) of Section 5.2 may be reduced or eliminated);

(vii) change Section 5.3 or Section 12.6, or change Section 6.5 of the Guarantee and Collateral Agreement, in each case, in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby;

(viii) amend, modify or waive any provision of Section 3 or Section 11 without the written consent of the Letter of Credit Issuer or the Administrative Agent, respectively; or

(ix) amend Section 2.9(a) to permit Interest Periods of greater than six months without the unanimous written consent of the Lenders under the applicable Facility.

In addition, (i) no amendment, waiver or consent shall, unless in writing and signed by the Letter of Credit Issuer in addition to the Lenders required above, affect the rights or duties of the Letter of Credit Issuer under this Agreement or any Letter of Credit Request relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this

Agreement; and (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Credit Document.

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Credit Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Credit Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Credit Documents, and any Default or Event of Default waived in accordance with the terms of this Agreement shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Notwithstanding the foregoing, this Agreement, including this Section 12.12, and the other Credit Documents may be amended (or amended and restated) pursuant to Section 2.14(a) in order to add the Incremental Commitments to this Agreement and (a) to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement (including the rights of the Incremental Lenders with Incremental Term Commitments to share ratably with the Term Facility in prepayments pursuant to Section 5.1 and Section 5.2) and the other Credit Documents with the Term Loans and Total Revolving Extensions of Credit and the accrued interest and fees in respect thereof, (b) to include appropriately the Lenders holding such credit facility in any determination of the Required Lenders and (c) to amend other provision of the Credit Documents so that the Lenders holding Incremental Commitments are appropriately incorporated (including this Section 12.12).

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, Holdings, the Borrowers and the Lenders (or new lenders) providing the relevant Replacement Term Loans (as defined below) to permit the refinancing or modification of all outstanding Term Loans (“Refinanced Term Loans”) with a replacement term loan tranche hereunder (“Replacement Term Loans”), provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans plus the amount of any Incremental Commitments, (b) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Refinanced Term Loans, (c) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing and (d) all other terms applicable to such Replacement Term Loans shall be agreed upon by the Borrowers and the Administrative Agent.

Section 12.13. Survival. All indemnities set forth herein including, without limitation, in Section 2.10, Section 2.11, Section 3.5, Section 5.4, Section 11.7 or Section 12.1 shall survive the execution and delivery of this Agreement and the making and repayment or assignment of the Loans.

Section 12.14. Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any branch office, subsidiary or affiliate of such Lender, provided that the Borrowers shall not be responsible for costs arising under Section 2.10, Section 3.5 or Section 5.4 resulting from any such transfer (other than a transfer pursuant to Section 2.12) to the extent not otherwise applicable to such Lender prior to such transfer.

Section 12.15. USA Patriot Act. Each Lender hereby notifies Holdings and the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Act”), it is required to obtain, verify and record information that identifies Holdings and the Borrowers, which information includes the name and address of Holdings and the Borrowers and other information that will allow such Lender to identify Holdings the Borrowers in accordance with the Act.

Section 12.16. Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it hereunder with respect to any Credit Party pursuant to this Agreement that is designated by such Credit Party as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or, subject to an agreement to comply with the provisions of this Section, any Lender Affiliate, (b) subject to an agreement to comply with the provisions of this Section, to any assignee or participant or prospective assignee or participant or any actual or prospective direct or indirect counterparty to any Hedge Agreement (or any professional advisor to such counterparty), (c) on a need-to-know basis, to its employees involved in the administration of this Agreement or any other Credit Document, directors, agents, attorneys, accountants, consultants and other professional advisors or those of any of its Affiliates (each of whom shall be instructed to hold the same in confidence), (d) upon the request or demand of any Governmental Authority having supervisory authority over such Lender, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) that has been publicly disclosed other than in breach of this Agreement, (g) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (h) in connection with the exercise of any remedy hereunder or under any other Credit Document, (i) with the consent of the Borrowers or (j) that becomes available to the Administrative Agent or any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers or any of their Subsidiaries.

Section 12.17. Release of Liens and Guarantees. In the event that the Borrowers or any Subsidiary conveys, sells, leases, assigns, transfers or otherwise disposes of all or any portion of any of the Capital Stock, assets or property of the Borrowers or any of their Subsidiaries in a transaction expressly permitted by this Agreement or any other Credit Document, the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) take such action and execute any such documents as may be reasonably requested by the Borrowers and at the Borrowers’ expense to release any Liens created by any Credit Document in respect of such Capital Stock, assets, property, including the release and satisfaction of record or partial release of record of any mortgage or deed of trust granted in connection herewith, and, in the case of a disposition of all or substantially all the Capital Stock or assets of any Subsidiary Guarantor, terminate such Subsidiary Guarantor’s obligations under the Guarantee and Collateral Agreement and release all Liens on the assets of such Subsidiary Guarantor. In addition, the Administrative Agent agrees to take such actions as are reasonably requested by the Borrowers and at the Borrowers’ expense to terminate the Liens and security interests created by the Credit Documents when all the Obligations are paid in full and all Letters of Credit and Commitments are terminated.

Section 12.18. Integration. This Agreement and the other Credit Documents represent the agreement of the Borrowers, the other Credit Parties, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

Section 12.19. Acknowledgments. Holdings and the Borrowers hereby acknowledge that:

(i) no amendment, modification or waiver of any provision of Section 3 or Section 11 shall be or become effective without the written consent of the Letter of Credit Issuer or the Administrative Agent, respectively; or

(ii) they have been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents; or

(iii) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to Holdings or the Borrowers arising out of or in connection with this Agreement or any of the other Credit Documents, and the relationship between Administrative Agent and Lenders, on one hand, and Holdings and the Borrowers, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(iv) no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among Holdings, the Borrowers and the Lenders.

(b) The parties hereto acknowledge and agree that the each of the “Joint Lead Arrangers”, the “Sole Bookrunner” and the “Co-Documentation Agents” (in their respective capacities as such) shall have no obligations, duties or liabilities under this Agreement or the other Credit Documents.

Section 12.20. Interest Rate Limitation. Notwithstanding any terms or provisions contained herein or any of the other Credit Documents, in no event or contingency shall the aggregate amount of Interest (as defined below) contracted for, reserved, charged, collected, taken or received by any Lender pursuant to or in connection with the terms of any of the Credit Documents exceed the maximum amount permissible (the “Maximum Rate”) under the Usury Laws. No agreements, conditions, provisions or stipulations contained in any of the Credit Documents or the exercise by any Lender or the Administrative Agent of the rights to accelerate the payment or the maturity of all or any portion of the Obligations, or the exercise of any option whatsoever contained in any of the Credit Documents, or the prepayment by the Borrowers of any of the Obligations, or the occurrence of any contingency whatsoever, shall entitle any Lender to charge, collect or receive Interest in excess of the Maximum Rate and in no event shall the Borrowers be obligated to pay Interest exceeding the Maximum Rate. All agreements, conditions or stipulations, if any, which may in any event or contingency operate to bind, obligate or compel the Borrowers to pay Interest exceeding the Maximum Rate shall be without binding force or effect, at law or in equity, but only to the extent of the excess of Interest over such Maximum Rate. If any Interest is contracted for, charged, collected, taken or received in excess of the Maximum Rate (“Excess”), the Borrowers acknowledges and agrees that any such obligation, charge, collection or receipt shall be the result of a bona fide error, and such Excess, to the extent received, shall be applied first to reduce the principal amount of the Obligations and the balance, if any, returned to the Borrowers; it being the intent of the parties hereto not to enter into a usurious or otherwise illegal relationship. All monies paid to any Lender under any of the Credit Documents, whether at maturity or by prepayment, shall be subject to rebate of unearned interest as and to the extent required by the Usury Laws. By the execution of this Agreement, the Borrowers covenant and agree that (i) the credit or return of any Excess shall constitute the acceptance by the Borrowers of such Excess, and (ii) the Borrowers shall not seek or pursue any other remedy, legal or equitable, against any Lender, based in whole or in part upon contracting for, charging, collecting or receiving any Interest in excess of the Maximum Rate. For the purpose of determining whether or not any Excess has been contracted for, charged, collected or received by any Lender, all Interest at any time contracted for, charged, collected or received from the Borrowers in connection with any of the Credit Documents shall, to the extent permitted by the Usury Laws, be amortized, prorated, allocated and spread in equal parts throughout the full term of the Obligations. The Borrowers and each Lender shall, to the maximum extent permitted under the Usury Laws, (i) characterize any non-principal payment as an expense rather than as Interest and (ii) exclude voluntary prepayments and the effects thereof. The provisions of this Section shall be deemed to be incorporated into every Credit Document (whether or not any provision of this Section is referred to therein). For purposes hereof, the term “Interest” shall mean any and all interest, fees, premiums and other charges for the use of money or the extension of credit and shall include any "interest" (or any amount or sum deemed to be “interest”) under and as defined in the Usury Laws; and the term “Usury Laws” shall mean any applicable laws, statutes (including, without limitation, Title 7, Chapter 4 of the Official Code of Georgia), rules, regulations or ordinances limiting, governing or otherwise regulating the rate or amount of Interest or the manner which Interest may be calculated, charged, collected, paid, contracted for or disclosed.

[Signatures on Following Page]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

Address (for ABX Holdings, Inc., ABX Air,	ABX AIR, INC.
Inc. and CHI Acquisition Corp.):

145 Hunter Drive	By:	/s/ Quint O. Turner
Wilmington, Ohio 45177		Name:	Quint O. Turner
Attention: Quint O. Turner		Title:	Chief Financial Officer
Chief Financial Officer
E-mail: quint.turner@abxair.com
Telecopy: (937) 382-5591

CHI ACQUISITION CORP.
with a copy to:

145 Hunter Drive
Wilmington, Ohio 45177	By:	/s/ Quint O. Turner
Attention: Joseph E. Roux		Name:	Quint O. Turner
Director, Treasury		Title:	Chief Financial Officer
E-mail: joe.roux@abxair.com
Telecopy: (937) 382-5591

ABX HOLDINGS, INC.
with a copy to:

145 Hunter Drive
Wilmington, Ohio 45177	By:	/s/ Quint O. Turner
Attention: W. Joseph Payne		Name:	Quint O. Turner
General Counsel		Title:	Chief Financial Officer
E-mail: joe.payne@abxair.com
Telecopy: (937) 382-5591

Address:	SUNTRUST BANK, as Administrative Agent and as a Lender

201 Fourth Avenue, North, 3rd Floor
MC: TN-Nashville-1909
Nashville, Tennessee 37219

	By:	/s/ William H. Crawford
P.O. Box 305110		Name:	William H. Crawford
Nashville Tennessee 37230-5110		Title:	Director
Attention: Bill Crawford
Email: bill.crawford@suntrust.com
Telecopy: (615) 748-5269

REGIONS BANK, as a Lender

By:	/s/ David L. Waller
	Name:	David L. Waller
	Title:	Sr. Vice President

[Signature Page to Credit Agreement with ABX Air, Inc.]

FIFTH THIRD BANK, as a Lender

By:	/s/ Rey R. Curva III
	Name:	Rey R. Curva III
	Title:	AVP

[Signature Page to Credit Agreement with ABX Air, Inc.]

MERRILL LYNCH COMMERCIAL FINANCE CORP., as a Lender

By:	/s/ Jeffrey Beyer
	Name:	Jeffrey Beyer
	Title:	Vice President

[Signature Page to Credit Agreement with ABX Air, Inc.]

CITIZENS BANK OF PENNSYLVANIA, as a Lender

By:	/s/ Curtis C. Hunter III
	Name:	Curtis C. Hunter III
	Title:	Vice President

[Signature Page to Credit Agreement with ABX Air, Inc.]

THE PRIVATE BANK, as a Lender

By:	/s/ Nicholas Fadel
	Name:	Nicholas Fadel
	Title:	Associate Managing Director

[Signature Page to Credit Agreement with ABX Air, Inc.]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Jason W. Sutton
	Name:	Jason W. Sutton
	Title:	Vice President

[Signature Page to Credit Agreement with ABX Air, Inc.]

HUNTINGTON NATIONAL BANK, as a Lender

By:	/s/ Gregory S. Leszczuk
	Name:	Gregory S. Leszczuk
	Title:	Assistant Vice President

[Signature Page to Credit Agreement with ABX Air, Inc.]

LASALLE BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Shawna Elkus
	Name:	Shawna Elkus
	Title:	Vice President

[Signature Page to Credit Agreement with ABX Air, Inc.]

THE NORTHERN TRUST COMPANY,
as a Lender

By:	/s/ Jeffrey P. Sullivan
	Name:	Jeffrey P. Sullivan
	Title:	Vice President

[Signature Page to Credit Agreement with ABX Air, Inc.]

PNC BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Bruce A. Kintner
	Name:	Bruce A. Kintner
	Title:	Vice President

[Signature Page to Credit Agreement with ABX Air, Inc.]

ATLANTIC CAPITAL BANK, as a Lender

By:	/s/ J. Christopher Deisley
	Name:	J. Christopher Deisley
	Title:	SVP

[Signature Page to Credit Agreement with ABX Air, Inc.]

SECOND BANK & TRUST, as a Lender

By:	/s/ Judson G. Foster
	Name:	Judson G. Foster
	Title:	Commercial Loan Officer

[Signature Page to Credit Agreement with ABX Air, Inc.]

TRISTATE CAPITAL BANK, as a Lender

By:	/s/ Tricia Balser
	Name:	Tricia Balser
	Title:	Vice President

[Signature Page to Credit Agreement with ABX Air, Inc.]

FIRSTMERIT BANK, N.A., as a Lender

By:	/s/ Nicol B. Halishak
	Name:	Nicol B. Halishak, CRC
	Title:	Vice President

[Signature Page to Credit Agreement with ABX Air, Inc.]

Annex 1.1A

Institution	Revolving Commitment	Term Loan Commitment	Address
SunTrust Bank	$15,000,000	$53,000,000	(See signature page to Credit Agreement)
Regions Bank	$10,500,000	$39,000,000	201 Milan Parkway Birmingham, Alabama 35211 Attn: Stephanie Reid Fax: (205) 801-5250
Fifth Third Bank	$7,500,000	$27,500,000	200 E. Robinson St., Suite 800 Orlando, Florida 32801 Attn: Arlyn Castro Fax: (407) 999-3130
Merrill Lynch Commercial Finance Corp.	$6,500,000	$23,500,000	222 North La Salle Street 17th Floor Chicago, Illinois 60601 Attn: Celestine Hill Fax: (312) 269-1348
Citizens Bank of Pennsylvania	$5,500,000	$19,500,000	20 Cabot Road Medford, Massachusetts 02155 Attn: Lynn Downing Fax: (781) 655-4097
The Private Bank	$5,500,000	$19,500,000	38505 Woodward Ave. Bloomfield Hills, Michigan 48304 Attn: June Gorman Fax: (248) 644-7107
Wells Fargo Bank, National Association	$4,500,000	$15,500,000	1740 Lincoln Denver, Colorado 80274 Attn: Jennie Calderon-Sanchez Fax: (303) 863-2729
Huntington National Bank	$3,500,000	$11,500,000	2361 Morse Road Columbus, Ohio 43229 Attn: Amy L. Pierce Fax: (614) 480-2249
LaSalle Bank National Association	$3,500,000	$11,500,000	312 Walnut Street, Suite 2200 Cincinnati, Ohio 45202 Attn: Cynthia Gray Fax: (513) 929-0923
The Northern Trust Company	$3,500,000	$11,500,000	50 S. LaSalle Chicago, Illinois 60603 Attn: Sharon Jackson Fax: (312) 630-1566

Institution	Revolving Commitment	Term Loan Commitment	Address
PNC Bank, National Association	$2,500,000	$10,000,000	500 First Avenue Pittsburg, Pennsylvania 15219 Attn: Marc Accamando Fax: (412) 768-4586
Atlantic Capital Bank	$2,000,000	$8,000,000	3525 Piedmont Road, NE Building 7, Suite 510 Atlanta, Georgia 30305 Attn: Nadine Bell Fax: (404) 841-0911
Second Bank & Trust	$2,000,000	$8,000,000	205 Wallace Lane Fredericksburg, Virginia 22408 Attn: Patricia True Fax: (540) 891-7515 cc: Sofia Rodriguez Fax: (804) 290-4328
TriState Capital Bank	$2,000,000	$8,000,000	One Oxford Center 301 Grant Street 27th Floor Pittsburg, Pennsylvania 15219 Attn: Genie DiChiazza Fax: (412) 304-0339
FirstMerit Bank, N.A.	$1,000,000	$4,000,000	4455 Hills & Dales Rd. NW Canton, Ohio 44708 Attn: Brenda Knight Fax: (330) 996-6071

Total	$75,000,000	$270,000,000